SCHEDULE 14C

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INFORMATION REQUIRED IN INFORMATION STATEMENT

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities

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Avery Communications, Inc.

(Name of Registrant as Specified in Its Charter)

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AVERY COMMUNICATIONS, INC.

2700 Patriot Boulevard, Suite 150

Glenview, Illinois 60025

(847) 832-0077

June 12, 2003

Dear Stockholder:

This information statement is being furnished to the holders of common stock of Avery Communications, Inc. in connection with the proposal to amend our Certificate of Incorporation to effect a one for 5,000 reverse stock split of our common stock which will result in our common stock’s becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934. Commonly referred to as a “going private” transaction, the proposed transaction will reduce the number of stockholders of record to fewer than 300, as required for the deregistration of our common stock under the federal securities laws. After the reverse stock split, our common stock will no longer be traded on the OTC Bulletin Board.

Our board of directors unanimously supports the reverse stock split. In addition, our controlling stockholders have consented in writing to the amendment to our Certificate of Incorporation to effect a one for 5,000 reverse stock split. This action by the controlling stockholders is sufficient to ensure that a majority of our stockholders approve the amendment without the vote of any other stockholders. Accordingly, your approval is not required and is not being sought.

On the effective date of the reverse stock split, you will receive one share of common stock for each 5,000 shares you hold immediately prior to the reverse stock split and you will receive cash in lieu of any fractional shares to which you would otherwise be entitled. The cash payment for such fractional shares will be equal to $1.27 per pre-split share.

This information statement and the accompanying documents provide you with detailed information about the reverse stock split. Please read these documents carefully in their entirety. You may also obtain information about us from publicly available documents that have been filed with the Securities and Exchange Commission.

We appreciate your support.

Very truly yours,

PATRICK J. HAYNES, III

Chairman of the Board and

Chief Executive Officer

AVERY COMMUNICATIONS, INC.

2700 Patriot Boulevard, Suite 150

Glenview, Illinois 60025

(847) 832-0077

INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

This information statement is being furnished to the holders of common stock of Avery Communications, Inc. in connection with the proposal to amend our Certificate of Incorporation to effect a one for 5,000 reverse stock split which will result in our common stock’s becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934. After the reverse stock split, we anticipate that we will have approximately 50 stockholders of record. As a result, we will no longer be subject to the annual and periodic reporting and related requirements under the federal securities laws that are applicable to public companies. In addition, our stock will cease to be traded on the OTC Bulletin Board and any trading in our common stock after the reverse stock split will occur only in privately negotiated transactions.

Our board of directors unanimously supports the reverse stock split. In addition, our controlling stockholders have consented in writing to the amendment to our Certificate of Incorporation to effect a one for 5,000 reverse stock split. This action by the controlling stockholders is sufficient to ensure that a majority of our stockholders approve the amendment without the vote of any other stockholder. Accordingly, your approval is not required and is not being sought.

The reverse stock split will become effective upon the filing of an amendment to our Certificate of Incorporation with the Secretary of State of the State of Delaware. On the effective date of the reverse stock split, you will receive one share of common stock for each 5,000 shares you hold immediately prior to the reverse stock split and you will receive cash in lieu of any fractional shares to which you would otherwise be entitled. The cash payment for such fractional shares will be equal to $1.27 per pre-split share.

As soon as practicable after the reverse stock split is effective, a letter of transmittal will be mailed to all holders of our common stock for use in surrendering your stock certificates in connection with the reverse stock split.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THIS TRANSACTION, PASSED UPON THE MERITS OR FAIRNESS OF THIS TRANSACTION, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS INFORMATION STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This information statement is dated June 12, 2003, and is first being mailed to our stockholders on or about June 16, 2003.

i

AVERY COMMUNICATIONS, INC.

2700 Patriot Boulevard, Suite 150

Glenview, Illinois 60025

(847) 832-0077

INFORMATION STATEMENT

The following is a summary of the material terms of the proposed reverse stock split. This summary is qualified in its entirety by reference to the more detailed information appearing elsewhere in or accompanying this information statement. We urge you to review this entire information statement and accompanying documents carefully.

SUMMARY

Q:	WHAT IS BEING PROPOSED?

A:	We are proposing an amendment to our Certificate of Incorporation to effect a one for 5,000 reverse stock split of our common stock which will result in our common stock’s becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934 (the “1934 Act”). As a result of the reverse stock split, you will receive one share of common stock for each 5,000 shares you hold immediately prior to the effective date of the reverse stock split and you will receive cash in lieu of any fractional shares to which you would otherwise be entitled. The cash payment for such fractional shares will be equal to $1.27 per pre-split share. The amendment to our Certificate of Incorporation will also decrease our authorized capital stock from 40,000,000 shares, of which 20,000,000 are common stock and 20,000,000 are preferred stock, to 20,004,000 shares, of which 4,000 are common stock and 20,000,000 are preferred stock. See “Amendment to our Certificate of Incorporation—Description of the Reverse Stock Split.”

Q:	WHAT VOTE OF STOCKHOLDERS IS REQUIRED TO APPROVE THE REVERSE STOCK SPLIT?

A:	The amendment to our Certificate of Incorporation to effect the one for 5,000 stock split must be approved by holders of a majority of our outstanding voting securities. Our controlling stockholders have consented in writing to the amendment. This action by our controlling stockholders is sufficient to obtain the stockholder vote necessary to approve the amendment without the approval of any other stockholder. Accordingly, you are not required to vote and your vote is not being sought. See “Amendment to our Certificate of Incorporation—Required Vote.”

Q:	WHAT ARE THE PURPOSES OF AND REASONS FOR THE REVERSE STOCK SPLIT?

A:	The reverse stock split will reduce the number of our stockholders below 300, which will cause our common stock to become eligible for termination of registration under the 1934 Act. Our board of directors and Patrick J. Haynes, III, in his individual capacity, considered the following factors when recommending the reverse stock split:

•	the cost savings per year that we expect to realize as a result of the deregistration of our common stock and the decrease in expenses relating to servicing stockholders holding small positions in our common stock;

•	the additional savings in terms of management’s and employees’ time that will no longer be spent preparing the periodic reports required of publicly-traded companies and managing stockholder relations and communications;

•	the fact that we have not realized many of the benefits associated with being a publicly traded company, such as enhanced stockholder value, access to capital markets and business credibility, due to the limited liquidity and low market price of our common stock;

•	the fact that the poor performance of our common stock in the public market has been a detriment to attracting and retaining high quality employees because of the perceived negative image that a low stock price creates and the fact that stock options are not a viable method of compensation; and

•	the belief that our stockholders have not benefited proportionately from the costs of registration and OTC Bulletin Board trading of our common stock, principally as a result of the thin trading market for our common stock, which may have resulted in:

•	depressed market prices for our common stock;

•	a lack of market makers and analysts following our performance; and

•	a limitation of our stockholders’ abilities to sell relatively large blocks of their shares in the open market without significantly decreasing the market price.

In view of the foregoing, our board of directors and Mr. Haynes, in his individual capacity, believe that deregistration of our common stock may provide a more effective means of using our capital to benefit our stockholders. See “Special Factors—Purpose of and Reasons for the Reserve Stock Split.”

Q:	WHAT ALTERNATIVES WERE CONSIDERED WHEN RECOMMENDING THE REVERSE STOCK SPLIT?

A:	Our board of directors and Mr. Haynes, in his individual capacity, considered several alternatives to the reverse stock split, including a tender offer, remaining a public company and a sale of the company, before recommending the reverse stock split. See “Special Factors—Alternatives Considered.”

Q:	WHAT WILL BE THE EFFECTS OF THE REVERSE STOCK SPLIT?

A:	The reverse stock split will have the following effects on the company:

•	our number of stockholders will be reduced from approximately 1,100 to approximately 50, and the number of outstanding shares of common stock will decrease from approximately 888,483 to approximately 93;

•	we will be entitled to terminate the registration of our common stock under the 1934 Act, which will mean that we will no longer be required to file reports with the Securities and Exchange Commission or be classified as a public company;

•	our common stock will no longer be traded on the OTC Bulletin Board and no public market will exist for our common stock;

•	the negative book value per share of common stock as of March 31, 2003 will change from approximately ($10.63) per share on a historical basis to approximately ($22.16) per share on a pro forma basis; and

•	our cash and cash equivalents will be reduced by approximately $650,000 after the effective time of the reverse stock split, with a corresponding increase in our net stockholders’ deficit.

The reverse stock split will have the following effects on our stockholders:

•	the percentage ownership of our common stock beneficially owned by executive officers and directors as a group will increase from approximately 36% to approximately 50% after the effective time of the reverse stock split;

•	unaffiliated stockholders who own less than 5,000 shares will be cashed out, will receive $1.27 for each share of common stock they own before the reverse stock split and will no longer be stockholders of the company; and

•	unaffiliated stockholders who own more than 5,000 shares will remain stockholders, but unaffiliated stockholders as a group will own a lesser percentage of shares than before the reverse stock split, and there will be less liquidity, if any, for those shares.

See “Special Factors—Effects of the Reverse Stock Split.”

Q:	IS THE REVERSE STOCK SPLIT FAIR TO OUR UNAFFILIATED STOCKHOLDERS?

A:	We and Mr. Haynes, in his individual capacity, believe that the reverse stock split is fair to, and in the best interests of, our unaffiliated stockholders, both those who will be cashed out and those who will remain stockholders. The board of directors has unanimously approved the reverse stock split. In making its determination with respect to the reverse stock split and the price to be paid for fractional shares, our board of directors considered, among other things, the written appraisal dated December 12, 2002 by ComStock Valuation Advisors, Inc., our independent valuation advisor, of the value of our common stock as of September 30, 2002. ComStock’s valuation of our common stock is based on the average equity value of our company, adjusted for the net effect of outstanding shares of our preferred stock and options to purchase shares of our common stock. The resulting valuation of our company was approximately $1.5 million, or $1.27 per share based upon 1,206,794 common and common equivalent shares outstanding at September 30, 2002. See “Special Factors—Fairness of the Reverse Stock Split to our Stockholders” and “Special Factors—Appraisal of our Common Stock.”

Q:	WHAT ARE THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT?

A:	As a result of the reverse stock split, stockholders who receive only common stock will not recognize gain or loss. Stockholders who receive cash will recognize a gain or loss, which may be treated as income or capital gains/losses depending on the individual stockholder’s circumstances and the amount of time the stockholder held the shares. See “Special Factors—United States Federal Income Tax Consequences of the Reverse Stock Split.”

Q:	HOW ARE WE FUNDING THE REVERSE STOCK SPLIT?

A:	We estimate that approximately $650,000 will be required to effect the reverse stock split, including approximately $550,000 to pay for the fractional shares of our common stock exchanged for cash in the reverse stock split and $100,000 for expenses. Funds required to implement the reverse stock split will be derived from existing working capital and our $9,000,000 credit facility. As of March 31, 2003, $3,320,016 was outstanding under this facility. See “Amendment to our Certificate of Incorporation—Description of the Reverse Stock Split—Source of Funds and Expenses.”

Q:	DO I HAVE APPRAISAL RIGHTS IN CONNECTION WITH THE REVERSE STOCK SPLIT?

A:	No. You do not have appraisal rights in connection with the reverse stock split under our Certificate of Incorporation or Bylaws or under the corporate laws of Delaware. See “Amendment to Certificate of Incorporation—No Appraisal Rights.”

Q:	WHEN WILL THE REVERSE STOCK SPLIT BE EFFECTIVE?

A:	The reverse stock split will become effective upon filing of the amendment to our Certificate of Incorporation with the Secretary of State of the State of Delaware, which we expect to be July 7, 2003. As soon as practicable after the effective date of the reverse stock split, the stockholders will be notified and asked to surrender their certificates representing shares of common stock for certificates and/or cash. See “Amendment to Certificate of Incorporation—Description of the Reverse Stock Split—Effectiveness of the Reverse Stock Split.”

Q:	WHOM DO I CALL IF I HAVE QUESTIONS?

A:	If you have any questions, require assistance, or need additional copies of this information statement or other related materials, you should call Thomas C. Ratchford, our Chief Financial Officer, at (847) 832-0077.

SPECIAL FACTORS

Background of the Reverse Stock Split

In the third quarter of 2002, Patrick J. Haynes, III, our chairman of the board and chief executive officer, engaged in various discussions with management and our board of directors regarding whether we should continue to keep our common stock registered under the provisions of the 1934 Act or whether it would be in the best interests of the company and our stockholders to engage in a transaction that would result in our common stock’s becoming eligible for termination of registration pursuant to Section 12(g)(4) of the 1934 Act. On November 5, 2002, we retained ComStock Valuation Advisors, Inc. to act as our financial advisor with respect to the reverse stock split. At a meeting on November 11, 2002, the board of directors discussed the advantages and disadvantages of becoming a private company and ComStock’s oral report and preliminary valuation. ComStock delivered its written report to the company on December 12, 2002. On December 27, 2002, our board of directors approved, subject to approval by our stockholders, a proposal to effect the reverse stock split and the amendment to our Certificate of Incorporation. On December 30, 2002, our controlling stockholders approved the reverse stock split and the amendment to our Certificate of Incorporation by written consent.

In deciding to engage in the going private transaction at this time as opposed to other times in our operating history, the board of directors and Mr. Haynes, in his individual capacity, considered a number of factors, including:

•	the cost savings per year that we expect to realize as a result of the deregistration of our common stock, including increased costs of being a public company due to recent legislation and corporate governance regulations, and the decrease in expenses relating to servicing stockholders holding small positions in our common stock;

•	the additional savings in terms of management’s and employees’ time that will no longer be spent preparing the periodic reports required of publicly-traded companies and managing stockholder relations and communications;

•	the fact that we have not realized many of the benefits associated with being a publicly traded company, such as enhanced stockholder value, access to capital markets and business credibility, due to the limited liquidity and low market price of our common stock;

•	the fact that the poor performance of our common stock in the public market has been a detriment to attracting and retaining high quality employees because of the perceived negative image that a low stock price creates and the fact that stock options are not a viable method of compensation; and

•	the belief that our stockholders have not benefited proportionately from the costs of registration and OTC Bulletin Board trading of our common stock, principally as a result of the thin trading market for our common stock, which may have resulted in:

•	depressed market prices for our common stock;

•	a lack of market makers and analysts following our performance; and

•	a limitation of our stockholders’ abilities to sell relatively large blocks of their shares in the open market without significantly decreasing the market price.

In view of the these factors, our board of directors and Mr. Haynes, in his individual capacity, determined that deregistration of our common stock through a reverse stock split may provide a more effective means of using our capital to benefit our stockholders.

Purposes of and Reasons for the Reverse Stock Split

The primary purpose of the reverse stock split is to enable us to terminate the registration of our common stock under Section 12(g) of the 1934 Act. Our board of directors holds the view that we and our stockholders currently derive no material benefit from continued registration under the 1934 Act.

We have maintained our registered status in the past in order to provide a trading market for our stockholders; however, our stockholders have not made use of that trading market. We had approximately

450 stockholders of record as of March 31, 2003, of which approximately 425 each owned less than 5,000 shares. Of the remaining 25 record holders, one is Cede & Co., which is a depository for securities brokers, and the other 24 are record stockholders holding shares in their own accounts. Since the average daily volume of trading from April 1, 2002 through March 31, 2003 was approximately 1,700 shares (eliminating duplicative trades), we believe there has not been a material change in the ownership of our shares during such time. As of March 31, 2003, approximately 60% of our outstanding shares were held by fewer than 50 stockholders based on information obtained from independent parties. As a result, there is a limited market for our shares and our board of directors believes there is little likelihood that a more active market will develop in the foreseeable future. Even if our financial performance improves, our board believes that at this time there is little public appetite for the common stock of small public companies with a history of operating losses and sporadic cash flow, low capitalization and limited opportunity to grow.

As a result of our limited trading market, we are not in a position to use our public company status to raise capital through sales of securities in a public offering in the future or to acquire other business entities using our stock as consideration. Our ability to expand has been limited within the past two years due to our inability to raise capital. Our board of directors has determined that we need to stabilize and reduce operating expenses so we can focus on running a successful business and plan with more certainty for our future. Given our history of losses, our board of directors believes it necessary to realize every opportunity to reduce overhead and focus our limited resources on becoming profitable. The direct and indirect expenses we incur in being publicly traded are the most significant expenses that we can eliminate without negatively affecting our operations.

Our status as a public company has not only failed to materially benefit our stockholders, but also, in our board’s view, places a significant financial burden on us. Because we have more than 300 stockholders of record and our common stock is registered under Section 12(g) of the 1934 Act, we are required to comply with the disclosure and reporting requirements under the 1934 Act. The cost of complying with these requirements is substantial, representing an estimated annual cost to us of approximately $400,000. We also incur printing, postage, data entry, stock transfer and other administrative expenses related to servicing stockholders who are record holders of relatively small numbers of shares. These cost savings are estimates and the actual savings to be realized may be higher or lower than anticipated. In addition to the direct costs we incur, our management and employees are required to devote their time and energy to completing the periodic reports required of publicly-traded companies under the 1934 Act. In going private, we can eliminate many of these direct and indirect costs. Thus, in addition to the approximately $400,000 in direct annual savings we expect to realize following the reverse stock split, our management and employees will be able to focus their time and effort on the operation of our business.

As a result of recent corporate governance scandals and the legislative and litigation environment resulting from those scandals, the costs of being a public company in general, and the costs of remaining a public company in particular, are expected to increase dramatically in the near future. For example, our directors and officers insurance premium is expected to increase substantially when the policy is renewed in 2003. Moreover, new legislation, such as the recently enacted Sarbanes-Oxley Act of 2002, will have the effect of increasing the burdens and potential liabilities of being a public reporting company. This and other proposed legislation will likely increase audit fees and other costs of compliance such as attorneys’ fees, and by increasing potential liability of officers and directors, will likely result in further increases in insurance premiums. In light of our current size and resources, our board does not believe that such costs are justified. Therefore, our board believes that it is in our best interests to eliminate the administrative and financial burden associated with being and remaining a public company.

Finally, the low market price makes our business seem less credible. It has made stock options unattractive, and our use of stock options has not been an effective method of attracting or retaining high-quality employees. We adopted stock option plans upon going public, with the goal of providing incentives to our employees by giving them the opportunity to participate as stockholders in the growth of the company. The low market price of our common stock has meant that employees have not taken advantage of these stock options. By becoming a private company, we hope to focus our employees’ attention on our fundamental positive aspects, while removing the negative impression of being an underperforming public company, and in doing so attract and retain more high quality employees.

In view of the fact that going private presents the best opportunity to save operating costs, and in light of the relatively small benefit our board of directors and Mr. Haynes, in his individual capacity, believe our stockholders have received as a result of our public company status, our board of directors and Mr. Haynes, in his individual capacity, believe the reverse stock split will provide a more efficient means of using our capital to benefit our stockholders.

Alternatives Considered

Before making its determination to proceed with the reverse stock split, our board of directors and Mr. Haynes, in his individual capacity, considered the following alternatives:

•	Issuer Tender Offer. Our board considered an issuer tender offer to repurchase shares of our outstanding common stock. The results of an issuer tender offer would be unpredictable, however, due to its voluntary nature; thus, our board was uncertain as to whether this alternative would result in a sufficient number of shares being tendered. Moreover, federal regulations impose rules regarding the treatment of stockholders in a tender offer, including pro-rata acceptance of offers from stockholders, which make it difficult to ensure that we would be able to reduce the number of stockholders below 300. As a result, our board rejected this alternative.

•	Maintaining the Status Quo. Our board considered whether we could reduce operating costs while providing the same quality service to customers without taking the company private. However, our board concluded that maintaining the status quo would be detrimental to all our stockholders. We would continue to incur the expenses of being a public company without the benefits, and would have no other significant way to reduce expenses and stabilize operations other than to reduce expenses that might have a more direct negative impact on the service we provide to our customers. Thus, our board rejected this alternative.

•	Selling the Company. Our board determined that the sale of the company was not an alternative to going private by means of a reverse stock split. Our board believes that the reverse stock split would enable management to devote full time and attention to our business thus allowing us to improve our financial performance, which could result in increased stockholder value over time. In discussing the reverse stock split and the alternatives, our board knew that obtaining stockholders’ approval of a sale of our company would have been highly unlikely given the number of shares beneficially owned by directors and officers. They also noted their concern that exploring the sale of the company could create an unstable environment for many employees whose commitment is key to company operations, thus potentially disrupting and adversely affecting our business.

During the process of analyzing the fairness of the transaction and preparing this information statement, our affiliated stockholders (those who are our directors and officers) concluded that it was inappropriate to sell their shares at this time given their considerable investment of time and money in the company (although they will receive cash for any fractional shares they hold as a result of the reverse stock split). While recognizing that there is considerable uncertainty regarding our future performance, they are hopeful that our performance will improve if the reverse stock split is implemented and will result in increased stockholder value over time. Although neither our board nor Mr. Haynes, in his individual capacity, actively solicited any third-party offers or attempted to sell the company, our board and Mr. Haynes, in his individual capacity, nevertheless concluded, based on our operating history, net losses and cash flow, that we were not an attractive candidate for acquisition. Our board and Mr. Haynes, in his individual capacity, also believed that, even though they had not solicited an offer from a third party and thus did not know with certainty what a third party would be willing to pay to acquire us, the price to be paid for the fractional shares was fair.

Effects of the Reverse Stock Split

Effects of the Reverse Stock Split on the Company.    The board and Mr. Haynes, in his individual capacity, considered the following effects that the reverse stock split will have on the company:

•	Reduction in the Number of Stockholders of Record and the Number of Outstanding Shares. We believe that the reverse stock split will reduce our number of stockholders of record from approximately 450 to approximately 50. We estimate that approximately 425,000 shares will be exchanged for cash in lieu of fractional shares in the reverse stock split. The number of outstanding shares of common stock will decrease from 888,483 to approximately 93 (465,000 on a pre-split basis). Accordingly, the liquidity of the shares of our common stock will substantially decrease.

•	Change in Book Value. The price to be paid to holders of fewer than 5,000 shares of common stock will be $1.27 per share, and the number of shares of common stock expected to be cashed out as a result of the reverse stock split is estimated to be approximately 425,000. The total expenditures for us, including expenses, of effecting the reverse stock split is expected to be approximately $650,000. At March 31, 2003, aggregate stockholders’ deficit in the company was approximately $9.4 million, or $10.63 per share. We expect that the negative book value per share of common stock will be changed from approximately ($10.63) per share as of March 31, 2003, on a historical basis to approximately ($22.16) per pre-split share on a pro forma basis. However, it is important to note that book value is an accounting methodology based on the historical cost of our assets, and therefore does not reflect our current value.

•	Available Cash. Our cash will be reduced by approximately $650,000 on a pro forma basis as of March 31, 2003, with a corresponding increase in our net stockholders’ deficit.

•	Termination of Registration. Our common stock is currently registered under the 1934 Act and traded on the OTC Bulletin Board, which is a regulated quotation service that displays real time quotes, last sales price and volume limitation in over-the-counter equity securities. We are permitted to terminate our registration if there are fewer than 300 record holders of outstanding shares of our common stock. Upon the completion of the reverse stock split, we will have approximately 50 stockholders of record. We intend to apply for termination of registration of our common stock under the 1934 Act and to remove our common stock from trading on the OTC Bulletin Board as promptly as possible after the effective date of the reverse stock split. Termination of registration under the 1934 Act will substantially reduce the information required to be furnished by us to our stockholders and to the Securities and Exchange Commission. In addition, the reverse stock split will make many of the provisions of the 1934 Act, such as the short-swing profit provisions of Section 16, the requirement of furnishing a proxy or information statement in connection with stockholder meetings under Section 14(a) and 14(c), some of the requirements relating to tender offers under Section 14(d) and the requirements of Rule 13e-3 regarding “going private” transactions, no longer applicable to us. Furthermore, our directors, officers, and other affiliates will be deprived of the ability to dispose of their common stock under Rule 144 promulgated under the Securities Act of 1933.

•	Financial Effects of the Reverse Stock Split. We estimate that approximately $550,000 will be required to pay for the fractional shares of our common stock exchanged for cash in the reverse stock split. Additionally, we estimate that professional fees and other expenses related to the transaction, will total approximately $100,000 for the following: $75,000 for legal and professional fees; $5,000 for accounting fees; $5,000 for printing costs; $5,000 for ADP fees; and $10,000 for other fees. We do not expect that the payment to stockholders receiving cash in the reverse stock split or the payment of expenses will have any material adverse effect on our capital, liquidity, operations or cash flow. However, there will be less capital available to us. Because we do not currently know the actual number of shares that will be cashed out in the reverse stock split, we do not know the net amount of cash to be paid to stockholders in the reverse stock split.

As discussed above in “Special Factors—Purposes of and Reasons for the Reverse Stock Split,” we anticipate saving approximately $400,000 annually in direct costs and an indeterminable amount in indirect savings resulting from the reduction in the time that must be devoted by our employees to preparing public reports and filings and responding to stockholder inquiries. We will be the beneficiary of the projected savings as a result of termination of registration of our common stock under the 1934 Act. As of March 31, 2003, we had approximately $5 million in net operating loss carry-forwards available to offset future taxable income. The net operating loss carry-forwards will expire in 2022. If we generate taxable income in future periods (but prior to the expiration of the loss carry-forwards), our stockholders in such future periods may derive a benefit because we may utilize these loss carry-forwards to reduce or eliminate our federal income tax liability in such periods. At March 31, 2003, based on the uncertainty of generating future taxable income, we recorded a valuation allowance for all of our net deferred tax asset.

•	Rights, Preferences and Limitations. There are no differences between the respective rights, preferences and limitations of our common stock currently outstanding and the common stock to be outstanding after the reverse stock split becomes effective. There will be no difference with respect to dividend, voting, liquidation or other rights associated with our common stock before and after the reverse stock split.

Effects of the Reverse Stock Split on our Stockholders.    Our board and Mr. Haynes, in his individual capacity, reviewed the effects of the reverse stock split on our stockholders. In doing so, our board considered the effects on our affiliated stockholders (those who are directors and officers) and our unaffiliated stockholders, both those who will remain stockholders and those who will be cashed out in the reverse stock split.

•	Affiliated Stockholders. As a result of the reverse stock split, we expect that the percentage of beneficial ownership of our common stock held by our directors and officers as a group will increase from approximately 36% to approximately 50% after the reverse stock split, and approximately all of our voting common stock will be controlled by our affiliates and related entities. These stockholders will increase their ownership percentage without any additional investment. As a result of their additional ownership, these stockholders will be able, under Delaware law, to approve a merger or sale of the company, among other things, by majority written consent without needing to seek or obtain the consent of unaffiliated stockholders. Our directors and officers will remain in the same positions in the company that they had prior to the reverse stock split.

After the reverse stock split, our common stock will not be registered under the 1934 Act. Our directors, officers and other affiliates will no longer be subject to many of the reporting requirements, such as reporting of related party transactions and compensation, and restrictions of the 1934 Act, including the reporting and short-swing profit provisions of Section 16. Our directors, officers and other affiliates will, however, be deprived of the ability to dispose of their shares of our common stock under Rule 144 under the Securities Act of 1933. Our directors and officers will still be subject to the fiduciary and other obligations of Delaware law.

Mr. Haynes’ interest in our stockholders’ deficit and accumulated net losses before and after the reverse stock split is as follows:

	Before Reserve Stock Split (1)	After Reverse Stock Split
Stockholders’ Deficit	$(3,182,657)	$(4,804,785)
Accumulated Net Losses	$(7,127,558)	$(10,115,011)

(1)	As of March 31, 2003

•	Unaffiliated Stockholders. Our board reviewed the following effects of the reverse stock split on our unaffiliated stockholders, both those who will remain stockholders after the reverse stock split and those who would receive only cash and be eliminated entirely as stockholders.

•	Remaining Stockholders. Terminating the registration of our common stock will affect the market for our common stock and the ability of remaining stockholders to buy and sell shares. Even as a public reporting company, however, we have a limited trading market for our common stock, especially for sales of large blocks of shares. Our board noted that our stockholders derive little relative benefit from our status as a public reporting company. After the reverse stock split, our common stock will no longer be quoted on the OTC Bulletin Board and the number of shares of common stock available to be traded will decrease to less than approximately 100 shares. In addition, we will no longer be required to file public reports of our financial condition and other aspects of our business with the Securities and Exchange Commission. As a result, stockholders will have less legally mandated access to information about our business and results of operations than they had prior to the reverse stock split. Finally, the remaining unaffiliated stockholders will have no control over us because the affiliated stockholders will increase their ownership percentages and substantially all of our voting securities will be beneficially owned by our affiliated stockholders and related entities.

•	Stockholders Being Cashed Out. Stockholders being cashed out will receive $1.27 per pre-split share and will no longer be stockholders of the company. Such stockholders will no longer be entitled to vote as a stockholder or share in our assets, earnings or profits with respect to such cashed out shares.

•	Stock Options. The exercise price of each outstanding stock option will automatically increase by a factor of 5,000:1 and the number of underlying shares will decrease by a factor of 5,000:1. When existing options are exercised, the exercise will cover underlying fractional shares of common stock resulting from the reverse stock split, but we will not be able to issue fractional shares upon exercise of an option. Instead, we will pay the optionee cash for any fractional shares in an amount equal to the difference between the exercise price of the option and the fair market value per share of the common stock as determined by our board of directors, multiplied by the fraction of a share represented by the option. For example, an option to purchase 12,500 shares of our common stock at $.71 per share would be converted into an option to purchase 2.5 shares of our common stock at $3,550 per share. The total exercise price remains at $8,875. Since fractional shares will not be issued, the option holder will receive 2 shares of common stock and cash (or a reduction in the amount of the purchase price) in an amount equal to .5 times the difference, if any, between the fair market value of one share of our common stock (as determined by our board) on the date of exercise and the exercise price of the option ($3,550).

•	Preferred Stock. The conversion price of each share of outstanding preferred stock will automatically increase by a factor of 5,000:1 and the number of shares of common stock into which each share of preferred stock is convertible will decrease by a factor of 5,000:1. Since all series of preferred stock except the series d preferred stock vote with the common stockholders on an “as converted” basis, the voting power of all series of preferred stock except the series d preferred stock will therefore be reduced by a factor of 5,000:1. Each share of series d preferred stock will continue to entitle the holder to one vote per share. There are currently 1,500,000 shares of series d preferred stock outstanding.

United States Federal Income Tax Consequences of the Reverse Stock Split

The discussion of United States federal income tax consequences set forth below is for general information only and does not purport to be a complete discussion or analysis of all potential tax consequences which may apply to us and our stockholders. You are strongly urged to consult your tax advisor to determine the particular tax consequences to you of the reverse stock split, including the applicability and effect of federal, state, local, foreign and other tax laws.

The following discussion sets forth the principal United States federal income tax consequences of the reverse stock split to us and our stockholders. The following disclosure addresses only the United States federal income tax consequences to the stockholders who hold their shares as a capital asset. The following disclosure does not address all of the federal income tax consequences that may be relevant to particular stockholders based upon their individual circumstances or to stockholders who are subject to special rules, such as financial institutions, tax-exempt organizations, insurance companies, dealers in securities, foreign holders or holders who acquired their shares pursuant to the exercise of employee stock options or otherwise as compensation. The following disclosure is based upon the United States Internal Revenue Code of 1986, as amended (the “Code”), laws, regulations, rulings and decisions in effect as of the date of this information statement, all of which are subject to change, possibly with retroactive effect, and to differing interpretations. The following disclosure does not address the tax consequences to our stockholders under state, local and foreign laws. We have neither requested nor received a tax opinion from legal counsel with respect to any of the matters discussed herein. No rulings have been or will be requested from the IRS with respect to any of the matters discussed herein. There can be no assurance that future legislation, regulations, administrative rulings or court decisions would not alter the consequences set forth below.

The Company.    The reverse stock split will be a tax free reorganization described in Section 368(a)(1)(E) of the Code. Accordingly, we will not recognize taxable income, gain or loss in connection with the reverse stock split.

Stockholders Who Receive Shares of New Common Stock.    A stockholder who receives only shares of new common stock in the transaction (i.e., a stockholder who owns a number of shares of old common stock equal to the product of 5,000 multiplied by a whole number) will not recognize gain or loss, or dividend income, as a result of the reverse stock split and the basis and holding period of such stockholder in shares of old common stock will carry over as the basis and holding period of such stockholder’s shares of new common stock.

A stockholder who receives both shares of new common stock and cash in the transaction (i.e., a stockholder who owns a number of shares of old common stock which is greater than 5,000 and is not equal to the product of 5,000 multiplied by a whole number) will be treated as having exchanged a portion of his shares of old common stock for the shares of new common stock and as having had the balance of his old shares redeemed by us in exchange for the cash payment. The portion of the transaction treated as a cash redemption of a portion of the old stock will be a taxable transaction to such stockholder, the consequences of which are described below. The portion of the transaction which is treated as an exchange of shares of old common stock for shares of new common stock will not be a taxable transaction for the stockholder and the stockholder will not recognize gain or loss, or dividend income on that portion of the transaction, and the basis and holding period of such stockholder in the portion of his shares of old common stock exchanged for shares of new common stock will carry over as the basis and holding period of such stockholder’s shares of new common stock.

Stockholders Who Receive Cash.    The receipt by a stockholder of cash in lieu of fractional shares of new common stock pursuant to the reverse stock split will be treated as a redemption of stock and will be a taxable transaction for federal income tax purposes. The tax treatment of a redemption of stock is governed by Section 302 of the Code and, depending on a stockholder’s situation, will be taxed as either: (i) a sale or exchange of the redeemed shares, in which case the stockholder will recognize gain or loss equal to the difference between the cash payment and the stockholder’s tax basis for the redeemed shares; or (ii) a cash distribution which is treated: (i) first, as a taxable dividend to the extent of our 2002 earnings and our accumulated earnings and profits; (ii) then, as a tax-free return of capital to the extent of the stockholder’s tax basis in the redeemed shares; and (iii) finally, as gain from the sale or exchange of the redeemed shares.

Fairness of the Reverse Stock Split to our Unaffiliated Stockholders

At the board of directors meeting on November 11, 2002, the board discussed the little benefit that the company and its stockholders were deriving from the company’s public company status and considered the advantage and disadvantages of becoming a private company. Due to the declining market price of the company’s stock and the increasing costs of being a public company, among other factors, the board concluded that taking the company private was in the best interest of the company and its stockholders. The board decided the most effective means of taking the company private was to effect a reverse stock split of the common stock, with cash being paid for the fractional shares that result. The board determined that a one for 5,000 reverse stock split would result in the number of stockholders of record falling below 300, which would allow the company to deregister its common stock under the 1934 Act.

As discussed in detail below, the board and Mr. Haynes, in his individual capacity, believe that the reverse stock split is in the best interests of the company and is both procedurally and substantively fair to our unaffiliated stockholders.

Procedural Fairness for Unaffiliated Stockholders.    The reverse stock split has been unanimously approved by our board of directors after careful consideration. Under Delaware law, the vote of a majority of the outstanding voting securities entitled to vote on the reverse stock split is required to approve it. We have received the written consent of a majority of our controlling stockholders approving the reverse stock split. The approval of a majority of our unaffiliated stockholders is not required under Delaware law and will not be sought in this transaction.

Given the experience of our board of directors and its familiarity with the company, including its financial condition and prospects, the board of directors decided that the expense of hiring an independent party to represent the interests of our unaffiliated stockholders was not warranted. The board, however, did retain an independent valuation firm to appraise the fair market value of our common stock to ensure that our unaffiliated stockholders received a fair price for their fractional shares. See “Appraisal of our Common Stock.” The board and Mr. Haynes, in his individual capacity, believe that the appraisal, along with the careful consideration of all of the factors discussed below, provided our unaffiliated stockholders with the necessary procedural safeguards. Furthermore, those unaffiliated stockholders who wish to increase their holdings above 5,000 shares of common stock to avoid being cashed out may do so by purchasing shares of our common stock in the open market prior to the effective time of the reverse stock split and those who wish to be cashed out entirely may reduce their holdings below 5,000 shares of common stock.

Substantive Fairness to our Unaffiliated Stockholders.    The board and Mr. Haynes, in his individual capacity, believe that the reverse stock split is in the best interests of the company and is fair to all unaffiliated stockholders, both those who will remain stockholders and those who will be cashed out as a result of the reverse stock split. In determining the fairness of the reverse stock split, the board and Mr. Haynes, in his individual capacity, considered a number of factors prior to approval of the proposed transaction, including the following:

Factors in Support of the Reverse Stock Split

•	Unaffiliated Stockholders Who Will Remain Stockholders. Our unaffiliated stockholders who will remain stockholders following the reverse stock split will benefit from the direct and indirect operating costs saved by us since we will no longer be required to maintain our public company status. These costs do not adversely affect the services we provide to our customers; therefore, the remaining stockholders would enjoy any increased value of the company that might result from improved operations and improved stability, even though they were not enjoying immediate liquidity. Regarding the increased ownership percentage for affiliated stockholders, the board determined that, even under current ownership, the affiliated stockholders have control over the company. Furthermore, those stockholders who wish to be cashed out entirely may reduce their holdings below 5,000 shares prior to the effective time of the reverse stock split.

•

Unaffiliated Stockholders Being Cashed Out.    The reverse stock split is fair to unaffiliated stockholders who will be cashed out in the reverse stock split because of the price being paid for fractional shares of our common stock. Our board considered the fact that stockholders who will receive cash will have no control over the timing or a price of the sale of their shares. However, the board and Mr. Haynes, in his individual capacity, noted that there is limited, if any, liquidity currently for our common stock, and thus stockholders have limited choice as to timing and price, particularly if they wish to sell a large number of shares. The board and Mr. Haynes, in his individual capacity, determined that the certainty of liquidity through the reverse stock split, together with price being paid in lieu of fractional shares, made the transaction fair, even taking into account the lack of control over timing and price. The board and Mr. Haynes, in his individual capacity, also noted the stockholders would be able to dispose of their shares without incurring brokerage costs. Furthermore, those stockholders who wish to increase their holdings above 5,000 shares to avoid being cashed out may do so by purchasing shares of our common stock in the open market prior to the effective time of the reverse stock split.

Factors Not in Support of the Reverse Stock Split

•	Termination of Public Sale Opportunities. Following the reverse stock split and the deregistration of our common stock, the public market for shares of common stock will be eliminated. Stockholders will no longer have the option of selling their shares on the open market. However, the current public market for our common stock is highly illiquid; therefore, the board and Mr. Haynes, in his individual capacity, believe that any further loss of liquidity will have little effect on our unaffiliated stockholders and will be outweighed by the benefits of going private. Additionally, the effect of further losses of liquidity will have the same effect on all of our stockholders, both affiliated and unaffiliated.

•	Termination of Publicly Available Information. Upon termination of the registration of our common stock, we will no longer file, among other things, periodic reports with the SEC, and information regarding our operations and financial results will no longer be available. Remaining stockholders, however, will have a limited right to obtain such information under Delaware law. The board and Mr. Haynes, in his individual capacity, do not believe this factor makes the transaction unfair to unaffiliated stockholders because any detriment that may result from termination of public filings will be offset by the benefits to the company of no longer being a public company.

•	Inability To Participate in Future Increase in Value of our Common Stock. Stockholders who will be cashed out will have no further interest in the company and thus will not have the opportunity to participate in the potential upside of any increase in the value of our common stock. However, the board and Mr. Haynes, in his individual capacity, do not believe that this makes the transaction unfair to unaffiliated stockholders because such stockholders may retain their interest in the company by acquiring sufficient shares so that they hold at least 5,000 shares immediately prior to the reverse stock split.

After considering all of these factors and the fairness of the price discussed below, the board and Mr. Haynes, in his individual capacity, determined that the reverse stock split and the process by which the transaction was approved is fair to unaffiliated stockholders.

Fairness of the Price.    In analyzing the fairness of the transaction and the price to be paid for fractional shares of our common stock, our board of directors and Mr. Haynes, in his individual capacity, sought to determine a price that was fair to our unaffiliated stockholders, both those who would receive only cash in the reverse stock split and those who would remain stockholders after the reverse stock split. Our board of directors and Mr. Haynes, in his individual capacity, considered and reviewed the following documentation and information:

•	the appraisal of our common stock delivered by our financial advisor, ComStock Valuation Advisors, Inc.;

•	our annual financial statements, including consolidated audited financial statements for each of the past five years up to and including December 30, 2001;

•	our quarterly unaudited financial statements for the fiscal quarter ended September 30, 2002;

•	management projected revenue and cost budgets for the fiscal year ending December 31, 2002;

•	management projections of operating performance for fiscal years 2003 through 2006;

•	the terms of the reverse stock split and its effect on our stockholders;

•	market information on the recent price behavior and trading volume of our common stock;

•	the pro forma financial effects of the reverse stock split on us and our stockholders; and

•	the tax effects of the reverse stock split on our stockholders.

Our board of directors and Mr. Haynes, in his individual capacity, considered the following factors in reaching its conclusion as to the reverse stock split and the fairness of the price to be paid in lieu of fractional shares resulting from the reverse stock split. Individual directors and Mr. Haynes, in his individual capacity, may have given differing weights to different factors. Due to the relative illiquidity of our common stock, the board and Mr. Haynes, in his individual capacity, generally placed more emphasis on the ComStock appraisal than on the stock price as reported on the OTC Bulletin Board and ultimately adopted the findings of ComStock. See “Appraisal of our Common Stock” for a discussion of the ComStock appraisal.

•	Current and Historical Market Prices of our Common Stock. Although our common stock is quoted on the OTC Bulletin Board, there is a limited trading market for our common stock. The high and low sale prices for our common stock from January 1, 2000 to September 30, 2002, ranged from a high of $39.00 in March 2000 (adjusted for the 1-for-8 reverse stock split effected December 12, 2001), to a low of $.71 per share in December 2001. The closing sale price of the common stock on November 15, 2002, which was the last trading day on which our common stock was traded before we announced the proposed reverse stock split, was $.60 per share. See “Trading and Market Prices” for more information about our common stock prices.

•	Premium Over Market Price. The price to be paid for fractional shares in the reverse stock split on a pre-split basis represents a 112% premium over the last closing trading price of $.60 for our common stock prior to the announcement of the reverse stock split on November 15, 2002, and a premium of 6% over the average closing trading price of $1.20 for the thirty calendar days prior to September 30, 2002. Our board and Mr. Haynes, in his individual capacity, noted that the high closing price for the quarter ended September 30, 2002 was $1.23, and the low closing price for that period was $1.18.

•	Net Book Value. As of September 30, 2002, the negative book value per share of common stock was $(6.61).

•	Going Concern Value. In rendering its business valuation, ComStock appraised our company as a going concern operating entity rather than as asset intensive business or a business in liquidation. In assessing the fairness of the appraised value, we and Mr. Haynes, in his individual capacity, concurred with ComStock’s valuation of the company as a going concern.

•	Liquidation Value. The net book value of our tangible assets is negative, and we and Mr. Haynes, in his individual capacity, had no basis to believe that such tangible assets could be liquidated for an amount greater than our liabilities. Therefore, we and Mr. Haynes, in his individual capacity, did not consider liquidation value in determining the fairness of the price to be paid for fractional shares.

•	Recent Stock Transactions. Between January 1, 2001 and September 30, 2002, we purchased 203,567 shares of common stock in open market purchases at an average price of $6.35. On January 10, 2002, Patrick J. Haynes, III, through Waveland, LLC, purchased 5,000 shares of common stock in open market purchases at an average price of $1.02 per share. On June 3, 2002, we received 91,831 shares of common stock as consideration in connection with the repayment of $126,683 of notes receivable or renegotiation of terms of notes payable. During the fourth quarter of 2002, we purchased 23,200 shares of common stock in open market purchases at an average price of $1.24 and received 154,470 shares in connection with the repayment of non-recourse notes receivable which were secured by such shares. Neither we nor Mr. Haynes purchased any shares of common stock during the first quarter of 2003.

No firm offers have been made by an unaffiliated person during the preceding two years for (i) the merger or consolidation of the company into or with such person; (ii) the sale or other transfer of all or any substantial part of our assets; and (iii) the purchase of a number of shares of common stock that would enable the holder thereof to exercise control of us.

Our board of directors met to discuss its initial conclusions and to preliminarily approve the reverse stock split on November 11, 2002. On December 30, 2002, our board of directors approved the reverse stock split by unanimous written consent and determined that, based upon the factors set forth above, $1.27 per pre-split share was a fair price to be paid to stockholders for fractional shares resulting from the reverse stock split.

Appraisal of our Common Stock

On November 5, 2002, we retained ComStock Valuation Advisors, Inc. (“ComStock”) to act as our financial advisor with respect to the reverse stock split. As part of the engagement, the board of directors requested that ComStock appraise the fair market value of our common stock as of September 30, 2002, in order to assist the board in determining the price to be paid for fractional shares in the reverse stock split. The board retained ComStock to act as its financial advisor in connection with the reverse stock split because ComStock is a financial advisory firm with experience in the valuation of businesses and their securities in connection with mergers and acquisitions, distributions of securities, private placements and other general corporate purposes. ComStock does not own nor has it ever owned any interest in our company, and ComStock has no agreement or understanding to provide additional services to us beyond the scope of the appraisal.

Prior to a meeting of the board of directors held on November 11, 2002, ComStock delivered an oral report to management regarding the valuation of our common stock. ComStock provided management with a detailed explanation of the financial analyses supporting its preliminary valuation. ComStock’s oral report and preliminary valuation was discussed at the November 11, 2002 board meeting. ComStock delivered its written report to the company on December 12, 2002, which indicated that the fair value of our common stock was $1.27 per share as of September 30, 2002.

The following summary of ComStock’s appraisal should be reviewed carefully. The preparation of a corporate appraisal is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analysis or of the summary, without considering the analysis as a whole, could create an incomplete view of the processes underlying the appraisal. In arriving at its appraisal conclusions, ComStock considered the result of all relevant analyses. Analyses based upon forecasts of future results are not necessarily indicative of actual future values, which may be significantly more or less favorable than suggested by such analyses, nor should they be viewed as predictions of potential future trading prices for shares of our common stock.

The full text of ComStock’s appraisal, including the assumptions made, matters considered and qualifications and limitations on the scope of review undertaken by ComStock, is available for inspection and copying at our principal offices during our regular business hours by any stockholder upon written notice to us. We will provide a copy of ComStock’s appraisal to any stockholder upon written request to us at the expense of the requesting stockholder. The full text of ComStock’s appraisal is also included as Exhibit C to the Schedule 13E-3 filed by the company with the Securities and Exchange Commission on the same date as this information statement.

In connection with the appraisal, ComStock considered and reviewed, among other things, the following documentation and information:

•	Avery Communications, Inc. Form 10-Q/A for the period ended September 30, 2002;

•	Avery Communications, Inc. Form 10-Q/A for the period ended June 30, 2002;

•	Avery Communications, Inc. Form 10-KSB/A for the years ended December 31, 2001 and 2000;

•	interviews and communications with members of management regarding the current and projected performance of the company;

•	Certificate of Incorporation of Avery Communications, Inc. and its predecessor corporations;

•	listing of common shares outstanding as of September 30, 2002;

•	listing of Avery’s fixed assets as of September 30, 2002;

•	listing of preferred stock issues outstanding prepared by Avery’s management as of September 30, 2002, including annual dividend rate and common stock equivalent conversion rights;

•	listing of stock options outstanding prepared by Avery’s management as of September 30, 2002;

•	schedule of best case, expected case, and worst case expected future performance prepared by Avery’s management through December 31, 2006;

•	Avery Communications, Inc. organization chart as of September 30, 2002;

•	historical financial statements for the selected guideline companies as extracted from the most recent CD Rom available to subscribers of Standard & Poor’s Compustat® financial statement update service as of the September 30, 2002; and

•	such other specific and industry data relating to the current and proposed operation of the company as was supplied to us by the company or made available to us from other sources.

For purposes of the appraisal, the term “fair market value” was defined as the amount at which our common stock would change hands between a willing buyer and willing seller, neither being under any compulsion to buy or sell and both having reasonable knowledge of all relevant facts.

ComStock relied upon the financial forecasts and projections provided to it and assumed, without independent verification, that those financial forecasts and projections had been reasonably prepared and reflected the best currently available estimates of the future financial results and condition of Avery and that there had been no material change in the assets, financial condition, business or prospects of Avery since the date of the most recent financial statements made available to it. ComStock did not independently verify the accuracy and completeness of the information supplied to it with respect to Avery and does not assume any responsibility with respect thereto.

In determining the fair market value of Avery’s common stock, ComStock considered generally accepted valuation methodologies and, after such due consideration, utilized primarily the Capitalized Cash Flow Method, the Discounted Cash Flow Method and the Guideline Company Method. The Net Asset Method was also considered but not relied upon to determine the extent of goodwill incorporated in the valuation conclusion.

Capitalized Cash Flow Method.    The Capitalized Cash Flow Method produces an indicated value by capitalizing a representative measure of earnings for the company by a market based rate of return under the assumption that earnings will continue to grow at a constant rate of growth over the long term. To develop a representative measure of earnings, ComStock examined the historical performance of Avery and made adjustments for items that are nonrecurring or extraordinary in nature, and those items that are not expected to impact the future operations of the company. An average of the adjusted historical performance is then calculated to provide a normalized estimate of the future earnings capacity of the company. Normalized earnings are then adjusted for marginal working capital requirements and net investment in fixed assets to determine the normalized level of adjusted cash flow for the company. The adjusted cash flow is multiplied by a price to cash flow ratio that a willing buyer would assess based on the required rate of return and riskiness associated with an investment in the common stock of Avery.

Using the foregoing methodology, the adjusted annual cash flow was determined to be $1,021,644, which was multiplied by a 11.3 cash flow multiple to derive $11.5 million freely traded control value of total invested capital. After deducting $6.3 million for debt outstanding and adding $0.6 million of value for the company’s net operating loss tax carry-forward, the capitalized cash flow method determined a $5.9 million freely traded equity value, inclusive of preferred stock.

Discounted Cash Flow Method.    The Discounted Cash Flow Method seeks to establish the amount (in current dollars) an investor will pay for the right to a company’s projected cash flow stream given alternative investment opportunities of equivalent risk. While discounted cash flow results can be sensitive to changes in the forecast assumptions, it is a highly reliable valuation method if forecast assumptions are reasonable. The fair market value of a security is dependent on future returns expected from the security and the perceived cost (in terms of lost opportunity) of investing in alternative investments. The Discounted Cash Flow Method incorporates both of these considerations.

Using the Discounted Cash Flow Method, ComStock determined Avery common stock’s fair market value by projecting a cash flow stream and discounting it for risk and cost of capital. The projected cash flows for the years 2002 through 2006 were based upon the financial projections provided by Avery’s management. ComStock discounted these projected cash flows, and a residual value, at a risk adjusted discount rate of 15.9%. The selected discount rate reflects the rate of return that an investor would seek given alternative investments available in the marketplace and considering the risks of achieving the Avery forecast. The result of these calculations was that ComStock determined that the freely traded equity value was $6.2 million, inclusive of preferred stock.

Guideline Company Method.    The Guideline Company Method uses pricing multiples developed from publicly traded stocks of similar businesses to estimate value. These pricing multiples are applied to appropriate earnings data for Avery to determine the value of Avery as if it were a publicly traded guideline company. Although the selected guideline companies were considered to be the best available publicly traded companies, ComStock did not consider the Guideline Company Method to be the most relevant of the valuation methods applied. There were recognized differences between Avery and the guideline companies in terms of size, depth of management, customer diversification, product line diversification, access to capital and overall financial performance. Nevertheless, the larger number of arm’s-length transactions that occur in the market segment represented by the selected guideline companies was regarded as providing important information into the overall valuation process. The availability of financial data for the selected guideline companies through published annual reports and filings with the Securities and Exchange Commission provided ComStock with an opportunity to compare the financial performance of Avery to that of the selected guideline companies on a more detailed level. This exercise provided meaningful input into the overall valuation process, especially when contrasted against an alternative of relying solely on broad market averages or compiled industry survey data. Therefore, ComStock incorporated the results of the Guideline Company Method and its underlying assumptions as a point of reference for the overall valuation conclusion reached in its report.

Using the Guideline Company Method, ComStock used pricing multiples developed from publicly traded stocks of similar businesses to estimate value. These multiples were applied to appropriate earnings data for Avery to determine the value of Avery as if it were a publicly traded guideline company. ComStock used the following financial ratios to develop a value for Avery under this method:

•	unleveraged pricing multiple based on (i) sales, (ii) three year adjusted earnings before interest and taxes; and (iii) three year adjusted earnings before interest, taxes, depreciation and amortization; and

•	leveraged pricing multiple based on three year adjusted net income.

The result of these calculations was that ComStock determined that the freely traded equity value was $5.9 million, inclusive of preferred stock.

Valuation Assumptions.    ComStock made the following assumptions regarding our preferred stock and options to purchase shares of our common stock in its valuation:

•	Preferred Stock. ComStock assumed that the outstanding shares of our preferred stock would not be converted into shares of common stock unless the estimated per share value of common stock exceeded the conversion price for the respective preferred stock issue. Based on the valuation methods summarized above, none of the preferred stock shares were assumed to be converted.

The fair market value of the preferred stock was estimated by capitalizing the combined annual dividend of approximately $.5 million as of September 30, 2002, by a representative market rate of return of 10 percent, which produced an indicated fair market value of approximately $4.9 million for the preferred stock on a freely traded basis. A 10 percent discount for lack of marketability was then applied since the preferred stock is not freely traded in an active public stock exchange to produce an estimated fair market value for the preferred stock of approximately $4.4 million.

•	Stock Options. As of September 30, 2002, we had in-the-money stock options representing 158,750 common equivalent shares of stock. These options had an exercise price of $0.71 per share and had a ten-year term beginning with the date of grant during the quarter ended December 31, 2001. ComStock adjusted for the effect of in-the-money options by assuming that these options would be held until 95 percent of their term had expired. The present value calculation for proceeds from assumed exercise of in-the-money options produced a value of $31,000, which was added to the estimated freely traded noncontrolling interest value of the equity available to common equity shareholders. The number of outstanding common shares was increased by 158,750 common equivalent shares based on the assumed exercise of in-the-money stock options.

As of September 30, 2002, we had out-of-the-money stock options representing 40,914 common equivalent shares of stock. These options were granted at various dates from 1997 to 2000 and were issued with either five or 10 year terms. Exercise prices ranged from $12.00 to $21.50 per share. ComStock used the Black-Scholes option pricing model to estimate the fair market value of out-of-the-money options and assumed that these options would be held until 95 percent of their respective terms had expired. Based on this valuation, ComStock estimated the total fair market value of these options to be $1,765. Out-of-the-money options were assumed to be purchased by the company at their aggregate fair market value, and the related option shares were excluded from the outstanding shares.

Valuation Conclusion.    After reviewing all of the relevant data, ComStock concluded that the fair market conclusion for Avery’s common stock should be based on the average total equity value under all three methods of approximately $5.9 million. ComStock then deducted approximately $4.4 million for the fair market value of out-of-the-money preferred stock and adjusted for the value of out-of-the-money options and exercise of in-the-money options. This resulted in an estimated value of approximately $1.5 million. ComStock’s independent objective opinion of the fair market value of our common stock is $1.27 per share, which was calculated by dividing the approximately $1.5 million estimated value of total common equity by the approximately 1.2 million of common and common equivalent shares outstanding.

The summary set forth above describes the material analyses performed by ComStock. ComStock, however, believes that the preparation of an appraisal is a complex process and is not necessarily susceptible to partial analysis or summary description. Therefore, ComStock strongly believes that this description of its appraisal should be reviewed together with the full text of the appraisal.

In accordance with its engagement letter, ComStock delivered its report solely to the board of directors of Avery for their use in connection with their review and evaluation of the reverse stock split. Neither the report nor the underlying financial analysis may be relied upon by any person other than the members of the board of directors of Avery without the prior written consent of ComStock.

Fee Arrangement.    Under the terms of the engagement letter dated November 5, 2002, we agreed to pay ComStock a total fee of $17,000 plus reimbursement of reasonable out-of-pocket expenses incurred in connection with providing its services and rendering its appraisal. We have also agreed to indemnify ComStock, its affiliates and each of their respective directors, officers, agents, employees and controlling persons against liabilities, including liabilities under U.S. federal securities laws, related to or arising out of the reverse stock split or the engagement of ComStock, other than any such liabilities resulting from ComStock’s bad faith or gross negligence.

AMENDMENT TO OUR CERTIFICATE OF INCORPORATION

General

Our board of directors has declared advisable, authorized and approved an amendment to our Certificate of Incorporation to effect a one for 5,000 reverse stock split of our common stock as soon as practicable. The text of Article Fourth of our Certificate of Incorporation, as amended to effect the reverse stock split and to decrease the number of authorized shares of common stock is attached to this information statement as Appendix A.

On the effective date of the reverse stock split, each 5,000 shares of our common stock will be converted automatically into one share of common stock. The effective date of the reverse stock split will be the date on which the amendment to our Certificate of Incorporation is filed with the Secretary of State of the State of Delaware, which we expect to be July 7, 2003.

The reverse stock split is structured to be a “going private” transaction as defined in Rule 13e-3 promulgated under the 1934 Act because it is intended to terminate our reporting requirements under Section 12(g) of the 1934 Act. In connection with the reverse stock split, we have jointly filed with Patrick J. Haynes, III a Rule 13e-3 transaction statement on Schedule 13E-3 with the Securities and Exchange Commission.

Required Vote

The affirmative vote of a majority of the shares entitled to vote is required to approve the amendment to our Certificate of Incorporation to effect the reverse stock split. Our controlling stockholders have consented in writing to the amendment and the reverse stock split. This action by our controlling stockholders is sufficient to obtain the stockholder vote necessary to approve the amendment and the reverse stock split without the approval of any other stockholders. Accordingly, you are not required to vote and your vote is not being sought.

Description of the Reverse Stock Split

Our common stock is currently registered under the 1934 Act and, as such, we are a reporting company under the 1934 Act. The reverse stock split is intended to reduce the number of holders of our common stock to fewer than 300, which would permit us to terminate our registration under the 1934 Act and become a private company. We intend to file for termination of our 1934 Act registration as soon as practicable after the effective date of the reverse stock split.

Conversion of Shares.    The reverse stock split will be effective upon our filing of an amendment to our Certificate of Incorporation that will provide for the conversion and reclassification of each outstanding share of our common stock into one five-thousandth (1/5,000) of a share of our common stock. In the reverse stock split, you will receive one share of common stock for each 5,000 shares you hold immediately prior to the effective date of the reverse stock split, and you will receive cash in lieu of any fractional shares to which you would otherwise be entitled. The cash payment will be equal to $1.27 per pre-split share. The following examples illustrate the effect of the reverse stock split on stockholders in various circumstances:

Example 1: Stockholders Owning Fewer than 5,000 Shares of Record

On the effective date of the reverse stock split, Stockholder A owns of record 2,500 shares of our common stock. Using the ratio of one share of common stock for each 5,000 shares outstanding immediately prior to the reverse stock split, Stockholder A would be entitled to receive only 0.5 of a share of common stock. Because no fractional shares will be issued as a result of the reverse stock split, Stockholder A will not receive any common stock, but will instead receive a cash payment from us at the rate of $1.27 per pre-split share. In this example, Stockholder A would receive $3,175 in cash and will no longer be a stockholder of the company.

Example 2: Stockholders Owning 5,000 or More Shares of Record

On the effective date of the reverse stock split, Stockholder B owns of record 7,500 shares of our common stock. Using the ratio of one share of common stock for each 5,000 shares outstanding immediately prior to the reverse stock split, Stockholder B would be entitled to receive 1.5 shares of common stock. Because fractional shares will not be issued as a result of the reverse stock split, Stockholder B will receive one share of common stock and $3,175 in cash (at the rate of $1.27 per pre-split share) for his remaining 0.5 of a share of common stock.

Authorized Capital Stock Following the Reverse Stock Split.    The amendment to our Certificate of Incorporation, a copy of which is attached as Appendix A, will reclassify each outstanding share of our common stock and will reduce our authorized capital stock from 40,000,000 shares to 20,004,000 shares. The amendment will reduce our authorized common stock from 20,000,000 to 4,000 shares but will not affect our authorized preferred stock. Our board of directors currently has, and will continue to have, authority to issue all authorized but unissued shares of capital stock at such times and for such consideration as the board determines. This authority will continue although the number of shares of capital stock authorized will be significantly reduced. Other than the issuance of shares of common stock on exercise of outstanding options or rights of conversion, we have no plans to issue any shares of common stock. We plan to retire the fractional shares purchased in the reverse stock split.

Effectiveness of the Reverse Stock Split.    On the effective date of the reverse stock split, each certificate representing a share of our common stock outstanding immediately prior to the reverse stock split will be deemed, for all corporate purposes and without any further action by any person, to evidence ownership of the reduced number of shares of common stock and/or the right to receive cash for fractional shares. Each stockholder who owns fewer than 5,000 shares of record immediately prior to the reverse stock split will not have any rights with respect to the common stock and will have only the right to receive cash in lieu of the fractional shares to which he or she would otherwise be entitled.

Exchange of Stock Certificates.    We will promptly file an amendment to our Certificate of Incorporation with the Delaware Secretary of State twenty-one days after the date of this information statement. The reverse stock split will become effective on the date of filing the amendment, which we will refer to as the “effective date.” As soon as practicable after the effective date, we will send you a letter of transmittal which will provide the instructions by which stockholders will surrender their stock certificates and obtain certificates evidencing the shares of company common stock or cash to which they are entitled after the reverse stock split. If certificates evidencing common stock have been lost or destroyed, we may, in our sole discretion, accept in connection with the reverse stock split a duly executed affidavit and indemnity agreement of loss or destruction, in a form satisfactory to us, in lieu of the lost or destroyed certificate. If a certificate is lost or destroyed, the stockholder must submit, in addition to other documents, a bond or other security satisfactory to the board indemnifying us and all other persons against any losses incurred as a consequence of the issuance of a new stock certificate. Stockholders whose certificates have been lost or destroyed should contact us. Additional instructions regarding lost or destroyed stock certificates will be included in the letter of transmittal that will be sent to stockholders after the reverse stock split becomes effective.

Except as described above with respect to lost stock certificates, there will be no service charges or costs payable by stockholders in connection with the exchange of their certificates or in connection with the payment of cash in lieu of fractional shares. We will bear these costs.

The letter of transmittal will be sent to stockholders promptly after the effective date of the reverse stock split. DO NOT SEND IN YOUR STOCK CERTIFICATE(S) UNTIL YOU HAVE RECEIVED THE LETTER OF TRANSMITTAL.

Source of Funds and Expenses.    We estimate that approximately $550,000 will be required to pay for the fractional shares of our common stock exchanged for cash in the reverse stock split. Additionally, we will pay all of the expenses related to the reverse stock split. We estimate that these expenses will amount to $100,000, as follows: $75,000 for legal and professional fees; $5,000 for accounting fees; $5,000 for printing costs; $5,000 for

ADP fees; and $10,000 for other fees. Funds required to implement the reverse stock split shall be derived from our existing working capital and our $9,000,000 credit facility. As of March 31, 2003, $3,320,016 was outstanding under this facility.

Conduct of Business After the Reverse Stock Split

Following the reverse stock split, we will continue to conduct our business in the same manner as presently conducted. The executive officers and directors immediately prior to the reverse stock split will continue to be executive officers and directors after the reverse stock split. Except for the amendment to our Certificate of Incorporation to effect the reverse stock split, which is attached hereto as Appendix A, our Certificate of Incorporation and Bylaws will remain in effect and unchanged by the reverse stock split.

We believe that there are significant advantages in becoming a private company, and we plan to avail ourselves of any opportunities we may have as a private company, including making any public or private offering for our shares.

Throughout our history we have grown our business through acquisitions, mergers and other business combinations. As a result, we from time to time receive inquiries seeking an indication of interest in possibly acquiring other businesses, assets and entering into other types of business combinations. These inquiries continue to be received notwithstanding the public filing of this information statement describing our plans to cease to be a reporting and publicly traded company. We recently received such an inquiry concerning a transaction, which our board of directors has unanimously determined that we have no ability to consummate. The board of directors has unanimously authorized Patrick J. Haynes, III, Robert T. Isham, Jr., Michael J. Labedz, Norman M. Phipps and Thomas C. Ratchford, each currently a director, officer, employee or consultant of Avery, as the case may be, in their capacities as individuals or as investors or affiliates of The Thurston Group, Inc., as the case may be, to engage in discussions to determine if they might be able to enter into the transaction, either directly or through The Thurston Group, Inc., in anticipation of Avery going private. As of the date of this information statement, no agreements have been entered by the individuals named above with respect to the transaction, and there can be no assurance whatsoever that any agreements will be entered or that any such transaction will be consummated. Since the possibility of consummating any such transaction remains extremely speculative as of the date of this information statement, there are no means available to our management at this time to determine or estimate the value, if any, of any new company that might be proposed to be formed or of the interest of Avery or its remaining stockholders in such new company. The possibility exists, however, that the remaining stockholders after the reverse stock split may receive a payment for their shares lower than, equal to or in excess of the amount paid to cashed-out stockholders in the reverse stock split.

Other than as described in this information statement, we do not have any current plans or proposals to effect any extraordinary corporate transaction, such as a merger, reorganization or liquidation; to sell or transfer any material amounts of our assets; to change our board of directors or management; to change materially our indebtedness or capitalization; or otherwise to effect any material change in our corporate structure or business.

Failure to Effect the Reverse Stock Split

Although the board of directors believes that the reverse stock split will be consummated and that we will go private, we cannot guarantee that the reverse stock split will result in the company’s going private. The board of directors will not implement the reverse stock split if it determines that the reverse stock split would result in the number of stockholders of record remaining 300 or more. Our stock would continue to be listed on the OTC Bulletin Board, and we would continue to file annual and quarterly reports on Form 10-K and Form 10-Q. The board of directors considered the possibility that the reverse stock split may not be implemented. The board determined that the potential benefits of implementing the reverse stock split, in the form of reduced operating expenses without directly affecting the company’s operations, were worth the risk that the reverse stock split might not be implemented.

Abandonment of the Reverse Stock Split

Our board of directors has the right to abandon the reverse stock split before the effective time of the reverse stock split, even after stockholder approval, if for any reason the board of directors determines that it is not advisable to proceed with the reverse stock split.

No Appraisal Rights

Stockholders do not have appraisal rights under Delaware law or under our Certificate of Incorporation or Bylaws in connection with the reverse stock split.

TRADING AND MARKET PRICES

Our common stock is quoted and traded on a limited and sporadic basis on the OTC Bulletin Board operated by The NASDAQ Stock Market, Inc. under the trading symbol “AVYC.” The limited and sporadic trading does not constitute, nor should it be considered, an established public trading market for our common stock. The following table sets forth the high and low closing bid and asked prices for our common stock for the periods indicated, as reported by Pink Sheets LLC. On December 12, 2001, we effected a 1-for-8 reverse stock split. The high and low closing bid and asked prices in the table below have been adjusted to give effect to such stock split by multiplying the actual bid and asked price by eight. At no time prior to the 1-for-8 reverse stock split had our common stock traded higher than $5.00 per share. Such quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions, and may not necessarily represent actual transactions.

	Closing Bid		Closing Asked
	High	Low	High	Low

Year Ended December 31, 2001
First Quarter	13.50	5.00	14.50	5.50
Second Quarter	5.60	3.04	5.92	3.28
Third Quarter	3.28	2.24	3.68	2.48
Fourth Quarter (prior to December 12, the effective date of the reverse split)	2.24	1.44	2.64	1.68
Fourth Quarter (after December 12, the effective date of the reverse split)	1.05	.71	1.30	.79

Year Ended December 31, 2002
First Quarter	2.05	.72	2.15	.85
Second Quarter	1.85	1.22	2.00	1.30
Third Quarter	1.23	1.18	1.30	1.20
Fourth Quarter	1.23	.55	1.29	.65

Year Ending December 31, 2003
First Quarter	1.15	.59	1.28	.70

On May 27, 2003, the closing bid price was $.92 and the closing asked price was $1.22. Between January 1, 2001 and December 31, 2002, we purchased 226,767 shares of common stock in open market purchases at price ranges between $1.22 and $8.16 with an average price of $5.83. On January 10, 2002, Patrick J. Haynes, III, through Waveland, LLC, purchased 5,000 shares of common stock in open market purchases at an average price of $1.02 per share. On June 3, 2002, we received 91,831 shares of common stock as consideration in connection with the cancellation of $126,683 of notes receivable or renegotiation of terms of notes payable. During the fourth quarter of 2002, we received 154,470 shares in connection with the repayment of non-recourse notes receivable which were secured by such shares. Neither we nor Mr. Haynes purchased any shares of common stock during the first quarter of 2003.

DIVIDENDS

We have never declared or paid any cash dividends on our common stock. For the foreseeable future, we expect to retain any earnings to finance the operation and expansion of our business. We also presently have outstanding preferred stock that requires us to accrue dividends in the amount of approximately $123,000 every quarter. The holders of our outstanding preferred stock are entitled to receive all accrued dividends before we can pay any dividends on our common stock. In addition to the terms of our outstanding preferred stock, it is anticipated that the terms of future debt and/or equity financings may restrict the amount of cash dividends. Our current credit agreement includes limitations on cash disbursements. Therefore, the payment of any cash dividends on the common stock is unlikely.

BACKGROUND INFORMATION OF EXECUTIVE OFFICERS, DIRECTORS

AND CONTROLLING PERSONS

The Company

This information statement is filed on behalf of Avery Communications, Inc., a Delaware corporation with its principal office at 2700 Patriot Boulevard, Suite 150, Glenview, Illinois 60025, telephone number (847) 832-0077.

Directors and Executive Officers

Patrick J. Haynes, III has served as a director and Chairman of the Board of Avery since November 1995. Mr. Haynes was elected President and Chief Executive Officer of Avery in July 1998, and served in such capacity until December 1, 1998. On May 5, 2000, Mr. Haynes was re-elected as President and Chief Executive Officer of Avery, and served in such capacity until Mr. Labedz was elected President of Avery on December 31, 2002. In 1992, Mr. Haynes founded and became President of American Communications Services, Inc., a start-up, fiber optic, competitive access provider telephone company now known as e.spire Communications, Inc. Mr. Haynes directed development of the strategic plan, put management in place and operated the company on a day-to-day basis for 18 months. He also advised and consulted in connection with the placement of $52 million in equity and $81 million in debt. Mr. Haynes is the Senior Managing Director of Thurston Group, Inc., a private merchant bank in Chicago. Mr. Haynes and Russell T. Stern, Jr. founded Thurston Group in 1987. Previously, Mr. Haynes was associated with Merrill Lynch, Oppenheimer & Company, and Lehman Brothers as an investment banker.

Michael J. Labedz has served as a director and President and Chief Operating Officer of Avery since January 2002 and as President of Avery since December 31, 2002. Mr. Labedz has also served as President of ACI Billing Services, Inc., a wholly owned subsidiary of Avery, since December 2000. Mr. Labedz has been employed by Thurston Group, Inc., a private merchant bank in Chicago since 1998. Previously, he was Vice President of Operations and Chief Financial Officer for a computer services company controlled by Michael Milken’s Knowledge Universe and a management consultant with Deloitte Consulting L.P.

Thomas C. Ratchford has served as a director and Vice President, Chief Financial Officer, Secretary and Treasurer of Avery since January 2002. Prior to joining Avery in November 2001, Mr. Ratchford was the Chief Financial Officer of Qorus.com, Inc. from October 2000. From 1999 to 2000, Mr. Ratchford was the Director of Finance for the Highway Safety Division of Avery Dennison Corporation, which is not affiliated with Avery. From 1993 to 1999, Mr. Ratchford was the Chief Financial Officer of Stimsonite Corporation, a publicly held manufacturer of highway safety products, which was purchased by Avery Dennison Corporation in 1999.

Norman M. Phipps has served as a director of Avery since November 1995. Since July 2002, Mr. Phipps has been an independent consultant to us. Until his resignation in August 2001, Mr. Phipps served as a director of LogiMetrics, Inc., a company primarily involved in the manufacture of infrastructure equipment for the wireless broadband telecommunications market. From July 2000 to July 2002, Mr. Phipps served as Senior Vice President of Administration of LogiMetrics. Mr. Phipps served as the President and Chief Operating Officer of LogiMetrics from April 1997 until July 2000, and also as interim Chief Financial Officer from March 1998 until July 2000. From May 1996 to April 1997, Mr. Phipps served as Chairman of the Board and Acting President of LogiMetrics. Mr. Phipps has served as a principal of two private investment firms, Phipps, Teman & Company, LLC from January 1994 to December 1997 and CP Capital Partners from January 1991 to December 1993.

J. Alan Lindauer has served as a director of Avery since June 1997. He currently serves as President of Waterside Capital Corporation and has served as President of Waterside Management, Inc., a business consulting firm, since 1986. Mr. Lindauer has also served as a director of Commerce Bank of Virginia since 1986 and serves as chair of its Loan Committee, Norfolk Division, and a member of the Executive, Trust, Marketing, Compensation, and Mergers & Acquisition Committees. Mr. Lindauer served as director of Citizens Trust Bank from 1982 to 1985 as well as a member of its Trust and Loan Committees. Mr. Lindauer founded Minute-Man Fuels in 1963 and managed Minute-Man Fuels until 1985.

Robert T. Isham, Jr. originally served as a director of Avery from November 1995 to March 1996, and then rejoined the Board in July 1998. Since May 1, 2001, Mr. Isham has been an independent consultant to us. Mr. Isham is currently a managing director of Thurston Group, Inc., a private merchant bank based in Chicago. Previously, he ran his own commercial law practice in Chicago and, before that, he was a partner with the law firm of McDermott, Will & Emery.

Admiral Leighton Smith was elected as a director on January 10, 2002. Admiral Smith retired from the U.S. Navy on October 1, 1996. He is currently serving as a Senior Fellow at the Center for Naval Analysis, is president of his own consulting firm, Leighton Smith Associates, and is Chairman of the Board of Trustees of the U.S. Naval Academy Alumni Association. Admiral Smith was previously the Commander in Chief, U.S. Naval Forces Europe and Commander in Chief Allied Forces Southern Europe.

Each of our directors and executive officers are citizens of the United States. The address of each of our directors and executive officers is 2700 Patriot Boulevard, Suite 150, Glenview, Illinois 60025, telephone number (847) 832-0077. None of our directors or executive officers has been convicted, during the last five years, in a criminal proceeding nor has any of them been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction resulting in a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws, or finding any violation with respect to such laws.

Control Persons

Thurston Group, Inc., a Delaware corporation, and Waveland, L.L.C., a Delaware limited liability company, are our majority stockholders. The address of the principal office of The Thurston Group and Waveland is 2700 Patriot Boulevard, Suite 150, Glenview, Illinois 60025. The principal business of The Thurston Group is private merchant banking. Waveland is a limited liability company the sole purpose of which is to hold the personal investments of Patrick J. Haynes, III and his family. Waveland and Russell T. Stern, Jr. have effective control, through ownership, over The Thurston Group.

Russell T. Stern, Jr., a citizen of the United States, is also one of our majority stockholders, and his business address is 2700 Patriot Boulevard, Suite 150, Glenview, Illinois 60025. Mr. Stern’s principal occupation is Chairman of Thurston Group.

Mr. Haynes is the Senior Managing Director of The Thurston Group and Mr. Stern is the Chairman of The Thurston Group. Mr. Haynes and Mr. Stern are the only executive officers and directors of The Thurston Group, and Mr. Haynes is the sole managing member of Waveland.

None of The Thurston Group, Waveland or Mr. Stern has been convicted, during the last five years, in a criminal proceeding nor has any of them been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction resulting in a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws, or finding any violation with respect to such laws.

INTERESTS OF EXECUTIVE OFFICERS AND DIRECTORS;

POTENTIAL CONFLICTS OF INTEREST

The Thurston Group, Inc. and Waveland, L.L.C. beneficially own an aggregate of 33.7% of our common stock and 39.1% of our voting securities. Patrick J. Haynes, III, our chairman of the board and chief executive officer, and Russell T. Stern, Jr. have effective control, through ownership, over The Thurston Group. Mr. Haynes is the sole managing member of Waveland. On December 30, 2002, The Thurston Group and Waveland voted by written consent to approve the reverse stock split. See “Principal Stockholders” for a discussion of our security ownership.

Our executive officers and directors, who collectively beneficially own approximately 36% of our common stock, concluded that it was inappropriate to sell their shares of common stock at this time given their considerable investment of time and money in the company. These persons, however, will be paid cash for any fractional shares they hold as a result of the reverse stock split in the same manner as our unaffiliated stockholders.

After the reverse stock split, our executive officers and directors will collectively beneficially own approximately 50% of our common stock, and they will retain their positions in the company. These stockholders will increase their ownership positions in the company without investing any additional money.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

GENERAL

Avery is a telecommunications service company with multiple service offerings, including billing and collection services for inter-exchange carriers and long-distance resellers and intelligent message communication services to the travel, hospitality, transportation and telecommunications call center sectors.

Our billing and collection service is provided by our wholly owned subsidiaries, HBS Billing Services Company and ACI Billing Services, Inc. Both subsidiaries operate as a third party clearinghouse. Customers, principally long distance service resellers, submit their billing records to us. We aggregate those records from all of our customers and present them to local exchange carriers, such as regional Bell operating companies. The local exchange carriers include the submitted charges on monthly phone bills sent to end-users. The local exchange companies remit collected funds to us, generally 45 to 60 days after we submit our customers’ billing records to them. We then remit such funds to our customers, after withholding our fees and other expenses.

Our intelligent message communication service is provided through our wholly owned subsidiary, Aelix, Inc., which we acquired on November 20, 2001. Aelix’s services enable users to improve their customer relationships and improve efficiency of call center operations. Aelix’s services enable secure, real time, bi-directional communications between companies and their customers or to other parties through a number of different media and devices worldwide. During 2002, our clearinghouse service subsidiaries adopted Aelix’s technology platform to improve service levels and improve efficiencies in their call center.

The following discussion should be read in conjunction with the consolidated financial statements and related notes and the other financial information included elsewhere in this information statement.

FINANCIAL INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 2003

The following is a discussion of our unaudited consolidated financial condition and results of operations for the three month periods ended March 31, 2003 and 2002. It should be read in conjunction with the consolidated financial statements, the notes thereto and other financial information included elsewhere in this information statement, and our annual report on Form 10-K/A for the year ended December 31, 2002 and Form 10-KSB/A for the year ended December 31, 2001. For purposes of the following discussion, references to year periods refer to our fiscal year ended December 31 and references to quarterly periods refer to our fiscal three month periods ended March 31, 2003 and 2002.

Results Of Operations

The following table presents certain items in our Consolidated Statements of Operations for the three months ended March 31, 2003 and 2002:

	Three Months Ended March 31,
	2003	2002
(000 omitted)	(unaudited)
Revenues	$8,818	$11,180
Cost of revenues	(5,942)	(8,028)

Gross profit	2,876	3,152
Operating expenses	(3,070)	(3,825)

Operating loss	(194)	(673)
Other income (expense), net	(115)	(163)
Income tax benefit	—	284

Net loss	$(309)	$(552)

Operating Revenues

Our revenues are derived primarily from the provision of billing clearinghouse and information management services to direct dial long distance carriers and operator services providers (“Local Exchange Carrier billing” or “LEC billing”). To a lesser extent, revenues are also derived from enhanced billing services provided to companies that offer voice mail, paging and Internet services or other non-regulated telecommunications equipment and services, from billing services for entities which use 900 area code phone numbers and from electronic messaging services provided by Aelix. LEC billing fees charged by us include processing and customer service inquiry fees. Processing fees are assessed to customers either as a fee charged for each telephone call record or other transaction processed or as a percentage of the customer’s revenue that is submitted by us to local telephone companies for billing and collection. Processing fees also include any charges assessed to us by local telephone companies for billing and collection services that are passed through to the customer. Customer service inquiry fees are assessed as a fee charged for each billing inquiry made by end users.

Total revenue for the three months ended March 31, 2003 was $8.8 million, which was $2.4 million or 21.1% lower than the $11.2 million revenue in the first quarter in 2002. The revenue decline largely reflects a 48% decline in the volume of call records processed by the local exchange carrier billing services, offset by a more favorable mix of services. The decline in call records processed reflects increased consumer usage of cell phones and prepaid phone cards to make long distance calls. Call records for neither cell phones nor prepaid phone cards are typically processed through a billing clearinghouse. Additionally, some of the local exchange companies have begun to offer long distance service, which reduces the market share of the network resellers who typically use clearinghouse services.

We are pursuing additional sources of revenue. The additional sources of revenue could arise from acquisitions or internal growth. We have engaged, from time to time, in discussions with various entities regarding potential acquisition of such entities. In order to achieve internal growth, we have introduced new services, such as 900 area code business billing and the Aelix message communication services. Our intention is to make acquisitions or expand into markets which will leverage our existing infrastructure.

Cost of Revenues

Cost of revenues consists principally of billing and collection fees charged to us by local telephone companies and related transmission costs, as well as all costs associated with the customer service organization, including staffing expenses and costs associated with telecommunications services. Billing and collection fees charged by the local telephone companies include fees that are assessed for each record submitted and for each bill rendered to its end-user customers. We achieve discounted billing costs due to our aggregated volumes, and we can pass these discounts on to our customers.

Our gross profit margin in the first quarter of 2002 was 32.6%, compared to 28.2% in the first quarter of 2002. The increase in gross margin principally reflects a favorable change in mix of services. The favorable change in mix results principally from a greater proportion of 0+ and 900 area code billing services, which carry a higher margin than billing for 1+ telephone calls. Additionally, we were able to reduce personnel costs associated with the customer service function by consolidating into a single location during the second quarter of 2002.

Operating Expenses

Operating expenses are comprised of all selling, marketing and administrative costs incurred in direct support of our business operations. Operating expenses for the first quarter of 2003 were $3.1 million, compared to $3.8 million in the first quarter of 2002. The decrease in operating expenses reflects the consolidation of operations into a single facility during the second half of 2002, a corresponding reduction in employees and personnel costs and an overall reduction in overhead.

Depreciation and Amortization

Depreciation and amortization expense for the three months ended March 31, 2003 and 2002 was $292,038 and $223,669, respectively. The increase in expense during 2003 was attributable to the purchase of depreciable assets.

Other Income (Expense), Net

Other income (expense), net, in the first quarter of 2003 was an expense of $114,438 compared to an expense of $163,882 during the first quarter of 2002. Other expense in the first quarter of 2003 consisted exclusively of interest expense. Other expenses in the first quarter of 2002 consisted principally of $130,100 of expense related to payments to Qorus to eliminate a royalty obligation (see Note 6 to Consolidated Financial Statements) and $40,011 of interest expense.

Income Taxes

No income tax benefit was recorded during the first quarter of 2003, due to our decision to establish a full valuation allowance on all deferred tax assets, which was based on the uncertainty of our ability to generate taxable income and realize such assets in the future. During the first quarter of 2002, we recorded a tax benefit of $284,493. The latter tax benefit was reversed at December 31, 2002, when we elected to establish a full valuation allowance of all accumulated deferred tax assets.

Liquidity and Capital Resources

Our cash balance at March 31, 2003 was $2.4 million, compared to $4.1 million at December 31, 2002. Fluctuations in daily cash balances are normal due to the large amount of customer receivables that we collect and process on behalf of our customers. We receive money daily from local exchange carriers, but we ordinarily disburse such collected funds to our customers once each week.

We incurred a net loss of $0.3 million during the three months ended March 31, 2003. Our operating activities provided $1.1 million of cash during the same three month period, and at March 31, 2003, our stockholders’ deficit is $9.4 million. We are optimistic that we will achieve profitability during 2003, based largely upon cost reductions realized through a consolidation of operations and incremental income from newly introduced business services. Accordingly, we do not anticipate the need over the foreseeable future for additional financing or capital (excluding funding from the existing line of credit) to fund continuing operations.

Our working capital position at both March 31, 2003 and December 31, 2002 was a negative $17.0 million. We can operate with significant negative working capital because a significant portion of our current liabilities do not require payment in the near future. For example, current liabilities at March 31, 2003 include approximately $7 million of deposits from customers which are not typically refunded in the ordinary course of business. The customer deposits would be refundable over time, typically over 18 months, and only if the customer were to significantly reduce the volume of business done with us or terminate its relationship. Most of our customers have experienced lower call record volumes during the past year, and such volume reductions have reduced certain categories of deposits from customers. We have not historically experienced any material loss of customers in our business in any one year.

We maintain a $9 million line of credit to meet peak cash demands. The credit line includes a $6 million facility for working capital and a $3 million line to provide advance funding to customers. Our ability to borrow funds at any point in time is determined by our accounts receivable balance outstanding. At March 31, 2003, we had $2.9 million available under this credit line.

Cash flow from operating activities.    Net cash provided by operating activities was $1.1 million during the first quarter of 2003, compared to $5.5 million used during the first quarter of 2002. The $1.1 million of cash provided by operating activities during 2003 was principally attributable to a $1.7 million increase in deposits and other payables related to customers, a $1.3 million decrease in deposits maintained with LECs, a $0.3 million decrease in advance payment receivables and $0.3 million of depreciation and amortization offset by a $1.3 million increase in receivables for LEC billing and collection fees, a $0.7 million decrease in trade accounts payable and accrued liabilities and a $0.3 million net loss. The $5.5 million of cash used in operating activities during the first quarter of 2002 was principally attributable to a $3.0 million reduction of customer deposits and payables, a $1.6 million increase in other receivables, a $1.1 million increase in trade receivables and the $0.6 million net loss, offset by a $1.1 million reduction in trade accounts payable and accrued liabilities.

Cash flow from investing activities.    Cash used in investing activities was $8,948 during the first quarter of 2003 compared to $123,127 during the first quarter of 2002. The cash used in both periods was for the purchase of property and equipment.

Cash flow from financing activities.    Cash used by financing activities was $2.8 million during the first quarter of 2003 compared to $2.7 million provided during the first quarter of 2002. During the first quarter of 2003, we made $2.8 million of net repayments under our credit facility. During the first quarter of 2002, we had borrowed an additional $2.8 million net. We paid $37,500 of dividends on preferred stock in each of the periods.

Our operating cash requirements consist principally of working capital requirements, scheduled debt service obligations, and payments of preferred dividends and capital expenditures. We are expecting improved operating income for 2003, largely as a result of an expense-reducing consolidation of operations, income from newly introduced business services and several expense reduction actions. We believe that cash flows generated from operations, together with borrowings under our existing line of credit, will be sufficient to fund working capital needs, debt and dividend payment obligations and capital expenditure requirements for the next twelve months.

Quantitative and Qualitative Disclosures About Market Risk

We are exposed to market risk from changes in marketable securities (which consist of certificates of deposit). At March 31, 2003, our marketable securities were recorded at a fair value of approximately $256,000, with an overall weighted average return of approximately 2% and an overall weighted average life of less than one year. The marketable securities have exposure to price risk, which is estimated as the potential loss in fair value due to a hypothetical change of 20 basis points (10% of our overall average rate of return) in quoted market prices. This hypothetical change would have an immaterial effect on the recorded value of the marketable securities.

We are not exposed to material future earnings or cash flow fluctuations from changes in interest rates on long-term debt since 100% of our long-term debt is at a fixed rate as of March 31, 2003. The fair value of our long-term debt at March 31, 2003 is estimated to be $0.7 million based on the 8% rate of the long-term debt and its maturity of 3.75 years, which is consistent with market rates currently available for loans of comparable duration and comparable risk.

To date, we have not entered into any derivative financial instruments to manage interest rate risk and currently are not evaluating the future use of any such financial instruments.

We do not have any exposure to foreign currency transaction gains or losses. Virtually all of our business transactions are in U.S. Dollars.

FINANCIAL INFORMATION FOR THE FISCAL YEAR ENDED DECEMBER 31, 2002

Selected Financial Information Line Item Explanations

The following is a discussion of our consolidated financial condition and audited results of operations for the fiscal years ended December 31, 2002, 2001 and 2000. It should be read in conjunction with our consolidated financial statements, the notes thereto and other financial information included elsewhere in this information statement, and our annual report on Form 10-K/A for the year ended December 31, 2002.

In August 2000, our board of directors approved the distribution of all of the shares of our subsidiary, Primal Solutions, Inc., to our stockholders. We completed the distribution of Primal to our stockholders on February 12, 2001. The results on the “Discontinued operations” line represent the results of operations for Primal to February 12, 2001 (the distribution date) and the loss recorded in connection the distribution. Revenue, cost of revenues, and operating expenses presented in the statements of operations pertain only to continuing operations, which consist of Avery, HBS Billing Services Company, ACI Billing Services, Inc. and Aelix, Inc.

ACI completed its purchase of certain assets from OAN Services, Inc. in August 2001.

Aelix completed its purchase of certain assets from Qorus.com, Inc. in November 2001. From the acquisition date through December 31, 2002, revenues from Aelix were not material. Aelix incurred operating losses in 2002 as it developed more services and attempted to attract more customers to purchase such services.

Our revenues are derived primarily from the provision of billing clearinghouse and information management services to direct dial long distance resellers and operator services providers, commonly referred to as “local exchange carrier billing” or “LEC billing.” Revenues are also derived from enhanced billing services provided to companies that offer voice mail, paging and Internet services or other non-regulated telecommunications equipment and services. LEC billing fees charged by us include processing and customer service inquiry fees. Processing fees are assessed to customers either as a fee charged for each telephone call record or other transaction processed or as a percentage of the customer’s revenue that is submitted by us to local telephone companies for billing and collection. Processing fees also include any charges assessed to us by local telephone companies for billing and collection services. Customer service inquiry fees are assessed to customers either as a fee charged for each record processed by us or as a fee charged for each billing inquiry made by end users.

Cost of revenues includes billing and collection fees charged to us by local telephone companies and related transmission costs, as well as all costs associated with the customer service organization, including staffing expenses and costs associated with telecommunications services. Billing and collection fees charged by the local telephone companies include fees that are assessed for each record submitted and for each bill rendered to its end-user customers.

Operating expenses are comprised of sales and marketing costs and general and administrative costs. Sales and marketing costs include salaries and benefits, commissions, advertising and promotional and presentation materials. General and administrative costs consist of general management and support personnel salaries and benefits, information systems costs, legal and accounting fees, travel and entertainment costs and other support costs.

Advance funding program income and expense consists of income and expenses related to our financing certain customers’ accounts receivable. Typically, 50% to 75% of the amount receivable from the local exchange carrier, or LEC, is advanced to the customer upon acceptance of its call records. When the LEC remits payment of the receivable, we are repaid the advance and receive a financing fee, which generates the “Advance funding program income.” Avery maintains a line of credit to provide the funds to finance the advance funding program. The costs associated with this line of credit are reflected in “Advance funding program expenses.”

Depreciation and amortization expenses are incurred with respect to certain assets, including computer hardware, software, office equipment, furniture, costs incurred in securing contracts with local telephone companies, goodwill and other intangibles. Asset lives range between three and fifteen years.

Since the components of “Other income (expense), net” change on a period-to-period basis, the items included in this line are explained in the analysis below.

Critical Accounting Policies

The discussion and analysis of our financial condition and results of operations are based on our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The preparation of these financial statements requires us to make estimates and adjustments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate these estimates, including those related to bad debts, technological obsolescence, tax obligations and litigation. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. The evaluation of these estimates forms the basis for making judgments about the carrying values of assets and liabilities. Actual results may differ from these estimates under different assumptions or conditions.

We have identified below the accounting policies believed to be the most critical to our business operations as discussed throughout Management’s Discussion and Analysis of Financial Condition and Results of Operations where such policies affect our reported and expected financial results.

Revenue Recognition

Billing Services—We recognize billing services revenue when our customers’ records are accepted by the LEC for billing and collection. Bills are generated by the LECs, the collected funds are remitted to us, and we in turn remit these funds, net of fees and reserves, to our customers. These reserves represent cash withheld from customers to satisfy future obligations on behalf of the customer. The obligations consist of local exchange carrier billing fees, bad debts, and sales and excise taxes. We record trade accounts receivable and service revenue for fees charged for billing services. When we collect the customers’ receivables from the LECs, our trade receivables are reduced by the amount corresponding to our processing fees. The remaining funds are recorded as amounts due to customers and included in deposits and other payables related to customers in the accompanying balance sheets. We also retain a reserve from our customers’ settlement proceeds, calculated to cover amounts that the LECs are unable to collect, including LEC billing fees and sales taxes, and such reserves are included in deposits and other payables related to customers in the accompanying balance sheets.

Advance Funding Programs—We offer participation in advance funding to qualifying customers through our advance payment program. Under the terms of the agreements, we purchase the customer’s accounts receivable for an amount equal to the face amount of the billing records submitted to the LEC, less various items including costs and expenses on previous billing records, financing fees, LEC charges, rejects and other similar items. We typically advance 50% to 75% of the purchased amount. The purchased accounts receivable are recorded at the net amount advanced to customers (as advance payment receivables). Financing charges are assessed until we recoup our initial payment. We record as income an initial non-refundable fee, typically no more than 1%, when funds are advanced to the customer. We also record interest income, typically at four percentage points over prime on outstanding advances. There are no substantial costs incurred in factoring a customer’s receivables, and all costs associated with the receivable are recognized as incurred. The receivables are typically repaid in 60 days.

We believe that three factors reduce the potential exposure to credit losses. First, we advance funds against customer receivables at a level which is usually less than 90% of the expected recovery from the billing LEC. Second, payments from a diversified group of telephone end-users are being passed through a LEC, which has historically been a high quality credit risk. Thirdly, the LECs pay us directly, so that we can deduct any amounts owed us before remitting funds to the customer. In addition, we typically withhold a portion of payments received from LECs before remitting the balance due to our customers which minimizes our exposure to subsequent charges from LECs.

Goodwill and Impairment of Intangibles

        Goodwill results from the difference between the purchase price paid and liabilities assumed over the estimated fair market value of assets acquired, including post-closing increases to goodwill resulting from earn out payments. With respect to the HBS acquisition, initial goodwill was amortized using the straight-line method over 15 years with additional goodwill from earn out payments amortized over the remaining goodwill life. We discontinued amortizing goodwill effective January 1, 2002 in accordance with SFAS 142. Under SFAS No. 142, goodwill is no longer amortized in periodic equal pre-determined charges, but is instead tested for impairment as set forth in the statement.

During 2002, we performed all required transitional and annual impairment tests of goodwill under SFAS No. 142. In that connection, we obtained independent valuations to supplement management’s analyses. We have concluded that our fair value is greater than our carrying value and accordingly concluded that there is no impairment of goodwill.

In accordance with the rules contained in SFAS No. 142, we intend annually, on a going forward basis, to evaluate goodwill during the forth quarter of each year and when events and circumstances indicate that goodwill may be impaired. The goodwill impairment review process will rely upon enterprise value methodology. If the fair market value of the business is less than its carrying value, we will conduct further valuation analysis to specifically identify and assign the impairment to various asset components. Should impairment be indicated, the impaired amount will be charged to expense.

Income Taxes and Deferred Taxes

We utilize the asset and liability approach to accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed annually for differences between the financial statements and tax basis of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to have an effect upon taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense or benefit is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

Reserves for Notes Receivable

We regularly assess the collectibility of notes receivable. In making the assessment, management considers the solvency of the party, the perceived intention to pay and the fair value of collateral, if any, which secures the obligation. Bad debt reserves are established whenever, and to the extent, that collectibility appears impaired.

Asset Impairment

We review long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If impairment indicators are present and the estimated future undiscounted cash flows are less than the carrying value of the long-lived assets, the carrying value is reduced to the estimated fair value as measured by the discounted cash flows. We have not experienced any events or changes that would indicate that the carrying amounts of any of our assets may not be recoverable.

Results of Operations

The following table sets forth selected income statement lines in actual dollars. The Statement of Operations Data are derived from Avery’s audited financial statements.

Statement of Operations Data:

	Year Ended December 31
(000 omitted)	2002	2001	2000
		(Restated)
Revenues	$40,536	$41,916	$36,475
Cost of revenues	(27,559)	(29,980)	(25,784)

Gross profit	12,977	11,936	10,691

Operating expenses	(15,257)	(9,546)	(6,771)
Depreciation and amortization	(979)	(869)	(599)

Operating income (loss)	(3,259)	1,521	3,321
Other income (expense), net	(1,783)	(3,154)	315
Income tax benefit (expense)	(630)	(217)	(1,314)
Discontinued operations loss	—	(666)	(3,700)
Loss from non pro rata distribution of Primal Solutions, Inc.	—	(6,114)

Net loss	$(5,672)	$(8,630)	$(1,377)

Quarterly Statement of Operations

The following table sets forth selected unaudited income statement lines on a quarterly basis for 2002 and 2001:

	Unaudited Quarterly Financial Data				Annual Total
	Quarter Ended
(000, except per share data)	3/31/02	6/30/02	9/30/02	12/31/02
Revenues	$11,180	$10,335	$9,714	$9,307	$40,536
Cost of revenues	(8,027)	(7,100)	(6,740)	(5,692)	(27,559)

Gross profit	3,153	3,235	2,974	3,615	12,977
Operating expenses	(3,825)	(4,410)	(4,539)	(3,462)	(16,236)

Operating income	(672)	(1,175)	(1,565)	153	(3,259)
Other income (expense), net	(164)	(1,249)	(148)	(222)	(1,783)
Income tax benefit (expense)	284	379	583	(1,876)	(630)

Net loss	$(552)	$(2,045)	$(1,130)	$(1,945)	$(5,672)

Net income (loss) per share attributable to common shareholders
Basic	$(.56)	$(1.87)	$(1.17)	$(2.24)	$(5.66)

Diluted	$(.56)	$(1.87)	$(1.17)	$(2.24)	$(5.66)

	Unaudited Quarterly Financial Data				Annual Total
	Quarter Ended
(000, except per share data)	3/31/01 (Restated)	6/30/01 (Unchanged)	9/30/01 (Unchanged)	12/31/01 (Unchanged)
Revenues	$8,464	$8,136	$12,456	$12,860	$41,916
Cost of revenues	(5,836)	(5,830)	(8,842)	(9,472)	(29,980)

Gross profit	2,628	2,306	3,614	3,388	11,936
Operating expenses	(1,721)	(1,406)	(3,204)	(4,084)	(10,415)

Operating income	907	900	410	(696)	1,521
Other income (expense), net	3	(23)	(2,999)	(135)	(3,154)
Income tax benefit (expense)	(431)	(303)	623	(106)	(217)
Discontinued operations loss	(666)	—	—	—	(666)
Loss on non pro-rata distribution of Primal Solutions, Inc.	(6,114)	—	—	—	(6,114)

Net loss	$(6,301)	$574	$(1,966)	$(937)	$(8,630)

Net income (loss) per share attributable to common shareholders
Basic	$(1.64)	$0.40	$(1.65)	$(0.91)	$(3.63)

Diluted	$(1.64)	$0.23	$(1.65)	$(0.91)	$(3.63)

Restatement of 2001 Financial Statements (per Note 16)

We have restated our financial statements for 2001 as the result of a revised accounting treatment of our distribution to our stockholders of all of the common stock of Primal Solutions, Inc. (“PSI”) in February 2001. At that time, we accounted for the distribution as a pro rata distribution which resulted in the net carrying value of PSI’s assets, approximately $7.5 million, being reflected as a distribution within stockholders’ deficit. We have revised our accounting treatment of the distribution based on the conclusion that the distribution was not pro rata and accordingly should have been accounted for at fair value. The fair value of PSI’s net assets at the date of the distribution was $1.3 million compared to a carrying value of $7.5 million. The revised accounting treatment resulted in the recognition of a $6.2 million loss, and such loss is reflected in the restated financial statements for 2001. Accordingly, the net loss as reported has increased by approximately $6.2 million which increased the net loss per share by $1.30 for the year ended December 31, 2001. The revised accounting treatment had no impact on aggregate stockholders’ deficit.

2002 compared to 2001

Operating Revenues

Total revenue during 2002 was $40.5 million, down $1.4 million or 3.3% from the $41.9 million of revenue in 2001. Revenue in 2002 included sales of ACI and Aelix, which provided $18.3 million and $0.6 million of revenue, respectively. During 2001, revenue from ACI was $10.6 million during its five months of operation. During 2002, Avery processed 264 million phone records, compared to 307 million in 2001. The decline in call records processed reflects increased consumer usage of cell phones and prepaid phone cards to make long distance calls. Call records for neither cell phones nor prepaid phone cards are typically processed through a billing clearinghouse. Additionally, some of the local exchange companies have begun to offer long distance service, which reduces the market share of network resellers who typically use clearinghouse services. Excluding revenue generated by ACI and Aelix in both periods, our revenue would have declined by 30.9%, reflecting a 27.7% decrease in records processed, competitive pricing and sales mix.

We are pursuing additional sources of revenue to supplement our LEC billing business. The additional sources of revenue could arise from acquisitions or internal growth. In general, the Company intends to make acquisitions or expand into markets which will leverage our existing infrastructure.

Cost of Revenues

Cost of revenues includes billing and collection fees charged to Avery by local telephone companies and related transmission costs, as well as all costs associated with the customer service organization, including staffing expenses and costs associated with telecommunications services. Billing and collection fees charged by the local telephone companies include fees that are assessed for each record submitted and for each bill rendered to its end-user customers. Avery achieves discounted billing costs due to its aggregated volumes and can pass these discounts to its customers. Cost of revenues also includes $0.5 million of costs relating to the intelligent message communications service.

Avery’s gross profit margin in 2002 was 32.0%, which was 3.5% better than the 28.5% gross margin earned during 2001. The improved gross profit margin in 2002 largely reflects the higher mix of calls processed by ACI in 2002, due to the inclusion of twelve months’ results from ACI in 2002 compared to 5 months’ results in 2001. ACI has historically achieved a higher gross profit margin level than HBS.

Operating Expenses

Operating expenses are comprised of all selling, marketing and administrative costs incurred in direct support of our business operations. Operating expenses during 2002 were $16.2 million, compared to $10.4 million in 2001. The $5.8 million increase in operating expenses in 2002 is largely attributable to the inclusion of $4.3 million of additional operating expenses for ACI and $1.1 million for Aelix. The increase in expense level reflected the inclusion of 12 months’ expenses in 2002 for ACI and Aelix, compared to 5 months’ expenses for ACI and one month’s expenses for Aelix in 2001. Excluding the effect of acquisitions in both years’ results, operating expenses in 2002 would have been $7.3 million, which would have been $0.4 million higher than operating expenses in 2001. Operating expenses in 2002 were adversely affected by higher legal and consulting fees, personnel expenses and redundancy, travel, severance and similar costs staffing associated with the consolidation of operations into a single facility.

Depreciation and Amortization

Depreciation and amortization expense for 2002 and 2001 was $1.0 million and $0.9 million, respectively. The increase in expense during 2002 was attributable to (i) depreciation and amortization expenses associated with fixed assets of ACI and Aelix offset by (ii) the absence of amortization expense for goodwill during 2002, pursuant to the provisions of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets.”

Other Income (Expense), Net

Other income (expense), net was a net expense of $1.8 million in 2002, compared to net expense of $3.2 million in 2001. The principal components during each period are summarized below:

	Income (expense)
	2002	2001
Write-off of investment in affiliated company	—	$(2,361,000)
Reserve for notes receivable from related parties	$(1,300,000)	(930,000)
Interest income	73,000	343,000
Interest expense	(499,000)	(69,000)
Other	(57,000)	(137,000)

Total	$(1,783,000)	$(3,154,000)

Other expense in 2002 included $1.3 million of charges relating to increases in reserves for notes receivable and stock subscription notes receivable. Substantially all of such notes were non-recourse. The increase in the reserve for non-recourse debt was deemed appropriate in light of a decline in the value of the stock which served as collateral for the non-recourse notes (see Notes 5 and 15 to Consolidated Financial Statements).

The $2.4 million write-off of the investment in an affiliated company occurred in 2001 when the company ceased operations. The $0.9 million increase in reserves for non-recourse receivables in 2001 related principally to notes from former employees who borrowed funds to purchase shares of Avery and Primal stock. The decline in the market value of both securities reduced the likelihood of full recovery under the notes.

Avery’s $0.1 million interest income in 2002 was substantially less than the $0.3 million of interest income recorded in 2001, and $0.5 million of interest expense in 2002 was substantially more than the $0.1 million of incurred 2001. During 2002, we increased borrowings under our line of credit to provide funding for operating losses and changes in working capital. Avery had operated without any interest-bearing loans during the first 11 months of 2001, and we typically invested any periodic excess cash amounts into interest-bearing short-term obligations. We typically applied excess cash balances in 2002 to reduce outstanding loans.

Income Taxes

An income tax expense of $0.6 million was recorded during 2002 compared to an expense of $0.2 million (from continuing operations) in 2001. The income tax expense in 2002 differs from the expected income tax benefit primarily because of (i) items permanently not deductible for income tax reporting purposes and (ii) our decision to place a full valuation reserve against accumulated deferred tax assets. Income tax expense in 2001 differs from the expected income tax benefit primarily because of items permanently not deductible for income tax reporting purposes.

Loss from Discontinued Operations

Avery’s loss from discontinued operations, net of tax benefits, was $666,036 in 2001. The loss relates to Primal, which was distributed on February 12, 2001. We also recognized a $6,114,255 loss in 2001 from the distribution, which represented the difference between the appraised fair market value of the net assets distributed and the book value of such net assets at the date of the distribution.

2001 compared to 2000

Operating Revenues

Revenues for 2001 increased $5.4 million or 14.9% compared to calendar 2000. The revenue increase is largely attributable to the acquisition of ACI Billing Services in August 2001, offset by a decline in HBS Billing Services’ call record volume. Excluding call records from the acquired company, the volume of call records declined by 27%.

Cost of Revenues

We achieved a 28.5% gross profit margin in 2001, compared to 29.3% in 2000. The decline in margin was largely attributable to a lower level of income arising from volume discounts and an increase in costs in the customer service department.

Operating Expenses

Operating expenses, excluding depreciation and amortization expense, increased from $7.4 million in 2000 to $10.4 million in 2001. The $3.0 million increase resulted principally from $3.0 million of additional expenses associated with acquired businesses, the write-off and/or establishment of $0.4 million of principal and interest owned under non-recourse notes receivable offset by $0.5 million of lower compensation charges and $0.3 million of lower professional fees.

Advance Funding Program Income and Expense

In an effort to reduce the inherent risk involved in advancing customers receivables, we encouraged and participated in placing current customers with significant financing needs with third party financing companies. Although internal advance funding is still available, its scope has been reduced. Advance funding program net income increased to $175,000 in 2001 from $127,000 in 2000.

Depreciation and Amortization

Depreciation and amortization expense was $869,000 and $599,000 in calendar 2001 and 2000, respectively. The increase was due to the acquisitions of Aelix and ACI Billing Services and to a lesser degree from the cumulative effect of capital expenditures in both 2001 and 2000.

Income from Operations

Operating income was $1,521,000 and $3,322,000 for calendar 2001 and 2000, respectively.

Other Income (Expense), Net

Other income (expense), net was a net expense of $3,154,000 during 2001, compared to net income of $315,000 in 2000. The principal components during each period are summarized below:

	Income (expense)
	2001	2000
Write-off of investment in affiliated company	$(2,361,000)	$—
Reserve for non-recourse notes receivable	(930,000)
Interest income	343,000	448,000
Interest expense	(69,000)	(133,000)
Other	(137,000)	—

Total	$3,154,000	$315,000

The $2.4 million write-off of the investment in an affiliated company occurred when the company ceased operations. The $0.9 million reserve for non-recourse notes receivable relates principally to non-recourse notes from former employees who borrowed funds to purchase shares of Avery and Primal stock. The decline in the market value of both securities reduced the likelihood of full recovery under the notes.

Income Taxes

We recorded an income tax expense from continuing operations of $216,945 in 2001, which was offset by an income tax benefit of $345,000 in discontinued operations. For the year ended December 31, 2001 total income tax benefit differs from expected income benefit primarily because of items permanently not deductible for income tax reporting purposes partially offset by adjustments to prior year income taxes. We recorded an income tax expense from continuing operations of $1,314,000 for calendar 2000, which was offset by an income tax benefit of a $1,430,000 in discontinued operations.

Discontinued Operations

The net loss from discontinued operations was $666,000 for the period from January 1, 2001 through February 12, 2001, net of tax benefit of $345,000, compared to a net loss of $3,700,000 for the year ended December 31, 2000, net of a tax provision of $959,000. Revenues from discontinued operations were $825,000 and $9,516,000 for the period from January 1, 2001 through February 12, 2001 and for the year ended December 31, 2000.

Loss on Non Pro Rata Distribution of Primal Solutions, Inc.

As a result of the non pro rata distribution of Primal in February 2001, we recorded a loss of $6.1 million and a reduction of assets by $7.5 million as of the distribution date (see Note 16). The loss represented the difference between the appraised fair market value of the net assets distributed and the book value of such net assets at the date of the distribution.

Liquidity and Capital Resources

Avery’s cash balance at December 31, 2002 was $4.1 million, compared to $5.4 million at December 31, 2001. Fluctuations in daily cash balances are normal due to the large amount of customer receivables that we collect and process on behalf of our customers. We receive money daily from local exchange carriers, but we ordinarily disburse such collected funds to our customers once each week.

Avery incurred a net loss of $5.7 million during 2002, which included a $1.3 million write-off of notes receivable from related parties and a $1.1 million write down of deferred tax assets. The Company used

$3.2 million of cash in operating activities during the same period. The Company is optimistic that it will achieve profitability during 2003, based upon the success of new lines of business and expense reductions realized through consolidation of operations, which was completed during the third quarter of 2002.

Additionally, Avery’s working capital position at December 31, 2002 was a negative $17.0 million, compared to a negative $13.1 million at December 31, 2001. We can operate with negative working capital, because a significant portion of our current liabilities do not require payment in the near future. For example, current liabilities at December 31, 2002 include approximately $6.6 million of deposits from customers which are not typically refunded in the ordinary course of business. The customer deposits would be refundable over time, typically over an 18-month period, and only if the customer were to significantly reduce the volume of business done with us or terminate its relationship with us. Most of our customers have experienced lower call record volumes during 2002, and such volume reductions have reduced certain categories of deposits from customers. Avery has not historically experienced any material loss of customers in its business in any one year.

Avery also maintains a $9 million line of credit to meet peak cash demands. The credit line includes a $6 million facility for working capital and a $3 million line of credit to provide advance funding to customers. Interest is assessed on outstanding balances at 3% over the prime rate (7.25% at December 31, 2002). Our ability to borrow funds at any point in time is determined by the value of its trade accounts receivable and advances to customers. At December 31, 2002, we had $0.4 million available under this credit line.

Cash flow from operating activities. Net cash used in operating activities was $3.2 million during 2002, compared to $1.2 million provided during 2001 (excluding discontinued operations). The $3.2 million of cash used in operating activities during 2002 was principally attributable to a $5.7 million net loss, a $1.6 million decrease in trade accounts payable and accrued liabilities and a $1.5 million increase in receivables related to customer financing offset by a $1.3 million provision for bad debt expense related to notes receivable from related parties, a $1.1 million write down of deferred tax assets, $1.0 million of depreciation and amortization, a $1.0 million increase in deposits and other payables related to customers, a $0.7 million decrease in other receivables and a $0.4 million reduction in deposits with LECs.

The $1.2 million cash provided by operations during 2001 resulted principally from the $6.1 million non-cash loss related to the non pro rata distribution of PSI, a $2.4 million write off of an investment in an affiliate, a $1.7 million increase in trade accounts payable and accrued liabilities, a $1.6 million provision for bad debt expense related to notes receivable from related parties, a $1.6 million increase in deposits and other payables related to customers and $0.9 million of depreciation and amortization, offset by a $8.6 million net loss, a $2.4 million increase in other receivables, a $1.7 million increase in trade accounts receivable and a $0.5 million increase in deferred tax assets.

Cash flow from investing activities. Cash used in investing activities was $0.9 million during 2002 compared to $5.0 million used in 2001. During 2002, we purchased property and equipment costing $0.6 million and loaned $0.3 million to other entities in exchange for notes receivable. In 2001, investing activities used $5.0 million of cash, principally by the extension of $3.0 million of loans to other entities, the purchase of the ACI assets for $1.6 million (inclusive of acquisition costs) and the purchase of $0.2 million in property and equipment.

Cash flow from financing activities. Cash provided by financing activities was $2.8 million during 2002 compared to $2.2 million in 2001. During 2002, we borrowed $3.5 million under its line of credit, and used cash to pay $0.5 million of dividends to preferred stockholders and purchase $0.1 million of treasury stock. In 2001, we borrowed $2.6 million under its line of credit, raised $2.0 million from the issuance of common and preferred stock, and used cash to (i) redeem $0.3 million of preferred stock, (ii) purchase $0.2 million of outstanding stock options, (iii) purchase common stock from a related party for $1.2 million, and (iv) pay $0.5 million for preferred stock dividends.

Avery’s operating cash requirements consist principally of working capital requirements, scheduled debt service obligations, payments of preferred dividends and capital expenditures. Avery is expecting improved operating income for 2003, largely as the result of an expense-reducing consolidation of operations, income from newly introduced business services and several expense reduction actions. Avery believes cash flows generated from operations in 2003, together with borrowings under its existing line of credit, will be sufficient to fund working capital needs, debt and dividend payment obligations and capital expenditure requirements for the next twelve months

Deferred Tax Assets

We assess realizability of deferred tax assets based upon the likelihood of earning taxable income in future periods. A majority of our deferred tax assets relate to items deducted for financial reporting purposes currently but deductible for tax reporting purposes in future periods. Based on the uncertainty of generating future taxable income, we have recorded a valuation allowance for all of its net deferred tax asset. Avery has a net operating loss totaling approximately $5 million at December 31, 2002. The net operating loss expires in 2022, if not utilized.

Contractual and Commercial Obligations

The following is a summary of contractual obligations and commercial commitments:

Contractual Obligations—$000	Total	Less than 1 year	1-3 years	4-5 years	After 5 years
Long-Term Debt	$681	—	—	$681	—
Operating Leases	1,373	$426	$770	118	59
Unconditional Purchase Obligations	4,704	3,370	1,334	—	—
Other Long-Term Obligations(1)	3,650	2,639	1,011	—	—

Total Contractual Cash Obligations	$10,408	$6,435	$3,115	$799	$59

(1)	Consists of redeemable preferred stock and estimated liability to ACI’s customers based on future billing fees.

	Amount of Commitment Expiration Per Period
Other Commercial Commitments—$000	Total Amounts Committed	Less than 1 year	1-3 years	4-5 years	Over 5 years
Guarantees	$1,722	—	$1,722	—	—

New Accounting Standards

Effective January 1, 2002, the Company adopted SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” which addresses financial accounting and reporting for impairment or disposal of long-lived assets and supersedes SFAS No. 121. The adoption of this standard had no impact on the Company’s financial condition, cash flows or results of operations.

In December 2002, FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation-Transition and Disclosure-an amendment of FASB Statement No. 123.” This statement amends SFAS No. 123, “Accounting for Stock-Based Compensation,” to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. This statement is effective for fiscal years ending after December 15, 2002. We have adopted the disclosure requirements of SFAS No. 148 and the adoption of this standard had no material effect on our financial condition, cash flows or results of operations.

Obligations Under Employment Agreements

Avery has employment agreements with its management requiring Avery to pay specified amounts as annual base salaries and certain bonuses. Current aggregate minimum annual cash compensation under the agreements is $462,000, which will be funded from working capital. Additional bonuses are at the sole discretion of Avery’s Board of Directors. Avery also maintains a profit sharing plan for the benefit of its employees.

Quantitative and Qualitative Disclosures about Market Risk

Avery is exposed to market risk from changes in marketable securities (which consist of certificates of deposit). At December 31, 2002, our marketable securities were recorded at a fair value of approximately $206,000, with an overall weighted average return of approximately 2% and an overall weighted average life of less than one year. The marketable securities held by Avery have exposure to price risk, which is estimated as the potential loss in fair value due to a hypothetical change of 20 basis points (10% of our overall average rate of return) in quoted market prices. This hypothetical change would have an immaterial effect on the recorded value of the marketable securities.

Avery is not exposed to material future earnings or cash flow fluctuations from changes in interest rates on long-term debt since 100% of our long-term debt is at a fixed rate as of December 31, 2002. The fair value of our long-term debt at December 31, 2002 is estimated to be $0.7 million based on the 8% rate of the long-term debt and its maturity of 4 years, which is consistent with market rates currently available for loans of comparable duration and comparable risk.

To date, Avery has not entered into any derivative financial instruments to manage interest rate risk and currently is not evaluating the future use of any such financial instruments.

Avery does not have any exposure to foreign currency transaction gains or losses. Virtually all of our business transactions are in U.S. Dollars.

PRINCIPAL STOCKHOLDERS

As of March 25, 2003, we had 888,483 shares of common stock, 1,500,000 shares of series d preferred stock, 1,140,126 shares of series g preferred stock, 1,600,000 shares of series h preferred stock and 500,000 shares of series i preferred stock outstanding. The holders of the series d preferred stock are presently entitled to one vote per share on any matters submitted to our stockholders for a vote. The holders of the series g preferred stock are entitled to 0.139525 vote per share on any matter submitted to our stockholders for a vote. The holders of the series h and i preferred stock are entitled to 0.125 vote per share on any matter submitted to our stockholders for a vote. The holders of these securities vote as a single class on all matters submitted to our stockholders for a vote unless a separate vote is otherwise required by law or our Certificate of Incorporation.

Therefore, as of March 25, 2003, a total of 5,628,609 shares of our voting securities were outstanding, all of which constitute a single class of voting securities having 2,810,059 votes.

The following table sets forth information as of March 25, 2003, for any person who is known to us to be the beneficial owner of more than five percent of the votes represented by our single class of voting securities. A beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares:

•	voting power, which includes the power to vote, or to direct the voting, of such security; and

•	investment power, which includes the power to dispose, or to direct the disposition of, such security.

All of our voting securities beneficially owned by a person, regardless of the form which such beneficial ownership takes, have been aggregated in calculating the number of shares beneficially owned by such person. In making these calculations, a person is deemed to be the beneficial owner of a security if that person has the right to acquire beneficial ownership of such security within 60 days:

•	through the exercise of any option, warrant or right;

•	through the conversion of a security;

•	pursuant to the power to revoke a trust, discretionary account, or similar arrangement; or

•	pursuant to automatic termination of a trust, discretionary account, or similar arrangement.

Any securities not outstanding which are subject to such options, warrants, rights or conversion privileges and beneficially owned by a person in the table below are deemed to be outstanding for the purpose of computing the percentage of outstanding securities of the class owned by such person but are not deemed to be outstanding for the purpose of computing the percentage of the class beneficially owned by any other person.

Name of Beneficial Owner	Number of Votes	Percent of Class
Patrick J. Haynes, III (1)	1,766,399	39.1%
The Thurston Group, Inc. (1)	1,709,191	38.2%
Waveland, L.L.C. (1)	1,766,399	39.1%
Russell T. Stern, Jr. (1)	1,853,643	40.6%

(1)	The business address of this person is 2700 Patriot Boulevard, Suite 150, Glenview, Illinois 60025. The shares shown as beneficially owned by Mr. Haynes include all the shares beneficially owned by Waveland, L.L.C., of which Mr. Haynes is the sole managing member. The shares shown as beneficially owned by Waveland, L.L.C. include all the shares owned by The Thurston Group, Inc., of which Mr. Haynes is the Senior Managing Director. The shares shown as beneficially owned by Mr. Stern include all shares beneficially owned by The Thurston Group, Inc., of which Mr. Stern is the chairman.

The following table sets forth information as of March 25, 2003, as to each class of our equity securities beneficially owned by each director, by each executive officer and by all directors and executive officers as a group. In calculating the ownership percentages for our common stock, we used the 888,483 shares of common stock outstanding on March 25, 2003. Since these calculations do not include the four series of our voting preferred stock included in the calculations in the preceding table, the beneficial ownership percentages set forth below will differ from those set forth in the preceding table.

	Common Stock			Preferred Stock
Name of Beneficial Owner	Number of Shares		Percent of Class	Series	Number of Shares		Percent of Class
Patrick J. Haynes, III (1)	422,649	(2)	33.7%	D	1,500,000	(2)	100.0%
				G	1,140,126	(2)	100.0%
Norman M. Phipps (3)	4,167		0.5%
J. Alan Lindauer (4)	4,505	(5)	0.5%
Robert T. Isham, Jr. (1)	8,698	(6)	1.0%	A	8,333		2.1%
Michael J. Labedz (1)	18,750	(7)	2.1%
Thomas C. Ratchford (1)	4,167	(7)	0.5%
Leighton W. Smith (1)	4,167	(7)	0.5%
All directors and executive officers as a group (2)(5)(6)(7)	467,103		36.1%

(1)	The business address for this person is 2700 Patriot Boulevard, Suite 150, Glenview, Illinois 60025.
(2)	Includes all the shares beneficially owned by Waveland, L.L.C., of which Mr. Haynes is the sole managing member.
(3)	The business address of this person is 2700 Patriot Boulevard, Suite 150, Glenview, Illinois 60025. Mr. Phipps’ shares represent shares that may be acquired within 60 days upon the exercise of options.
(4)	The business address for this person is 300 East Main Street, Suite 1380, Norfolk, Virginia 23510.
(5)	These shares do not include the 156,250 votes represented by 1,250,000 shares of Avery’s series h preferred stock that are beneficially owned by Waterside Capital Corporation, of which Mr. Lindauer is president and a director. Waterside is a publicly held small business investment company, and Mr. Lindauer disclaims beneficial ownership of these shares.
(6)	Of these shares, 5,797 represent shares that may be acquired within 60 days upon the exercise of options and warrants, and 694 represent shares that may be acquired within 60 days upon the conversion of convertible securities.
(7)	Represents shares that may be acquired within 60 days upon the exercise of options.

Equity Compensation Plan Information

Equity securities have been issued under compensation plans as follows:

Plan category	Number of securities to be issued upon issuance of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance
	( a )	( b )	( c )
Equity compensation plans approved by security holders
Equity compensation plans not approved by security holders	174,664	$1.85	1,495,336
Total	174,664	$1.85	1,495,336

Please see Note 12 to the financial statements included in this information statement for a description of the material features of the compensation plans.

CERTAIN TRANSACTIONS

During 2000 and 2001, we loaned an aggregate of $4,064,500 to Qorus.com, Inc. and its wholly owned subsidiary, Aelix, Inc. The notes evidencing those loans bore interest varying from 10% to 12%. In November 2001, in a transaction approved with the consent of a majority of the stockholders of Qorus, we purchased substantially all of the assets comprising the intelligent message communications service business of Qorus and Aelix. We canceled the $4,064,500 of notes payable to us by Qorus and Aelix and agreed to assume certain liabilities of Qorus and Aelix as consideration for the assets. We also agreed to pay to Qorus an amount equal to five percent (5%) of the net after-tax income, if any, generated by the acquired intelligent message communications service business for a period of five years following the closing date. Pursuant to an agreement among the parties entered into in March 2002, the parties agreed to eliminate this royalty obligation in exchange for a cash payment in the amount of $100,000, the return of all common shares of Qorus held by Avery or its subsidiaries and the cancellation of all unexercised options to purchase common shares of Qorus held by us or our subsidiaries.

Qorus is a publicly held company the securities of which are traded on the OTC Bulletin Board. Patrick J. Haynes, III, a director and the Chairman of the Board and Chief Executive Officer of Avery, beneficially owns approximately 58.1% of Qorus’ common stock, and Robert T. Isham, Jr., a director of Avery, beneficially owns approximately 3.8% of Qorus’ common stock. Mr. Haynes and Mr. Isham are directors of Avery and the sole directors of Qorus. Mr. Haynes is the Chairman and Chief Executive Officer and a director of Avery, and the Chairman of the Executive Committee of Qorus. Thomas C. Ratchford is the Chief Financial Officer of both Avery and Qorus.

On October 3, 2000, Avery loaned to the following officers and directors of Avery the amount set forth opposite such person’s name in connection with the exercise of certain options and warrants:

Name	Loan Amount
Patrick J. Haynes, III	$378,684
Robert T. Isham, Jr.	$58,024
J. Alan Lindauer	$58,419
Norman M. Phipps	$46,148

Each loan was non-recourse to the borrower, was secured by the common stock purchased, matured in October 2002, and bore interest at the rate of 6.6% per annum. When the notes matured in October 2002, each of the officers and directors elected to surrender the underlying shares of Avery and Primal stock which served as collateral for the loans.

At various times between December 7, 2000 and December 31, 2001, Thurston Communications Corporation, our wholly owned subsidiary, advanced an aggregate of $1,995,000 to Customer Care & Technology Holdings, Inc. In connection with such advances, Customer Care & Technology Holdings agreed to issue to Avery 1,995,000 shares of its series b senior convertible redeemable preferred stock. Each share of series b preferred stock is convertible at the option of the holder into four shares of the common stock of Customer Care & Technology Holdings. The series b preferred stock pays dividends at the rate of 10% per annum, and is mandatorily redeemable for $1.00 per share on the fifth anniversary of the date of issuance. Patrick J. Haynes, III, a director and the Chairman of the Board, President and Chief Executive Officer of Avery, is the controlling stockholder and the Chairman of the Board of Directors, President and Chief Executive Officer of Customer Care & Technology Holdings. During 2001, this investment became worthless and was written off.

On February 1, 2001, Avery purchased all of the capital stock of Avery held by Franklin Capital Corporation, at the time a beneficial owner of more than five percent of the common stock of Avery, and all outstanding options and warrants to purchase capital stock of Avery held by Stephen Brown and Spencer Brown.

The total purchase price for the transaction was $1,786,851. Included in such total amount were 1,183,938 shares of common stock held by Franklin Capital purchased for $1.02 per share, 350,000 shares of series e preferred stock held by Franklin Capital purchased for $1.00 per share plus accrued and unpaid dividends on the preferred stock in the amount of $14,234, warrants and options to purchase 120,000 shares of common stock of Avery held by Stephen Brown purchased for $120,000, and warrants and options to purchase 95,200 shares of the common stock of Avery held by Spencer Brown purchased for $95,000. In addition, Franklin Capital received 1,533,938 shares of Primal common stock in conjunction with the distribution of Primal’s common stock to Avery’s security holders. Stephen Brown and Spencer Brown control Franklin Capital and are former directors of Avery.

Effective September 4, 2001, Phipps & Company, LLC entered into a consulting agreement with Avery. Norman M. Phipps, a director of Avery, is the sole member of Phipps & Company, LLC Under this consulting agreement, Phipps & Company, LLC serves as an independent contractor. The consulting agreement expired on December 31, 2002, but has been extended on a month-to-month basis. Phipps & Company, LLC receives $20,000 per month during the term of the agreement. In addition, Avery will pay Phipps & Company, LLC an additional, non-accountable expense allowance of $1,000 per month to defray costs of office equipment, rent, secretarial services and other similar expenses. Avery will reimburse Phipps & Company, LLC for all out-of-pocket expenses reasonably incurred by Phipps & Company, LLC, its members, employees, agents and representatives in connection with consulting services, rendered pursuant to the consulting agreement. During 2002, Avery paid Phipps & Company an aggregate of $252,000 pursuant to this consulting agreement.

Effective May 1, 2001, Robert T. Isham, Jr., a director of Avery, entered into a consulting agreement with Avery. Under this consulting agreement, Mr. Isham serves as an independent contractor. The consulting agreement is renewed monthly and may be terminated by either party upon 10 days written notice. Mr. Isham receives $20,000 per month during the term of the agreement. In addition, Avery will reimburse Mr. Isham for all out-of-pocket expenses reasonably incurred by Mr. Isham in connection with consulting services rendered pursuant to the consulting agreement. During 2002, Avery paid Mr. Isham an aggregate of $240,000 pursuant to this consulting agreement.

In December 2001, Avery executed and delivered to Waterside Capital Corporation a promissory note in the original principal amount of $680,681. The note bears interest at 8% per annum, provides for quarterly interest payments and matures on December 31, 2006. Avery issued the note to Waterside in exchange for the cancellation of a prior promissory note payable to Waterside in the amount of $350,000 which was otherwise due to mature on December 12, 2002. In addition, Waterside agreed to surrender for cancellation 54,396 shares of Avery’s common stock, warrants to purchase for $10.00 per share up to 15,000 shares of Avery’s common stock and warrants to purchase for $12.00 per share up to 5,105 shares of Avery’s common stock. J. Alan Lindauer, a director of Avery, is a director and the President and Chief Executive Officer of Waterside.

We paid The Thurston Group $131,179 in 2002 for the rental of office space occupied by our corporate staff in Chicago, Illinois. Patrick J. Haynes, III, a director and the Chairman of the Board, President and Chief Executive Officer of Avery, is a principal and the Senior Managing Director of The Thurston Group. In 2001, we paid The Thurston Group $96,070 for rental of office space.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC’s public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at “http://www.sec.gov.”

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS INFORMATION STATEMENT. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS INFORMATION STATEMENT. THIS INFORMATION STATEMENT IS DATED JUNE 12, 2003. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THE INFORMATION STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN SUCH DATE, AND THE MAILING OF THIS INFORMATION STATEMENT TO STOCKHOLDERS SHALL NOT CREATE ANY IMPLICATION TO THE CONTRARY.

AVERY COMMUNICATIONS, INC. AND SUBSIDIARIES

INDEX TO FINANCIAL STATEMENTS

Page

Consolidated Financial Statements for the Three Months Ended March 31, 2003	F-2

Report of Independent Certified Public Accountants	F-11

Consolidated Financial Statements for the Fiscal Year Ended December 31, 2002	F-12

AVERY COMMUNICATIONS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

ASSETS	March 31, 2003	December 31, 2002
	(Unaudited)
Current assets:
Cash and cash equivalents	$2,402,657	$4,142,377

Accounts receivable:
Trade accounts receivable	3,321,388	3,182,984
Advance payment receivables, net of allowance for doubtful accounts of $303,759 and $289,147 at March 31, 2003 and December 31, 2002, respectively	3,013,323	3,322,057
LEC billing and collection fees receivable	5,475,108	4,285,232

Total accounts receivable	11,809,819	10,790,273

Receivable from OAN	5,584,555	5,484,364
Other receivables	50,818	11,825
Current portion of deposits with LECs	—	1,300,000
Other current assets	804,787	600,155

Total current assets	20,652,636	22,328,994

Property and equipment:
Computer equipment and software	5,519,866	5,538,422
Furniture and fixtures	480,346	487,410
Leasehold improvements	199,608	199,608
Accumulated depreciation and amortization	(2,735,591)	(2,510,046)

Property and equipment, net	3,464,229	3,715,394

Other assets:
Goodwill, net	5,577,735	5,577,735
Deposits with LECs, net of current portion	1,447,527	1,470,648
Notes receivable due from related parties, net of allowance of $881,110	382,700	382,700
Investments in affiliates	93,172	93,172
Purchased contracts, net of accumulated amortization of $416,763 and $404,263 at March 31, 2003 and December 31, 2002, respectively	87,500	100,000
Capitalized financing fees, net of accumulated amortization of $269,963 and $215,970 at March 31, 2003 and December 31, 2002, respectively	493,265	547,258
Other assets	854	854

Total other assets	8,082,753	8,172,367

Total assets	$32,199,618	$34,216,755

The accompanying notes are an integral part of these consolidated financial statements.

AVERY COMMUNICATIONS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS—(Continued)

LIABILITIES AND STOCKHOLDERS’ DEFICIT	March 31, 2003	December 31, 2002
	(Unaudited)
Current liabilities:
Lines of credit	$3,320,016	$6,076,312
LEC billing and collection fees payable	2,871,835	2,815,057
Trade accounts payable	219,479	511,304
Accrued liabilities	523,823	861,701
Current portion of customer cure liability	317,701	317,701
Deposits and other payables related to customers	30,410,742	28,718,804

Total current liabilities	37,663,596	39,300,879

Non-current liabilities:
Notes payable to related party	680,681	680,681
Customer cure liability, net of current portion	977,760	1,011,461

Total non-current liabilities	1,658,441	1,692,142

Redeemable preferred stock:
Series A; $0.01 par value, 391,667 shares authorized, issued and outstanding (liquidation preference of $391,667)	391,667	391,667
Series B; $0.01 par value, 390,000 shares authorized, issued and outstanding (liquidation preference of $390,000)	390,000	390,000
Series C; $0.01 par value, 40,000 shares authorized, issued and outstanding (liquidation preference of $40,000)	40,000	40,000
Series D; $0.01 par value, 1,500,000 shares authorized, issued and and outstanding (liquidation preference of $1,500,000)	1,500,000	1,500,000

Total redeemable preferred stock	2,321,667	2,321,667

Commitments and contingencies

Stockholders’ deficit:
Preferred stock:
Series G; $0.01 par value, 1,140,126 shares authorized, issued and outstanding (liquidation preference of $11,401)	11,401	11,401
Series H; $0.01 par value, 1,600,000 shares authorized, issued and outstanding (liquidation preference of $1,600,000)	16,000	16,000
Series I; $0.01 par value, 500,000 shares authorized, issued and outstanding (liquidation preference of $500,000)	5,000	5,000
Common stock: $0.01 par value, 20,000,000 shares authorized, 1,267,955 issued	12,680	12,680
Additional paid-in capital	12,061,316	12,098,816
Accumulated deficit	(21,150,023)	(20,841,370)
Treasury stock, at cost, 379,472 common shares	(381,617)	(381,617)
Subscription notes receivable, net of allowance of $125,000	(18,843)	(18,843)

Total stockholders’ deficit	(9,444,086)	(9,097,933)

Total liabilities and stockholders’ deficit	$32,199,618	$34,216,755

The accompanying notes are an integral part of these consolidated financial statements.

AVERY COMMUNICATIONS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended March 31,
	2003	2002
	(Unaudited)
Revenues	$8,817,970	$11,179,661
Cost of revenues	(5,942,383)	(8,027,725)

Gross profit	2,875,587	3,151,936
Operating expenses	(3,148,563)	(3,868,731)
Advance funding program income	78,761	43,933

Operating loss	(194,215)	(672,862)

Other income (expense):
Interest expense	(114,438)	(40,011)
Other, net	—	(123,871)

Total other expense	(114,438)	(163,882)

Income tax benefit	—	284,493

Net loss	(308,653)	(552,251)

Less dividend earned on preferred stock	123,192	123,192

Net loss attributable to common shareholders	$(431,845)	$(675,443)

Per share data:
Basic and diluted net loss per share	$(0.49)	$(0.56)

Weighted average number of common shares outstanding:
Basic common shares	888,483	1,198,906

Diluted common shares	888,483	1,198,906

The accompanying notes are an integral part of these consolidated financial statements.

AVERY COMMUNICATIONS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended March 31,
	2003	2002
		(Restated)
	(Unaudited)
Cash flows from (used in) operating activities:
Net loss	$(308,653)	$(552,251)
Deferred income taxes	—	(284,493)
Depreciation and amortization	292,038	223,669
Writeoff of property and equipment	34,568	—
Investment asset surrendered in exchange for royalty obligation	—	30,100
Change in operating assets and liabilities:
Trade accounts receivable	(138,404)	(1,102,376)
Advance payment receivables	308,734	60,177
Other current assets	(204,632)	(605,963)
Deposits with LECs	1,323,121	352,323
Other receivables	(1,329,060)	(1,564,734)
LEC billing and collection fees payable	56,778	(79,100)
Trade accounts payable and accrued liabilities	(663,404)	1,107,381
Income taxes payable	—	(51,500)
Deposits and other payables related to customers	1,691,938	(2,988,170)
Other assets	—	(5,893)

Net cash provided by (used in) operations	1,063,024	(5,460,830)

Cash flows from (used in) investing activities:
Purchase of property and equipment	(8,948)	(123,127)

Net cash used in investing activities	(8,948)	(123,127)

Cash flows from (used in) financing activities:
Proceeds (repayments) from line of credit, net	(2,756,296)	2,767,278
Purchase of treasury stock	—	(33,137)
Payment of preferred stock dividends	(37,500)	(37,500)

Net cash provided by (used in) financing activities	(2,793,796)	2,696,641

Decrease in cash	(1,739,720)	(2,887,316)
Cash at beginning of period	4,142,377	5,422,202

Cash at end of period	$2,402,657	$2,534,886

Supplemental disclosures:
Interest paid	$114,438	$40,011

Income taxes paid	$—	$51,500

The accompanying notes are an integral part of these consolidated financial statements.

AVERY COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.    Basis of Presentation

The accompanying unaudited financial statements of Avery Communications, Inc. (“Avery”) and subsidiaries (collectively, the “Company”) have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

Avery’s principal subsidiaries, whose results are included in the financial statements, are as follows:

•	ACI Billing Services, Inc. (“ACI”), which provides billing and collection clearinghouse services to telecommunications customers;

•	HBS Billing Services Company (“HBS”), which provides billing and collection clearinghouse services to telecommunications customers; and

•	Aelix, Inc. (“Aelix”), which offers intelligent message communication services and call center support services.

Management uses estimates and assumptions in preparing financial statements in accordance with generally accepted accounting principles. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities and the reported amounts of revenues and expenses. Actual results could vary from the estimates that were used.

Certain prior period amounts have been reclassified to conform to the 2003 presentation.

In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. Operating results for the three-month period ended March 31, 2003 are not necessarily indicative of the results that may be expected for the year ending December 31, 2003. This filing should be read in conjunction with the Company’s annual report on Form 10-K/A for the year ended December 31, 2002.

2.    Liquidity

The Company incurred a net loss of $0.3 million during the three months ended March 31, 2003. The Company’s operating activities provided $1.1 million of cash during the same three month period, and at March 31, 2003, stockholders’ deficit is $9.4 million. The Company is optimistic that it will achieve profitability during 2003, based largely upon cost reductions realized through a consolidation of operations and incremental income from newly introduced business services. Accordingly, the Company does not anticipate the need over the foreseeable future for additional financing or capital (excluding funding from the existing line of credit) to fund continuing operations.

Revenue during the first three months of 2003 decreased by $2.4 million compared to the same period in 2002. Revenue from clearinghouse services is declining as a result of a decrease in the volume of call records processed on behalf of our customers. The Company’s customers, typically long distance network resellers, have been adversely affected by increased usage of cell phones and prepaid phone cards and greater consumer reliance on local exchange carriers (“LECs”) for long distance service. The Company is attempting to increase revenue through the acquisition of complementary businesses and through the offering of new services, such as 900 area code business billing and the Aelix message communication and call center support services. The Company’s intention is to make acquisitions or expand into markets which will leverage its existing infrastructure.

AVERY COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS —(Continued)

The Company’s working capital position at both March 31, 2003 and December 31, 2002 was a negative $17.0 million. The Company can operate with significant negative working capital because a significant portion of current liabilities do not require payment in the near future. For example, current liabilities at March 31, 2003 include approximately $7 million of deposits from customers which are not typically refunded in the ordinary course of business. The customer deposits would be refundable over time, typically over 18 months, and only if the customer were to significantly reduce the volume of business done with the Company or terminate its relationship. Most customers have experienced lower call record volumes over the past year, and such volume reductions have reduced certain categories of deposits from customers. The Company has not historically experienced any material loss of customers in its business in any one year.

3.    New Accounting Standards

In December 2002, FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation-Transition and Disclosure-an amendment of FASB Statement No. 123.” This statement amends SFAS No. 123, “Accounting for Stock-Based Compensation,” to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. This statement is effective for fiscal years ending after December 15, 2002. We adopted the disclosure requirements of SFAS No. 148 effective December 15, 2002. We adopted this statement effective January 1, 2003, and the adoption of this standard had no material effect on our financial condition, cash flows or results of operations.

4.    Stock Based Compensation

We account for stock-based employee compensation using the intrinsic value-based method prescribed by Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB No. 25”) and related interpretations. As such, compensation expense is recorded on the date of grant to the extent the current market price of the underlying stock exceeds the exercise price. We recorded no compensation expense in the quarters ended March 31, 2003 and 2002. If we had determined compensation based on the fair value at the grant date for the stock options under SFAS No. 123, “Accounting for Stock Based Compensation” (“FAS No. 123”) as amended by SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure—an amendment of FASB Statement No. 123 (“FAS No. 148”), net loss per share would not have been materially different for the quarters ended March 31, 2003 and 2002.

	Three Months Ended March 31,
	2003	2002
	(unaudited)
Net loss attributable to stockholders, as reported	$(431,845)	$(675,443)
Add: Stock based employee compensation expense (credit) included in reported net loss	—	—
Deduct: Stock based employee compensation expense determined under fair value based method	—	—
Pro forma net loss attributable to common stockholders	(431,845)	(675,443)
Basic as reported	(0.49)	(0.56)
Diluted as reported	(0.49)	(0.56)
Pro forma – Basic	(0.49)	(0.56)
Pro forma – Diluted	(0.49)	(0.56)

AVERY COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS —(Continued)

5.    Income Taxes

During the three months ended March 31, 2003, the Company recorded no provision for income taxes (and related deferred tax assets) due to the uncertainty of generating future taxable income to offset any deferred tax assets. The prior year income tax provision differed from expected taxes of 34% because of items permanently not deductible for income tax reporting purposes.

6.    Net Loss Per Common Share

Basic and diluted net loss per share are computed by dividing the net loss, plus preferred stock dividends earned of $123,192 for each of the three month periods ended March 31, 2003 and 2002 by the weighted average number of shares of common stock outstanding during the respective periods. The effect of the preferred stock dividend on the basic and diluted loss per common share was $0.14 and $0.10 per weighted average common share outstanding for the three month periods ended March 31, 2003 and 2002, respectively.

Diluted net loss per share equals basic loss per share because of the anti-dilutive effect of outstanding options, warrants and instruments convertible into common stock. If all outstanding options and warrants to purchase common stock were exercised, and if all instruments convertible into common stock were so converted, then the additional common stock outstanding would approximate 870,000 equivalent shares at March 31, 2003.

7.    Certain Transactions

On March 9, 2001, HBS’ largest customer, which accounted for 24% of our revenue in 2002, filed a voluntary petition for protection under Chapter 11 of the U. S. Bankruptcy Code in connection with the reorganization of its parent company. The customer’s volume of call records processed has declined since the bankruptcy filing, but the decline in volume is believed to be attributable to general industry trends. As of March 31, 2003, the filing has had no material adverse effect on HBS’ business relationship with this customer, and, based upon conversations between the managements of the two companies, we do not currently anticipate that the filing will materially adversely affect the relationship with this entity in the future.

In connection with our purchase of assets from Qorus.com, Inc. (“Qorus”) in November 2001 (which resulted in the formation of Aelix), we agreed to pay Qorus a royalty amount equal to five percent (5%) of the net after-tax income, if any, generated by the acquired intelligent message communications service for a period of five years following the closing date. Pursuant to an agreement among the parties entered into in March 2002, Qorus agreed to eliminate this royalty obligation in exchange for our (i) cash payment in the amount of $100,000, (ii) return of all 3,010,000 common shares of Qorus held by us; and (iii) agreement to cancel all unexercised options to purchase 1,066,500 common shares of Qorus at a price of $0.01 per share. At December 31, 2001, the investment in Qorus was recorded in our financial statements at $30,100. During the first quarter of 2002, we recorded an expense of $130,100 in connection with this transaction.

On January 3, 2002, we advanced the sum of $200,000 to Norlenton Investments, one of our shareholders, in exchange for a recourse promissory note. The balance due under the note totaled $200,000 at December 31, 2002. The note bore interest at 6% and called for the repayment of all principal and interest on January 3, 2003. On January 3, 2003, the note was exchanged for a new 6% note totaling $212,000 which matures on January 3, 2005. The note is secured by 38,881 shares of our common stock.

In connection with the spin-off of our former subsidiary, Primal Solutions, Inc. (“PSI”), we advanced certain former PSI stockholders $1,563,500 on July 31, 2000 in exchange for promissory notes. The notes are non-recourse, bear interest at 6.6% per annum and were originally due on July 31, 2002. During the third quarter of

AVERY COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS —(Continued)

2001, we established a reserve of $810,000 against those notes receivable, due to the excess of the amount due over the stock value. In January 2002, notes with a face value of $878,500 were assigned to an unrelated party, and the maturity date of such assigned notes was extended to July 31, 2006. During the second quarter of 2002, we added $400,000 to the reserve based upon a further decline in the value of the stock collateralizing such notes. On July 31, 2002, notes with a face value of $685,000 (and a net carrying value of $170,000) were cancelled in exchange for surrender of the related collateral of 1,010,367 shares of our non-dividend bearing Series G preferred stock. At March 31, 2003, the $878,500 of outstanding notes (with a net carrying value of $182,700) are secured by 1,140,126 shares of our non-dividend bearing Series G preferred stock (which are convertible into 159,076 shares of our common stock).

8.    Commitments And Contingencies

On August 3, 2001, ACI completed the acquisition of certain assets from OAN Services, Inc. (“OAN”). OAN had filed a bankruptcy petition under Chapter 11 of the U.S. Bankruptcy Code earlier in 2001. During 2002, one of the major pre-petition creditors of OAN appealed certain of the bankruptcy court’s rulings relative to the disbursement of OAN’s funds to creditors after the bankruptcy filing. During the third quarter of 2002, the pre-petition creditor succeeded in obtaining a ruling from an appeals court which remanded the case back to the bankruptcy court for reconsideration of its earlier rulings. The creditor has put many of ACI’s customers on notice that all or a portion of OAN’s disbursements to them which were previously approved by the bankruptcy court may be disgorged. We are not a party to the bankruptcy filing or any appeal of the bankruptcy court’s rulings. We do not believe that the ultimate resolution of this dispute will have a material adverse effect on our results of operation or financial position; however, due to the inherent uncertainty of litigation, there can be no assurance that the resolution of the dispute would not have a material adverse effect on our results of operations or financial position for the fiscal period in which such resolution occurred.

We are involved in various other claims and regulatory proceedings arising in the ordinary course of business. We believe it is unlikely that the final outcome of any of the claims or proceedings to which we are a party will have a material adverse effect on our financial position or results of operations; however, due to the inherent uncertainty of litigation, there can be no assurance that the resolution of any particular claim or proceeding would not have a material adverse effect on our results of operations or financial position for the fiscal period in which such resolution occurred.

9.    Receivable from OAN

At March 31, 2003 and December 31, 2002, the Company had recorded a receivable from OAN in the amount of $5.6 million and $5.5 million respectively, which at the respective dates is the excess of consideration paid over the actual assets and liabilities transferred to it at the respective dates. The receivable from OAN arose primarily because ACI paid for the acquisition of deposits held by LECs which have not yet been conveyed to the Company under the terms of the purchase contract and because of other adjustments to the purchase price of $3.7 million. Management believes the receivable is collectible in light of the solvency of the party and its perceived intention to pay.

10.    Goodwill

Goodwill recorded on our financial statements at March 31, 2003 and December 31, 2002 was $5.6 million. Goodwill results from the difference between the purchase price paid and liabilities assumed by Avery over the estimated fair market value of the assets of HBS and Aelix, including any post-closing increases to goodwill resulting from earn out payments or similar adjustments. Financial Accounting Standard No. 142, “Goodwill and

AVERY COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS —(Continued)

Other Intangible Assets” (“FAS No. 142”) requires that goodwill recorded on acquisitions completed prior to July 1, 2001 be amortized through December 31, 2001. Effective January 1, 2002, goodwill is no longer amortized in periodic equal pre-determined charges, but will instead be tested for impairment as set forth in the statement. The Company adopted FAS No. 142 effective January 1, 2002.

The Company has performed the required transitional and annual impairment tests in accordance with the rules contained in SFAS No. 142. In connection with the annual impairment test, the Company obtained an independent valuation. On the basis of the independent valuation and management’s analyses, the Company concluded that its enterprise value was greater than the carrying value and accordingly concluded that there is no impairment of goodwill.

In accordance with the rules contained in SFAS No. 142, the Company intends annually, on a going forward basis, to evaluate goodwill during the fourth quarter of each year and when events and circumstances indicate that goodwill may be impaired. The goodwill impairment review process will rely upon enterprise value methodology. If the fair market value of the business is less than its carrying value, the Company will conduct further valuation analysis to specifically identify and assign the impairment to various asset components. Should impairment be indicated, the impaired amount will be charged to expense.

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of

    Avery Communications, Inc.

We have audited the accompanying consolidated balance sheets of Avery Communications, Inc., and subsidiaries as of December 31, 2002 and 2001 and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for each of the years in the three year period ended December 31, 2002. We did not audit the financial statements of Primal Solutions, Inc., a consolidated subsidiary for the year ended December 31, 2000, which statements reflect total revenue of $9,515,805. This statement was audited by other auditors whose report has been furnished to us and our opinion, insofar as it relates to the amounts included for Primal Solutions, Inc., is based solely on the report of the other auditors. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, based on our report and the report of other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Avery Communications, Inc. and subsidiaries as of December 31, 2002 and 2001 and the results of their operations and their cash flows for each of the years in the three year period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States. Also in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

As more fully discussed in Note 16, subsequent to the issuance of the Company’s 2001 financial statements and our report thereon dated, March 20, 2002, we became aware that the distribution of Primal Solutions, Inc. effective February 12, 2001, which was accounted for as pro rata distribution should not have been accounted for as pro rata distribution. The distribution has been amended to account for this transaction using the fair value of the assets and liabilities distributed. In our original report we expressed an unqualified opinion on the 2001 financial statements, and our opinion on the revised statements herein, remains unqualified.

As discussed in Note 1 to the consolidated financial statements, effective January 1, 2002, the Company adopted Statement of Financial Standard No. 142, “Goodwill and Other Intangible Assets.”

/s/ KBA Group LLP

Dallas, Texas

March 20, 2003

AVERY COMMUNICATIONS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

ASSETS	December 31, 2002	December 31, 2001
		(Restated)
Current assets:
Cash and cash equivalents	$4,142,377	$5,422,202
Trade accounts receivable:
Trade accounts	3,182,984	3,231,166
Advance payment receivables, net of allowance for doubtful accounts of $289,147 and $242,901 at December 31, 2002 and December 31, 2001 respectively	3,322,057	1,794,352
LEC billing and collection fees receivable	4,285,232	4,948,502

Total trade accounts receivable	10,790,273	9,974,020

Receivable from OAN	5,484,364	5,360,845
Other receivables	11,825	94,376

Deferred tax asset	—	1,090,690
Current portion of deposits with LECs	1,300,000	933,618
Other current assets	600,155	53,354

Total current assets	22,328,994	22,929,105

Property and equipment:
Computer equipment and software	5,538,422	5,718,172
Furniture and fixtures	487,410	500,003
Leasehold improvements	199,608
Accumulated depreciation and amortization	(2,510,046)	(1,379,877)

Property and equipment, net	3,715,394	4,838,298

Other assets:
Goodwill, net	5,577,735	5,577,735
Deposits with LECs, net of current portion	1,470,648	2,236,983
Notes receivable due from related parties, net of allowance of $881,110 and $1,210,800 at December 31, 2002 and December 31, 2001 respectively	382,700	752,700
Investments in related entities	93,172	30,100
Purchased contracts, net of accumulated amortization of $404,263 and $339,996 at December 31, 2002 and December 31, 2001, respectively	100,000	14,267
Capitalized financing fees, net of accumulated amortization of $215,970 and $-0- at December 31, 2002 and December 31, 2001, respectively	547,258	718,299
Other assets	854	43,036

Total other assets	8,172,367	9,373,120

Total assets	$34,216,755	$37,140,523

The accompanying notes are an integral part of these consolidated financial statements.

AVERY COMMUNICATIONS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS—(Continued)

Liabilities and Stockholders' Deficit	December 31, 2002	December 31, 2001
		(Restated)
Current liabilities:
Lines of credit	$6,076,312	$2,607,705
LEC billing and collection fees payable	2,815,057	2,901,892
Trade accounts payable	511,304	1,898,651
Accrued liabilities	861,701	1,051,087
Current portion of customer cure liability	317,701	317,701
Income taxes payable	—	163,994
Deposits and other payables related to customers	28,718,804	27,118,482

Total current liabilities	39,300,879	36,059,512

Non-current liabilities:
Note payable to related party	680,681	680,681
Customer cure liability, net of current portion	1,011,461	1,576,021

Total non-current liabilities	1,692,142	2,256,702

Redeemable preferred stock:
Series A; $0.01 par value, 391,667 shares authorized, issued and outstanding (liquidation preference of $391,667)	391,667	391,667
Series B; $0.01 par value, 390,000 shares authorized, issued and outstanding (liquidation preference of $390,000)	390,000	390,000
Series C; $0.01 par value, 40,000 shares authorized, issued and outstanding (liquidation preference of $40,000)	40,000	40,000
Series D; $0.01 par value, 1,500,000 shares authorized, issued and outstanding (liquidation preference of $1,500,000)	1,500,000	1,500,000

Total redeemable preferred stock	2,321,667	2,321,667

Commitments and contingencies (Note 14)70

Stockholders' deficit:
Preferred stock:
Series G; $0.01 par value, 1,140,126 and 2,150,493 shares authorized, issued and outstanding at December 31, 2002 and December 31, 2001, respectively (liquidation preference of $11,401 at December 31, 2002 and $21,505 at December 31, 2001)	11,401	21,505
Series H; $0.01 par value, 1,600,000 shares authorized, issued and outstanding (liquidation preference of $1,600,000)	16,000	16,000
Series I; $0.01 par value, 500,000 shares authorized, issued and outstanding (liquidation preference of $500,000)	5,000	5,000
Common stock; $0.01 par value, 20,000,000 shares authorized, 1,267,955 issued	12,680	12,680
Additional paid-in capital	12,100,929	12,753,592
Accumulated deficit	(20,841,370)	(15,169,267)
Treasury stock, at cost, 379,472 and 60,271 common shares at December 31, 2002 and December 31, 2001, respectively	(383,730)	(58,440)
Subscription notes receivable, net of allowance of $125,000 and $183,272 at December 31, 2002 and December 31, 2001 respectively	(18,843)	(1,078,428)

Total stockholders' deficit	(9,097,933)	(3,497,358)

Total liabilities and stockholders' deficit	$34,216,755	$37,140,523

The accompanying notes are an integral part of these consolidated financial statements.

AVERY COMMUNICATIONS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Year Ended December 31,
	2002	2001	2000
		(Restated)
Revenues	$40,536,391	$41,915,531	$36,475,177
Cost of revenues	(27,559,187)	(29,979,882)	(25,783,816)

Gross profit	12,977,204	11,935,649	10,691,361

Operating expenses	(16,513,732)	(10,589,576)	(7,496,469)
Advance funding program income	277,132	175,242	126,655

Total	(16,236,600)	(10,414,334)	(7,369,814)

Operating income (loss)	(3,259,396)	1,521,315	3,321,547

Other income (expense):
Interest expense	(499,001)	(68,812)	(133,120)
Interest income	73,049	343,278	448,340
Write-off investment in affiliate	—	(2,361,405)	—
Write-off of notes receivable from related parties	(1,300,000)	(930,608)	—
Other, net	(57,046)	(136,786)	—

Total other income (expense), net	(1,782,998)	(3,154,333)	315,220

Loss from continuing operations before provision for income taxes and discontinued operations	(5,042,394)	(1,633,018)	3,636,767
Provision for income taxes	(629,709)	(216,945)	(1,313,518)

Income (loss) from continuing operations	(5,672,103)	(1,849,963)	2,323,249
Loss from discontinued operations (net of applicable income tax benefit of $345,000 and $1,429,970 for the year ended December 31, 2001 and December 31, 2000)	—	(666,036)	(3,700,487)
Loss on non pro rata distribution of Primal Solutions, Inc., common stock	—	(6,114,255)	—

Net loss	$(5,672,103)	$(8,630,254)	$(1,377,238)

Less dividend earned on preferred stock	(492,767)	(453,715)	(283,783)
Add excess of carrying value of Series G preferred stock exchanged for PSI stock, at fair value	—	4,455,187	—

Net loss attributable to common shareholders	$(6,164,870)	$(4,628,782)	$(1,661,021)

Per share data:
Basic net loss per share:
Continuing operations income (loss)	$(5.66)	$(1.81)	$1.76
Discontinued operations	—	(1.82)	(3.20)

Net loss	$(5.66)	$(3.63)	$(1.44)

Diluted net loss per share:
Continuing operations income (loss)	$(5.66)	$(1.81)	$1.12
Discontinued operations	—	(1.82)	(1.84)

Net loss	$(5.66)	$(3.63)	$(0.72)

Weighted average number of common shares outstanding:
Basic common shares	1,089,515	1,274,687	1,160,141

Diluted common shares	1,089,515	1,274,687	2,044,082

The accompanying notes are an integral part of these consolidated financial statements.

AVERY COMMUNICATIONS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)

	Preferred Stock		Common Stock		Additional Paid-In Capital	Subscription Notes Receivable	Treasury Stock		Accumulated Deficit	Total
	Shares	Amount	Shares	Amount			Shares	Amount
Balance at December 31, 1999	6,600,373	$66,004	9,803,949	$98,039	$12,306,164	$—	1,176,916	$(1,981,999)	$(5,161,775)	$5,326,433
Reclassification of preferred stock series A, B, C, D, E to redeemable preferred stock	(2,671,667)	(26,717)			(2,644,950)					(2,671,667)
Payment of preferred stock dividend					(284,892)					(284,892)
Issuance of shares for cash in connection with exercise of warrants			917,907	9,180	511,687					520,867
Issuance of shares for cash in connection with exercise of warrants and options for notes receivable including compensation cost of $848,288			1,674,041	16,741	1,923,283	(1,091,736)				848,288
Partial conversion of preferred stock to common stock	(38,333)	(383)	15,333	153	230					—
Release of HBS escrow shares—earn-out agreement					90,000					90,000
Granting of warrants for services					239,819					239,819
Issuance of shares for services			50,000	500	68,250					68,750
Treasury stock received in settlement							38,300	(54,802)		(54,802)
Preferred stock issued in connection with Primal Systems, Inc. settlement and related anticipated spin-off	3,236,521	32,365			3,542,635					3,575,000
Net loss									(1,377,238)	(1,377,238)

Balance at December 31, 2000	7,126,894	71,269	12,461,230	124,613	15,752,226	(1,091,736)	1,215,216	(2,036,801)	(6,539,013)	6,280,558

Treasury stock received in settlement							1,183,938	(1,207,618)		(1,207,618)
Payment of preferred stock dividend					(486,905)					(486,905)
Redemption of preferred stock in connection with Primal Systems, Inc. spin-off—restated	(4,976,401)	(49,764)			(368,236)					(418,000)
Record the Primal Solutions, inc. spin-off—restated					(909,693)					(909,693)
Value of options repurchased					(126,622)					(126,622)
Preferred stock issued	2,100,000	21,000			1,974,000					1,995,000
Payment on subscription note receivable						13,308				13,308
Issuance of shares for services			80,000	800	50,508					51,308
Treasury stock canceled			(2,399,154)	(23,992)	(3,220,427)		(2,399,154)	3,244,419		—
Reflect 1 for 8 stock split			(8,874,121)	(88,741)	88,741					—
Purchase of treasury stock for cash							47,000	(9,484)		(9,484)
Treasury stock received in settlement of notes payable							54,396	(48,956)		(48,956)
Net loss—restated									(8,630,254)	(8,630,254)

Balance at December 31, 2001—restated	4,250,493	42,505	1,267,955	12,680	12,753,592	(1,078,428)	60,271	(58,440)	(15,169,267)	(3,497,358)

Purchase of treasury stock for cash							72,900	(104,207)		(104,207)
Treasury stock received in settlements of notes receivable, net of increase in allowance of $838,502						1,059,585	246,301	(221,083)		838,502
Payment of preferred stock dividend					(492,767)					(492,767)
Redemption of Series G preferred stock in exchange for notes receivable	(1,010,367)	(10,104)			(159,896)					(170,000)
Net loss									(5,672,103)	(5,672,103)

Balance at December 31, 2002	3,240,126	$32,401	1,267,955	$12,680	$12,100,929	$(18,843)	379,472	$(383,730)	$(20,841,370)	$(9,097,933)

The accompanying notes are an integral part of these consolidated financial statements.

AVERY COMMUNICATIONS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2002	2001	2000
		(Restated)
Cash flows from (used in) operating activities:
Net loss	$(5,672,103)	$(8,630,254)	$(1,377,238)
Loss from discontinued operations	—	666,036	3,700,487
Loss on non pro-rata distribution of Primal Solutions, Inc.	—	6,114,255	—
Provision for bad debt expense—trade receivables	108,000	—	54,000
Provision for bad debt expense—related party notes receivable	1,300,000	1,627,589	—
Amortization of loan discounts	—	9,952	8,280
Deferred income taxes	1,090,690	(525,028)	(191,476)
Depreciation and amortization	979,397	869,184	598,506
Writeoff of property and equipment	329,476	—	—
Compensation in connection with exercise of options	—	—	848,288
Compensation and services paid in stock	—	51,308	158,750
Treasury stock received in settlement	—	—	(54,802)
Warrants issued in connection with services performed	—	—	239,819
Option buyback costs	—	88,378	—
Write off investment in affiliate	—	2,361,405	—
Investment asset surrendered in exchange for royalty obligation	30,100	—	—
Change in operating assets and liabilities:
Trade accounts receivable	48,182	(1,732,617)	(654,660)
Advance payment receivables	(1,527,705)	3,282	5,012,615
Other current assets	(546,801)	(23,693)	(3,048,212)
Deposits with LECs	399,953	(355,349)	12,000
Other receivables	671,450	(2,431,045)	—
LEC billing and collection fees payable	(86,835)	—	—
Trade accounts payable and accrued liabilities	(1,565,193)	1,693,328	495,230
Income taxes payable	(163,994)	(150,653)	58,874
Deposits and other payables related to customers	1,035,762	1,575,997	4,056,305
Other assets	383,223	(28,482)	15,830

Net cash provided by (used in) continuing operations	(3,186,398)	1,183,593	9,932,596
Net cash provided by (used in) discontinued operations	—	308,472	(3,813,087)

Net cash provided by (used in) operations	(3,186,398)	1,492,065	6,119,509

Cash flows from (used in) investing activities:
Purchase of property and equipment	(620,131)	(200,711)	(206,393)
Amounts loaned for notes receivable	(300,000)	(3,025,905)	(3,646,772)
Purchase of contracts	—	—	(7,500)
Purchase of OAN Services, Inc. net assets	—	(1,615,666)	—
Purchase of Qorus, Inc. net assets	—	(116,708)	—
Purchase of investments	—	(11,100)	(1,519,000)

Net cash used in investing activities	(920,131)	(4,970,090)	(5,379,665)

AVERY COMMUNICATIONS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS—(Continued)

	Year Ended December 31,
	2002	2001	2000
		(Restated)
Cash flows from (used in) financing activities:
Redemption of preferred shares	—	(350,000)	—
Proceeds from line of credit	3,468,607	2,607,705	—
Net proceeds from notes payable	—	210,000	—
Purchase of options for cash	—	(215,000)	—
Cash paid for financing fees	(44,929)	(160,000)	—
Purchase of treasury stock	(104,207)	(9,484)	—
Purchase of treasury stock from related party	—	(1,207,617)	—
Payment on notes payable	—	(216,668)	—
Payment of preferred stock dividends	(492,767)	(486,905)	(284,892)
Issuance of shares of common and preferred stock for cash	—	1,995,000	520,867
Payment received on subscription notes receivable	—	13,308	—

Net cash provided by financing activities	2,826,704	2,180,339	235,975

Increase (decrease) in cash	(1,279,825)	(1,297,686)	975,819
Cash at beginning of year	5,422,202	6,719,888	5,744,069

Cash at end of year	$4,142,377	$5,422,202	6,719,888

Supplemental disclosures:
Interest paid	$499,001	$72,427	$138,508

Income taxes paid	$—	$560,066	$174,588

Schedule of non-cash financing and investing transactions:
Issuance of common stock for services	$—	$51,308	$68,750

Purchase price for Aelix paid with receivable	$—	$4,064,500	$—

Treasury stock received for notes payable	$—	$48,956	$—

Note issued for refinancing, purchase of stock and financing fees	$—	$680,681	$—

Redemption of preferred stock in connection with Primal Solutions, Inc. spin-off	$—	$418,000	$—

Receipt of preferred stock in exchange for notes receivable	$170,000	$—	$—

Release of HBS escrow shares—employment and earn-out agreements	$—	$—	$90,000

Issuance of notes receivable for common stock	$—	$—	$1,091,736

Treasury stock received in settlement of notes receivable	$221,083	$—	$—

Investment in PSI received in settlement of notes receivable	$93,172	$—	$—

Issuance of preferred stock in connection with Primal Systems, Inc. settlement and related anticipated spin-off	$—	$—	$3,575,000

The accompanying notes are an integral part of these consolidated financial statements.

AVERY COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.    General and Summary of Significant Accounting Principles

Business Activity

Avery Communications, Inc. (“Avery”), a Delaware corporation, provides services through its wholly owned operating subsidiaries, Hold Billing Services Company (“HBS”), ACI Billing Services, Inc. (“ACI”) and Aelix, Inc. (“Aelix”). Avery Communications, Inc. and its subsidiaries are collectively referred to as the “Company.” The Company has other wholly owned subsidiaries which do not conduct significant operations.

HBS and ACI provide billing and collection clearinghouse services to their telecommunications customers. Billing and collection services are performed by Local Exchange Carriers (“LECs”), which HBS and ACI administer pursuant to long-term contracts. The Company currently operates under contracts with all regional bell operating companies and various other independents. The contracts give the Company the capability of billing in 49 states and the District of Columbia.

Through ACI, Avery acquired selected assets of OAN Services, Inc. (“OAN”) effective August 3, 2001 in a purchase transaction, and its operations are included in the accompanying financial statements from August 3, 2001. OAN was a direct competitor to HBS.

Avery acquired Aelix effective November 20, 2001 in a purchase transaction, and its operations are included in the accompanying financial statements from November 20, 2001. Aelix provides intelligent message and call center communications services to enterprises, notably in the travel and hospitality sectors. Its services enable users to improve their customer relationships and improve the efficiency of call center operations

Avery acquired Primal Solutions, Inc. (“PSI”) effective September 30, 1999 in a purchase transaction. On August 1, 2000, the board of directors approved the spin-off of PSI. The spin-off of PSI was effective on February 12, 2001 and the operations of PSI are included in the accompanying financial statements through that date. Accordingly, the operations of PSI have been reflected as discontinued operations in the accompanying financial statements for all periods presented. As further described in Note 3, the spin-off transaction was accounted for at fair value. Through PSI and its subsidiary, Primal Billing Solutions, the Company provided computer software programming, customization, program maintenance and product marketing for a variety of software languages and platforms.

Liquidity

Avery incurred a net loss of $5.7 million during 2002, which included a $1.3 million write-off of notes receivable from related parties and a $1.1 million write down of deferred tax assets. The Company used $3.2 million of cash in operating activities during the same period, and at December 31, 2002 has a stockholders’ deficit of $9.1 million. The Company is optimistic that it will achieve profitability in 2003, based largely upon cost reductions realized through a consolidation of operations and incremental income from newly introduced business services. Accordingly, the Company does not anticipate the need over the foreseeable future for additional financing or capital (excluding funding from the existing line of credit) to fund continuing operations.

Avery’s working capital position at December 31, 2002 was a negative $17.0 million, compared to a negative $13.1 million at December 31, 2001. The Company can operate with significant negative working capital because a significant portion of its current liabilities do not require payment in the near future. In particular, current liabilities at December 31, 2002 include approximately $6.6 million of deposits and other payables related to customers which are not typically refunded in the ordinary course of business. The customer deposits would be refundable over time, typically over 18 months, and only if the customer were to significantly reduce the volume of business done with the Company or terminate its relationship. Most of the Company’s

AVERY COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS —(Continued)

customers have experienced lower call record volumes during 2002, and such volume reductions have reduced certain categories of deposits from customers. However, historically, Avery has not historically experienced any material loss of customers in its business in any one year.

Consolidation

The accompanying consolidated financial statements include the accounts of Avery and its wholly owned subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation.

Statement of Cash Flows

For purposes of the statements of cash flows, cash equivalents include time deposits, certificates of deposits, and all highly liquid debt instruments with original maturities of three months or less when purchased.

Property and Equipment

Property and equipment are stated at cost. Depreciation and amortization are provided on the straight-line method over the assets’ estimated useful life of five to seven years. Depreciation and amortization of property and equipment from continuing operations for the years ended December 31, 2002, 2001 and 2000 was $979,397, $869,184 and $598,506, respectively. Maintenance and repairs are charged to operations when incurred. Betterments and renewals are capitalized. During the year ended December 31, 2002, the Company wrote off $329,476 of property and equipment in connection with the relocation of its former Texas operations to California.

Long-Lived Assets

The Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 144 “Accounting for Impairment or Disposal of Long-Lived Assets,” effective January 1, 2002. SFAS No. 144 supersedes SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets to be Disposed of.” Both of these standards require that long-lived asserts and certain intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the net asset exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair valued less costs to sell.

Goodwill

Goodwill results from the difference between the purchase price paid and liabilities assumed by Avery over the estimated fair market value of the assets of HBS and Aelix, including any post-closing increases to goodwill resulting from earn out payments or similar adjustments. Financial Accounting Standard No. 142 “Goodwill and Other Intangible Assets” (“FAS No. 142”) requires that goodwill recorded on acquisitions completed prior to July 1, 2001 be amortized through December 31, 2001. Effective January 1, 2002, goodwill is no longer amortized in periodic equal pre-determined charges, but will instead be tested for impairment as set forth in the statement. The Company adopted FAS No. 142 effective January 1, 2002.

At December 31, 2002 and 2001, goodwill recorded on the Company’s financial statements was $5.6 million. The net effect of not recording amortization of goodwill during 2002 reduced the net loss by $160,000 ($0.15 per share, basic and diluted). Goodwill amortization recorded during the year ended December 31, 2001 and 2000 totaled $244,704 and $251,856, respectively.

AVERY COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS —(Continued)

The Company performed the required transitional and annual impairment tests during 2002 in accordance with the rules contained in SFAS No. 142. In connection with the annual impairment test, the Company obtained an independent valuation. On the basis of the independent valuation and management’s analyses, the Company concluded that its enterprise value was greater than the carrying value and accordingly concluded that there is no impairment of goodwill.

In accordance with the rules contained in SFAS No. 142, the Company intends annually, on a going forward basis, to evaluate goodwill during the fourth quarter of each year and when events and circumstances indicate that goodwill may be impaired. The goodwill impairment review process will rely upon enterprise value methodology. If the fair market value of the business is less than its carrying value, the Company will conduct further valuation analysis to specifically identify and assign the impairment to various asset components. Should impairment be indicated, the impaired amount will be charged to expense.

The following table presents net loss and net loss per share, as adjusted for goodwill amortization recognized in periods prior to the adoption of FAS No. 142:

	2001	2000
	($000, except per share data)
Reported net loss	$(8,630)	$(1,377)
Add: Goodwill amortization, net of taxes	162	166

Adjusted net loss	$(8,468)	$(1,211)

Basic net loss per share:
Reported net loss	$(3.63)	$(1.44)
Goodwill amortization	0.13	0.14

Adjusted net loss	$(3.50)	$(1.30)

Diluted net loss per share:
Reported net loss	$(3.63)	$(0.72)
Goodwill amortization	0.13	0.08

Adjusted net loss	$(3.50)	$(0.64)

Investments in Related Entities

Investments are recorded at the lower of cost or fair value. At December 31, 2002, investments consist of 1,970,000 shares of common stock of Primal Solutions, Inc. The shares were acquired by the Company during 2002 in connection with the surrender of such shares upon the cancellation of subscription notes receivable. The balance at December 31, 2001 consists primarily of shares of common stock of another related entity which was disposed of in 2002.

Purchased Contracts

Purchased contacts reflect value assigned to contracts with customers or suppliers of purchased businesses. Such values are capitalized and amortized straight-line over the contract life, generally three to five years. Amortization of such contracts for the years ended December 31, 2002, 2001 and 2000 was $64,267, $11,771 and $52,017, respectively.

Capitalized Financing Fees

Capitalized financing fees are amortized over the life of the related loans ranging from three to five years.

AVERY COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS —(Continued)

Allowance for Doubtful Accounts

The Company assesses collectibility of receivables on a customer-by-customer basis and establishes appropriate reserves as necessary. This evaluation process includes a review of the volume of call records, per customer, currently being processed by the Company.

Income Taxes

The Company utilizes the asset and liability approach to accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed annually for differences between the financial statements and tax basis of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense or benefit is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

Revenue Recognition

Continuing Operations:

Revenue and Cost Recognition, Billing Services, Intelligent Message Communications and Advance Funding Programs

Billing Services—The Company recognizes billing services revenue when its customers’ records are accepted by the LEC for billing and collection. Bills are generated by the LECs and the collected funds are remitted to the Company, which in turn remits these funds, net of fees and reserves, to its billing customers. These reserves represent cash withheld from customers to satisfy future obligations on behalf of the customer. The obligations consist of local exchange carrier billing fees, bad debts, and sales and excise taxes. The Company records trade accounts receivable and service revenue for fees charged for its billing services. When the Company collects the customers’ receivables from the LECs, the Company’s trade receivables are reduced by the amount corresponding to the Company’s processing fees. The remaining funds are recorded as amounts due to customers and included in Deposits and other payables related to customers in the accompanying balance sheets. The Company also retains a reserve from its customers’ settlement proceeds, calculated to cover amounts that the LECs are unable to collect, including LEC billing fees and sales taxes, and are included in Deposits and other payables related to customers in the accompanying balance sheets.

Advance Funding Programs—The Company offers participation in advance funding to qualifying customers through its advance payment program. Under the terms of the agreements, the Company purchases the customer’s accounts receivable for an amount equal to the face amount of the billing records submitted to the LEC by the Company, less various items including costs and expenses on previous billing records, financing fees, LEC charges, rejects and other similar items. The Company advances 50% to 75% of the purchased amount. The purchased accounts receivable are recorded at the net amount advanced to customers (as Advance payment receivables). Financing charges are assessed until the Company recoups its initial payment. The Company records a 1% initial non-refundable fee as income when funds are advanced to the customer. The Company also records interest income, typically at four percentage points over prime on outstanding advances. There are no substantial costs incurred in factoring a customer’s receivables, and all costs associated with the receivable are recognized as incurred. The receivables are typically repaid in 60 days. The Company believes that three factors reduce the potential exposure to credit losses. First, the Company advances funds against customer receivables at a level which is usually less than 90% of the expected recovery from the billing LEC. Second, payments from a diversified group of telephone end-users are being passed through a LEC, which has historically been an A+ credit risk. Thirdly, the LECs pay the Company directly, so that the Company can deduct any amounts owed it

AVERY COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS —(Continued)

before remitting funds to the customer. In addition, the Company typically withholds a portion of payments received from LECs before remitting the balance due to its customers which minimizes the Company’s exposure to subsequent charges from LECs (see Note 8).

Intelligent Message Communications—The Company recognizes revenue for its intelligent message communications business as services are rendered.

Discontinued Operations:

Software Licenses, Services and Post-Contract Customer Support—Revenues from sales of software licenses, which generally do not contain multiple elements, are recognized upon shipment of the related product if the requirements of AICPA Statement of Position 97-2, as amended, are met. If the requirements of AICPA Statement of Position 97-2, including evidence of an arrangement, client acceptance, a fixed or determinable fee, collectibility or vendor-specific objective evidence about the value of an element are not met at the date of shipment, revenue recognition is deferred until such items are known or resolved. Revenues from service and post-contract customer support is deferred and recognized ratably over the term of the contract.

Software Programming and Customization Services—Revenues are recognized as services are performed under the agreements.

Interest Income

Interest income from advances on receivables is recognized as earned.

Stock Based Compensation

The Company accounts for its stock-based employee compensation plan using the intrinsic value-based method prescribed by Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB No. 25”) and related interpretations. As such, compensation expense is recorded on the date of grant to the extent the current market price of the underlying stock exceeds the exercise price. The Company recorded no compensation expense in 2002 or 2001. If the Company determined compensation based on the fair value at the grant date for the stock options under SFAS No. 123, “Accounting for Stock Based Compensation” (“FAS No. 123”) as amended by SFAS No. 148 “Accounting for Stock-Based Compensation—Transition and Disclosure—an amendment of FASB Statement No. 123,” (“FAS No. 148”) net loss per share would have been increased as indicated below:

	YEAR ENDED DECEMBER 31, 2002	YEAR ENDED DECEMBER 31, 2001	YEAR ENDED DECEMBER 31, 2000
Net loss attributable to common stockholders, as reported	$(6,164,870)	$(4,628,782)	$(1,661,021)
Add: Stock based employee compensation expense (credit) included in reported net loss	—	—	848,288
Deduct: Stock based employee compensation expense determined under fair value based method	—	(112,709)	(1,175,824)

Pro forma net loss attributable to common stockholders	$(6,164,870)	$(4,741,491)	$(1,988,557)

Net loss per share —
Basic as reported	$(5.66)	$(3.63)	$(1.44)

Diluted as reported	$(5.66)	$(3.63)	$(0.72)

Pro forma—Basic	$(5.66)	$(3.72)	$(1.72)

Pro forma—Diluted	$(5.66)	$(3.72)	$(0.97)

AVERY COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS —(Continued)

Compensation cost is reflected over the options’ vesting period of 1 to 4 years.

The Company accounts for common stock issued to non-employees using FAS No. 123, FAS No. 148 and the provisions of Emerging Issues Task Force No. 96-18 (“EITF 96-18”), Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring or in Conjunction with Selling Goods or Services.” All transactions in which goods or services are the consideration received for the issuance of equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is a more reliable measurement. The measurement date of the fair value of the equity instrument issued is the earlier of the date on which the counter party’s performance is complete or the date on which it is probable that performance will occur.

Net Income (Loss) Per Common Share

        Net income (loss) per common share is computed by dividing the net income (loss), decreased or increased, as appropriate, by preferred stock dividends earned of $492,767, $453,715 and $283,783 for the years ended December 31, 2002, 2001 and 2000, respectively, by the weighted average number of shares of common stock outstanding during the respective periods. The effect of the preferred stock dividend on the net loss per common share was $0.45, $0.36 and $0.24 per weighted average common share outstanding for the years ended December 31, 2002, 2001 and 2000, respectively. Additionally, during the year ended December 31, 2001, the net loss was reduced by $4,455,187 which is the difference between the carrying value of series G preferred shares over the fair value of the PSI common stock for which it was exchanged. The effect of this transaction decreased annual net loss per share by $1.30 per weighted average common share. During the years ended December 31, 2002 and 2001, the effect of outstanding warrants and options and convertible securities on the computation of net loss per share was anti-dilutive and, therefore, was not included in the computation of diluted weighted average shares. Total warrants, options and convertible preferred stock that are potentially dilutive total 869,713 equivalent shares at December 31, 2002.

Use of Estimates and Assumptions

Management uses estimates and assumptions in preparing financial statements in accordance with generally accepted accounting principles. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported amounts of revenues and expenses. Actual results could vary from the estimates that were used.

Comprehensive Loss

Comprehensive loss includes net loss and other comprehensive loss which is generally comprised of changes in the fair value of available-for-sale marketable securities, foreign currency translation adjustments and adjustments to recognize additional minimum pension liabilities. For all periods presented, comprehensive loss and net loss are the same amount.

Segment Reporting

SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information,” requires that public companies report operating segments based upon how management allocates resources and assesses performance. Based upon the criteria outlined in SFAS No. 131, the Company is comprised of one reportable segment. As further described in Note 2 the Company acquired the Aelix business in November 2001. During the year ended December 31, 2001 this business was identified as a segment separate from the LEC billing and collection business. Revenues and segment loss totaled $68,553 and $75,701, during the period from acquisition through December 31, 2001. Total assets of the previously reported segment totalled $4,400,162. Management

AVERY COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS —(Continued)

believes that the presentation of one business segment more appropriately reflects the complementary nature of the two businesses and their substantial sharing of resources.

Recently Issued Accounting Principles

Statement of Financial Accounting Standards No. 144.    Effective January 1, 2002, the Company adopted SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” which addresses financial accounting and reporting for impairment or disposal of long-lived assets and supersedes SFAS No. 121. The adoption of this standard had no impact on the Company’s financial condition, cash flows or results of operations.

Statement of Financial Accounting Standards No. 148.    In December 2002, FASB issued SFAS No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure—an amendment of FASB Statement No. 123.” This statement amends methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. This statement is effective for fiscal years ending after December 15, 2002. The Company has adopted the disclosure requirements of SFAS No. 148, and the adoption of this standard has no material effect on its financial condition, cash flows or results of operations.

Fair Value of Financial Instruments

The recorded amounts of financial assets and liabilities at December 31, 2002 and 2001 approximate fair value based on the Company’s current borrowing rate or due to the relatively short period of time between origination of the instruments and their expected realization.

2.    Acquisitions

The OAN Acquisition

On August 3, 2001, the Company, through its wholly owned subsidiary, ACI Billing Services, Inc. (“ACI”), completed the acquisition of certain assets from OAN Services, Inc. (“OAN”). The Company completed the acquisition to increase the volume of call records processed, which is expected to increase revenue and profitability. The results of operations of the acquired business are included in the Company’s results of operations from the date of the acquisition. OAN is located in Northridge, California and was a competitor to the Company’s local exchange carrier billing clearinghouse business, HBS. The net assets purchased and liabilities assumed as of August 3, 2001 are as follows:

Assets
LEC billing and collection fee receivable	$1,343,124
Fixed assets	3,401,388

Total assets	$4,744,512

Liabilities
Accrued LEC billing and collection fees	$2,111,567
Customer bad debt reserves	3,697,938
Customer termination reserves	579,500
Customer cure liability payable directly to customers	1,893,722

Total liabilities	$8,282,727

AVERY COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS —(Continued)

The Company paid $1,615,666 including acquisition costs of $507,000 for the purchased assets and liabilities assumed. The acquisition of the business was accounted for using the purchase method of accounting with revenues and expenses of the business being included in the Company’s operations from the acquisition date.

The purchase contract additionally provides for the acquisition of up to $7.2 million of deposits held by the LECs. The Company plans to consummate the purchase of these deposits for cash when the LECs determine the amounts which can be conveyed to the Company. As of December 31, 2002, the Company had not acquired any deposits because the LECs have not yet determined the amount which can be conveyed to the Company.

At December 31, 2002 and December 31, 2001 the Company has recorded a receivable from OAN in the amount of $5.5 million and $5.4 million, respectively, which is the excess of consideration paid over the actual assets and liabilities transferred to it at the respective dates. The receivable from OAN arose because ACI paid for the acquisition of deposits held by LECs as described above, but these deposits have not yet been conveyed to the Company under the terms of the purchase contract, and because of adjustments to the purchase price of $3.7 million.

At the time of ACI’s purchase of the net assets of OAN, OAN had indicated that the net bad debt reserve held against customers (a liability which was assumed by ACI) was $0.7 million. This amount represents a liability for funds withheld from customers to cover bad debt charges for processed call records. During the third quarter of 2002, the Company determined, with OAN’s cooperation, that the amount withheld from customers to cover future obligations of the customers as of the closing date of the purchase was actually $3.7 million. The Company additionally adjusted post-acquisition bad debt reserves of the acquired business for other transactions statements. Accordingly, the Company increased its reserves and reduced the purchase price payable (or increased the receivable from) to OAN.

The customer cure liability represents estimated amounts payable to customers acquired by the Company in connection with ACI’s purchase of the business assets of OAN. Customers of OAN were promised future payments if they would continue as customers of ACI. The recorded liability is based on the estimated volume of records which the Company expects to process on behalf of each continuing customer. The Company has reflected a portion of this liability as short-term and long-term based on projected volumes in future periods.

Unaudited pro-forma financial information for the years ended December 31, 2001 and 2000, as though the OAN acquisition had occurred on January 1, 2000 is as follows:

	2001	2000
Revenues	$59,014,953	$80,377,238

Net income (loss) from continuing operations	$(3,150,996)	$1,522,135

Net income (loss) per share from continuing operations:
Basic	$(2.83)	$1.07

Diluted	$(2.83)	$0.65

The Aelix Acquisition

On November 20, 2001, the Company completed its acquisition of substantially all of the assets of Aelix, an entity 100% owned by Qorus.com Inc. (“Qorus”). The aggregate purchase price of the assets was approximately

AVERY COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS —(Continued)

$4.2 million. The $4.2 million consideration includes $4,064,000 of advances previously made to Aelix. The net assets acquired were as follows:

Assets
Accounts receivable-trade	$ 84,301
Deposits	68,383
Fixed Assets and software acquired	1,127,773
Goodwill	2,968,839

Total assets	4,249,296

Liabilities
Accrued expenses	68,088

Total purchase price including acquisition costs	$4,181,208

Management of Avery perceived attractive economic potential from the Aelix business. Additionally, the business is expected to provide leverage and support for Avery’s information technology infrastructure. Financial projections support the expectation that Aelix has the ability to generate substantial positive cash flows over time. When the Aelix business was acquired, it was a development stage enterprise and had minimal tangible assets. The purchase price was largely based on the expected future cash flow of the business and accordingly was in excess of the value of tangible assets acquired.

The Company has allocated $900,000 of value to the acquired software.

The Company expects the entire amount of goodwill to be deductible for federal income tax purposes.

Unaudited pro forma financial information for the year ended December 31, 2001 and 2000, as though the Aelix acquisition had occurred on January 1, 2000 is as follows:

	2001	2000
Revenues	$42,413,008	$36,673,755

Net loss from continuing operations	$6,098,682	$4,898,976

Net loss per share from continuing operations:
Basic	$5.14	$4.46

Diluted	$5.14	$2.53

3.    Discontinued Operations

On August 1, 2000, the Board of Directors of Avery approved the distribution of 100% of the common stock of its wholly owned subsidiary, Primal Solutions, Inc. (PSI), to Avery’s security holders.

Under the terms of the distribution agreement with PSI, on February 12, 2001, each common shareholder of the Company received one share of Primal common stock for each share of the Company’s common stock held on that date. In addition, owners of shares of Avery’s Series A, B, C, D or E convertible preferred stock and convertible note received one share of Primal common stock in an amount equal to the “if converted” equivalent number of shares of Avery’s common stock.

AVERY COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS —(Continued)

The exercise and conversion prices of outstanding stock warrants, options and convertible securities were adjusted to reflect the distribution. The value of the PSI stock distributed was determined through an independent valuation of the PSI business. The distribution was a taxable transaction for federal income tax purposes.

The Company accounted for the distribution of PSI at fair value as the distribution was not considered to be pro rata. Accordingly, the Company recorded a charge to operations of $6.2 million representing the difference between the Company’s value of PSI’s net assets of approximately $7.5 million and the estimated fair value of such assets of approximately $1.3 million, Approximately $0.9 million was recorded as a distribution of PSI stock and $0.4 million (representing 32% of PSI’s net assets’ fair value) was recorded as a redemption of the Series G preferred stock. See Note 16.

The financial information contained in these financial statements present PSI as a discontinued operation because of the distribution.

At February 12, 2001, the net current assets (liabilities) and net long-term assets of PSI were as follows:

February 12, 2001
Current assets
Cash	$847,307
Trade accounts receivable	1,971,067
Other current assets	217,799

Total current assets	3,036,173

Current liabilities
Current portion of capital lease obligations	187,615
Current portion of notes payable	448,669
Trade accounts payable	221,321
Accrued liabilities	962,801
Deferred revenue	1,223,338

Total current liabilities	3,043,744

Net current assets of discontinued operations	$(7,571)

Property and equipment
Computer equipment and software	$2,264,531
Furniture and fixtures	115,943
Accumulated depreciation and amortization	(651,711)

Total property and equipment	1,728,763

Other assets and long-term liabilities
Goodwill, net	7,062,004
Capital lease obligations	(75,555)
Notes payable	(1,277,513)
Other, net	56,528

Total other assets, net	5,765,464

Net long-term assets of discontinued operations	$7,494,227

AVERY COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS —(Continued)

The operating results of PSI for the year ended December 31, 2000 and for the period from January 1, 2001 to February 12, 2001 (the date of the distribution) are as follows:

	Period from January 1, 2001 to February 12, 2001	Year Ended December 31, 2000
Operating revenues	$825,417	$9,515,805
Cost of revenues	(598,792)	(4,941,567)

Gross profit	226,625	4,574,238
Selling, general and administrative expenses	(1,221,729)	(9,509,826)

Loss from operations	(995,104)	4,935,588
Other Expense	(15,932)	(194,869)

Loss before income tax provision	(1,011,036)	5,130,457
Income tax benefit	345,000	1,429,970

Net loss	$(666,036)	$(3,700,487

4.    Investments in related entities

During 2002 after the distribution of PSI, Avery acquired 1,970,000 shares of common stock (recorded at $93,172) which was surrendered by various borrowers in 2002 upon the maturity of non-recourse notes issued to the Company.

During 2001 and 2000, the Company invested $1,955,000 ($1,500,000 in 2001 and $495,000 in 2000) in 1,955,000 preferred shares and $4,905 (in 2001) in 490,500 shares of common stock of a company for which Avery’s Chief Executive Officer was also the controlling shareholder and Chief Executive Officer. During 2001, the investment was written off as worthless when the entity ceased operations.

During 2001 and 2000, the Company also invested $30,100 to acquire 3,010,000 common shares in Qorus. Avery’s Chief Executive Officer is the controlling stockholder, chief executive officer and a director of Qorus (also see Note 5). In connection with the purchase of assets from Qorus in November 2001, the Company agreed to pay to Qorus an amount equal to five percent (5%) of the net after-tax income, if any, generated by the acquired intelligent message communications service business for a period of five years following the closing date. Pursuant to an agreement among the parties entered into in March 2002, the parties agreed to eliminate this royalty obligation in exchange for a cash payment in the amount of $100,000, the return of all common shares of Qorus held by Avery or its subsidiaries which at December 31, 2001 is stated in the Company’s financial statements at $30,100, and the cancellation of all unexercised options to purchase common shares of Qorus held by Avery or its subsidiaries. The Company recorded an expense of $130,100 in connection with this transaction,

5.    Notes Receivable due from Related Parties

During prior years, the Company advanced $400,000 to an employee. This non-recourse loan was due December 9, 2001, bore interest at 9% payable monthly, and was secured by Avery and PSI common stock. The Company fully reserved this amount as uncollectible in 2001, based on the excess of the non-recourse loan amount over the collateral value. The non-recourse note was retired in 2002 through the surrender of the collateral underlying the obligation.

During 2001, the Company also loaned $183,272 to employees to fund taxes due on the exercise of certain options. These non-recourse loans bore interest at 6.6%, were due in October 2002 and were secured by Avery

AVERY COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS —(Continued)

and PSI stock. The Company fully reserved this amount as uncollectible in 2001, based on the excess of the non-recourse loan amount over the collateral value. The loans were retired during 2002 through the surrender of the collateral underlying the obligation.

During 2001, the Company also loaned $361,500 to an entity (related to its Chief Executive Officer) in which it owns 1,995,000 preferred shares (see Note 4). This amount was written off as worthless during 2001 when the entity ceased operations.

During 2001, the Company also loaned $2,164,000 to Qorus and one of its 100% owned subsidiaries. These notes comprised a portion of the consideration paid in connection with Avery’s purchase of net assets from Aelix. The notes bore interest with rates varying from 10% to 12%. Avery purchased substantially all of the assets of Qorus in November 2001 (see Note 4).

In connection with the distribution of PSI, the Company advanced certain former PSI stockholders $1,563,500 on July 31, 2000 in exchange for promissory notes. The notes are non-recourse, bear interest at 6.6% per annum and were originally due on July 31, 2002. During the third quarter of 2001, the Company established a reserve of $810,000 against those notes receivable, due to the excess of the amount due over the collateral. In January 2002, notes with a face value of $878,500 were assigned to an unrelated party, and the maturity date of such assigned notes was extended to July 31, 2006. During the second quarter of 2002, the Company added $400,000 to the reserve based upon a further decline in the collateral. On July 31, 2002, notes with a face value of $685,000 (and a net carrying value of $170,000) were cancelled in exchange for surrender of the related collateral of 1,010,367 shares of the Company’s non-dividend bearing Series G preferred stock. At December 31, 2002, the $878,500 of outstanding loans (with a net carrying value of $182,700) were secured by 1,140,126 shares of the Company’s non-dividend bearing Series G preferred stock (which are convertible into 159,076 shares of the Company’s common stock).

6.    Lines of Credit

In December 2001, the Company negotiated an advanced funding program facility and a working capital facility with a financial institution in the amounts of $3,000,000 and $6,000,000, respectively. Interest is payable monthly at the prime rate plus 3% (7.25% at December 31, 2002). The facilities mature in due in December 2004. At December 31, 2002 and 2001, respectively, there was $6.1 million and $2.6 million total outstanding under the advanced funding and working capital facilities. These facilities are secured by substantially all the assets of HBS and ACI. Both agreements contain certain covenants that require the Company to maintain certain financial ratios related to cash collections and working capital as defined in the agreement, limit certain payments and transfers to affiliates and limit additional indebtedness. During 2002, the Company violated the provisions of two of the restrictive covenants. The lender waived such non-compliance. The Chief Executive Officer and a major stockholder guarantee both facilities.

7.    Notes Payable

At December 31, 2002 and 2001, the Company has an unsecured note payable for $680,681 owed to Waterside Capital. The note bears interest at 8%. Interest is payable quarterly. The principal is due on December 31, 2006 (see Note 11).

8.    Concentration of Credit Risk and Significant Customers

During 2002, one customer generated 24% of total revenue and another provided 10%. During 2001, one customer generated 47% of total revenue. During 2000, one customer generated 48% of total revenue and another provided 23%.

AVERY COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS —(Continued)

At December 31, 2002, five customers represented approximately 50% of trade receivables and two customers represented 67% of outstanding advanced payment receivables. At December 31, 2001, eight customers comprised approximately 58% of trade receivables and six customers accounted for approximately 92% of outstanding advanced payment receivables. Credit risk with respect to trade accounts receivable generated through billing services is limited as the Company collects its fees through receipt of all its customers’ cash directly from LECs. The credit risk with respect to the purchase of accounts receivable is reduced as the Company only advances 50% to 75% of the gross accounts receivable purchased. Management evaluates accounts receivable balances on an on-going basis and provides allowances as necessary for amounts estimated to eventually become uncollectible. In the event of complete non-performance of accounts receivable, the maximum exposure to the Company is the recorded amount shown on the balance sheet.

Under its billing contracts with the LECs, the Company is obligated to pay refunds due from its customers to the LECs if they are assessed. Accordingly, to the extent that the Company is unable to recover refunds from its customers and to the extent that it is holding insufficient reserves of its customers to cover these refunds, the Company will be financially responsible for these refunds.

The Company is at risk to the extent that cash held at banks exceeds the Federal Deposit Insurance Corporation insured amounts. Cash in excess of these limits amounted to approximately $3.6 million and $3.7 million at December 31, 2002 and 2001, respectively. The Company minimizes this risk by placing its cash with high credit quality financial institutions.

9.    Preferred Stock and Reverse Split of Common Stock

The Company had seven series of preferred stock outstanding as of December 31, 2002 and 2001, Series A, B, C, D, G, H and I.

The preferred stock Series A, B, C and D contain a conditional mandatory redemption feature and at December 31, 2001 and 2000 are classified as redeemable preferred stock in the accompanying Balance Sheet. Beginning in 1998 and continuing from year to year thereafter, once audited stockholders’ equity increased by $7,000,000, as compared to the December 31, 1996 stockholders’ equity balance of $1,295,437, the Company would redeem the outstanding shares in each series on or before the first September 30 following that audited balance sheet date. Each series has a liquidation preference of $1.00 per share together with all unpaid dividends. Each series also includes a conversion feature. This feature provides for the preferred stockholder to convert their shares into common stock (after giving effect to the 1 for 8 stock split and the PSI distribution) at a revised conversion price as follows: Series A and C $12.00 per share, Series B and E $4.80 per share, and Series D $9.60 per share. The preferred stock Series D contains additional mandatory redemption provisions that are triggered upon the sale of HBS. Series A, B, C and D preferred stock are automatically convertible at the earlier of 1) a vote of 2/3 of the shares of the respective series outstanding, or 2) the closing of an initial public offering of at least $40 per share and at least $7,000,000 in aggregate proceeds.

The preferred stock Series G is participating and convertible. The participating feature entitles the holders to participate, on an “if converted” basis, in any and all dividends paid with respect to the common stock. The Series G conversion price is $7.17. The Series G preferred stock has a liquidation preference of $0.01 per share. The holders of the Series G preferred stock are entitled to one vote for each share of the Company’s common stock into which such holders’ shares of the Series G preferred stock are convertible.

The preferred stock series H and I are convertible and voting. The conversion price of both the Series H and I is $8.00. The voting feature entitles each holder to 0.125 vote per share. Each share has a liquidation preference of $1.00 per share together with all unpaid dividends. Holders of Series H also have the right to elect one member to the Board of Directors of the Company

AVERY COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS —(Continued)

Dividends are payable, as and if declared by the Board of Directors, at an annual rate of $0.10 per share (Series A and D) and $0.12 per share (Series B, C, H and I), all payable quarterly. There is no dividend for Series G.

The Company completed a 1 for 8 reverse stock split to stockholders of record on November 27, 2001. Accordingly, all 2001 and 2000 per share amounts and the weighted average number of shares outstanding during 2001 have been adjusted on a retroactive basis to reflect the split.

10.    Income Taxes.

Income taxes for the years ended December 31, 2002, 2001 and 2000 consists of the following:

	2002	2001	2000
Federal
Current	$(512,481)	$735,226	$1,190,447
Deferred	1,090,690	(455,881)	(130,292)

Total	578,209	279,345	1,060,155

State
Current	51,500	6,747	314,547
Deferred	—	(69,147)	(61,184)

Total		(62,400)	253,363

Income tax expense	$629,709	$216,945	$1,313,518

A reconciliation of the federal income tax provision (benefit) based on the U.S. Corporate income tax rate of 34% for the years ended December 31, 2002, 2001 and 2000 is as follows:

	2002	2001	2000
Income tax provision (benefit) at statutory rate	$(1,714,414)	$(555,226)	$1,236,500
Net operation loss utilized			(57,460)
Other	45,511	(70,429)	—
Change in valuation allowance	2,233,110	—	(199,195)
State income taxes	51,500	(62,400)	167,220
Adjustments to prior year taxes	(408,953)	(205,000)	(218,736)
Discontinued operations	—	345,000	—
Items permanently not deductible for Federal tax purposes	422,955	765,000	385,189

Income tax expense	$629,709	$216,945	$1,313,518

Deferred tax assets and liabilities at December 31, 2002 and 2001 are as follows:

	2002	2001
Current deferred tax asset	$123,596	$1,090,690

Long-term deferred tax asset	2,162,062	—
Long-term deferred tax liability	(52,548)	—

Net long-term asset	2,109,514	—
Less valuation allowance	(2,233,110)	—

Net deferred tax asset	$—	$1,090,690

AVERY COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS —(Continued)

The deferred tax assets and liabilities at December 31, 2002 and 2001 was comprised of the following:

	2002	2001
Provision for doubtful accounts, notes receivable and other	$491,793	$919,538
Accrued bonus and vacation	13,722	185,185
Net operating losses	1,780,143	—
Depreciation and amortization	(52,548)	—
Other, net	—	(14,033)

Total	2,233,110	1,090,690

Less valuation allowance	(2,233,110)	—

Total	$—	$1,090,690

The Company assesses realizability of deferred tax assets based upon the likelihood of earning taxable income in future periods. A majority of the Company’s deferred tax assets relate to items deducted for financial reporting purposes currently but deductible for tax reporting purposes in future periods. At December 31, 2002, based on the uncertainty of generating future taxable income, the Company has recorded a valuation allowance for all of its net deferred tax asset. The Company has a net operating loss totaling approximately $5 million at December 31, 2002 which expire in 2022, if not utilized.

11.    Related Party Transactions

In December 1997, the Company entered into a five-year $350,000 note payable with a company for which its Chief Executive Officer is also a member of the board. The note bore interest at 12%, was convertible to common stock and contained warrants for 175,000 shares of common stock at an exercise price of $1.50 per share. The outstanding note balance at December 31, 2000 was $333,475 and the note was exchanged on December 21, 2001, along with other consideration, for a new $680,681 note. The new note is a five-year $680,681 note payable with a company for which its Chief Executive Officer is also a member of Avery’s board. The note bears interest at 8% and is unsecured. The outstanding note balance at December 31, 2002 and 2001 is $680,681. The note was issued in exchange for the $350,000 note issued in 1997, 54,396 shares of Avery common stock and cancellation of warrants to purchase 5,000 shares of Avery common stock. The estimated amount paid in excess of the fair value of the shares and warrants of $288,299 was capitalized as financing fees.

During December 1998, the Company advanced $400,000 to an HBS employee at 9% interest. During 2001, the Company reserved 100% of the receivable due from the former employee as uncollectible, based on the excess of the amount due under the non-recourse loan over the collateral value.

In October 2000, the Company authorized the exercise of all outstanding options and warrants at $0.50 per underlying share. At the same time, the Company offered to finance the exercise of the options and certain warrants with notes receivable, due in 2002 at 6.6% per annum. As a result of that offer, 764,754 shares of the Company stock were acquired for cash of $387,000 and 1,674,041 shares were acquired by loans from the Company totaling $1,092,000 (which includes $685,118 to officers and directors). The subscriptions receivable amount is presented as a contra to equity in the accompanying financial statements. At December 31, 2002 and 2001, the subscription notes receivable carrying values, net of valuation reserves, net of allowances were $18,843 and $1,078,428, respectively.

The Company invested $1,995,000 to purchase 1,995,000 preferred shares and $4,905 to purchase 490,500 shares of common stock of a company for which Avery’s Chief Executive Officer is also the controlling shareholder and Chief Executive Officer. During 2001, the investment was written off as worthless after the entity ceased operations.

AVERY COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS —(Continued)

The Company also invested $30,100 to acquire 3,010,000 common shares in Qorus, an entity in which Avery’s Chief Executive Officer is the controlling stockholder, chief executive officer and director. The Company also advanced $4,064,000 to Qorus and Aelix, a wholly owned subsidiary of Qorus. These notes were used as consideration in connection with Avery’s purchase of net assets from Aelix. In connection with our purchase of assets from Qorus in November 2001 (which resulted in the formation of our Aelix business), the Company agreed to pay Qorus an amount equal to five percent (5%) of the net after-tax income, if any, generated by the acquired intelligent message communications service business for a period of five years following the closing date. Pursuant to an agreement among the parties entered into in March 2002, Qorus agreed to eliminate this royalty obligation in exchange for the Company’s (i) cash payment in the amount of $100,000, (ii) return of all 3,010,000 common shares of Qorus held by the Company; and (iii) agreement to cancel all unexercised options to purchase 1,066,500 common shares of Qorus at a price of $0.01 per share. During the first quarter of 2002, the Company recorded an expense of $130,100 in connection with this transaction.

On January 3, 2002, the Company advanced the sum of $200,000 to Norlenton Investments, a shareholder of the Company, in exchange for an uncollateralized recourse promissory note. The balance due under the note totalled $200,000 at December 31, 2002. The note bore interest at 6% and called for the repayment of all principal and interest on January 3, 2003. On January 3, 2003, the note was exchanged for a new 6% note totaling $212,000 which matures on January 3, 2005. The note is secured by 38,881 shares of common stock in the Company.

In October 2000, in order to permit its employees to participate in the PSI distribution, the Board of Directors of the Company authorized the Company to accelerate all its outstanding options and to loan its employees, on a secured but non-recourse basis, the amount required to exercise such options, plus an additional amount to offset the tax consequences of such exercises. The loans, which were classified as stock subscriptions receivable, were secured by the stock acquired by the employees upon exercise of their options. At December 31, 2001, the aggregate of subscription notes receivable was $1,078,428. During the second quarter of 2002, the Company established an $800,000 reserve against the subscription notes receivable, based on the excess of the amount owed over the fair market value of the underlying stock. During 2002 the Company received 246,301 shares into treasury in cancellation of substantially all those notes receivable.

In connection with the distribution of PSI, the Company advanced certain former PSI stockholders $1,563,500 on July 31, 2000 in exchange for promissory notes. The notes are non-recourse, bear interest at 6.6% per annum and were originally due on July 31, 2002. During the third quarter of 2001, the Company established a reserve of $810,000 against those notes receivable, due to the excess of the amount due over the stock value. In January 2002, notes with a face value of $878,500 were assigned to an unrelated party, and the maturity date of such assigned notes was extended to July 31, 2006. During the second quarter of 2002, the Company added $400,000 to the reserve based upon a further decline in the stock value. On July 31, 2002, notes with a face value of $685,000 (and a net carrying value of $170,000) were cancelled in exchange for surrender of the related collateral of 1,010,367 shares of the Company’s non-dividend bearing Series G preferred stock. At December 31, 2002, the $878,500 of outstanding loans (with a net carrying value of $182,700) are secured by 1,140,126 shares of the Company’s non-dividend bearing Series G preferred stock (which are convertible into 159,076 shares of the Company’s common stock).

Effective September 4, 2001, Phipps & Company, LLC entered into a consulting agreement with Avery. Norman M. Phipps, a director of Avery, is the sole member of Phipps & Company, LLC Under this consulting agreement, Phipps & Company, LLC serves as an independent contractor. The consulting agreement expired on December 31, 2002, but has been extended on a month-to-month basis. Phipps & Company, LLC receives $20,000 per month during the term of the agreement. In addition, Avery will pay Phipps & Company, LLC an

AVERY COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS —(Continued)

additional, non-accountable expense allowance of $1,000 per month to defray costs of office equipment, rent, secretarial services and other similar expenses. Avery will reimburse Phipps & Company, LLC for all out-of-pocket expenses reasonably incurred by Phipps & Company, LLC, its members, employees, agents and representatives in connection with consulting services, rendered pursuant to the consulting agreement. During 2002, Avery paid Phipps & Company an aggregate of $252,000 pursuant to this consulting agreement.

Effective May 1, 2001, Robert T. Isham, Jr., a director of Avery, entered into a consulting agreement with Avery. Under this consulting agreement, Mr. Isham serves as an independent contractor. The consulting agreement is renewed monthly and may be terminated by either party upon 10 days written notice. Mr. Isham receives $20,000 per month during the term of the agreement. In addition, Avery will reimburse Mr. Isham for all out-of-pocket expenses reasonably incurred by Mr. Isham in connection with consulting services rendered pursuant to the consulting agreement. During 2002, Avery paid Mr. Isham an aggregate of $240,000 pursuant to this consulting agreement.

12.    Stock Options and Warrants

In November 2001, the Company approved a 1 for 8 reverse stock split which became effective December 13, 2001. For the purposes of the financial statements, all outstanding options at January 1, 2001 and all options transactions during 2001 have been re-computed and re-priced in accordance with the reverse stock split.

Effective September 17, 1999, the Board of Directors approved a qualified employee stock option plan for the Company (the “Plan”). Under the Plan, the Company may grant options for up to 1.5 million shares of common stock. The exercise price of each option may not be less than the fair market value of common stock at the date of grant, without approval of the Board of Directors. Options are exercisable according to the terms set out in the option agreement, not to exceed 10 years. At both December 31, 2002 and 2001, there were a total of 4,664 options outstanding under the Plan.

In addition, the Company has issued stock options outside of the Plan to employees, directors and others as compensation for services provided to the Company as well as options that are non-compensatory in nature. The Company did not issue any options to any party in 2002. During 2001, the Company issued 158,750 options as compensation to employees and directors. All options issued during 2001 were issued with exercise prices equal to or greater than market value.

AVERY COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS —(Continued)

A summary of changes in the Company’s compensatory and non-compensatory options follows:

	Compensatory		Non Compensatory		Combined Options
	Options	Weighted Average Exercise Price	Options	Weighted Average Exercise Price
Outstanding at 01/01/00	3,242,777		1,055,150		4,297,927
Granted	665,500	$1.81	29,167	$1.50	694,667
Purchase of option
Exercised	(1,770995)	$1.48	(821,008)	$1.26	(2,591,963)
Forfeited	(369,332)	$1.56	(50,000)		(419,332)

Outstanding at 01/01/01	1,767,990		213,309		1,981,299
Restated for reverse stock split	221,009		26,669		247,678
Granted	158,750	$0.71	5,105	$12.00	163,855
Purchase of option			(5,105)	$12.00	(5,105)
Exercised					—
Forfeited	(167,595)	$15.48	(16,325)	$12.00	(183,920)

Outstanding at 12/31/01	212,164		10,344		222,508
Granted
Purchase of option
Exercised
Forfeited	(37,500)	$12.21	(10,344)	$12.00	(47,844)

Outstanding at 12/31/02	174,664	$1.85	—		174,664

The following table summarizes information about compensatory and non-compensatory options outstanding at December 31, 2002:

	Options Outstanding		Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted Avg. Remaining Contractual Life	Weighted Avg. Exercise Price	Number Exercisable	Weighted Avg. Exercise Price
$0.71	158,750	8.98 years	$ 0.71	158,750	$0.71
$12–$20	15,914	2.5 years	$14.56	15,914	14.56

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model. There were no grants in 2002. The following assumptions were used for grants in 2001; dividend yield at 0%, expected volatility at 176% risk free interest rate of 5.5%, and an expected life of 10 years. The following assumptions were used for grants in 2000: dividend yield of 0%, expected volatility of 119%, risk free interest rate if 6.5%, and an expected life of 1-5 years.

The weighted average fair value per share of compensatory options using the Black-Scholes pricing model issued during 2001 and 2000 was $0.71 and $0.58, respectively.

13.    401(k) Plan

The Company has 401(k) Plans (“Plans”) which cover substantially all of Avery’s employees. The Plans provide for certain matching contributions by Avery. During 2002, 2001 and 2000, $69,347, $18,939 and $28,582, respectively was contributed to the Plans for the benefit of the Company’s employees.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS —(Continued)

14.    Commitments and Contingencies

The Company has entered into various non-cancelable operating leases related to office space and equipment. At December 31, 2002, future minimum lease payments required under the operating leases are as follows:

Year ended December 31,
2003	$426,211
2004	432,212
2005	265,533
2006	72,666
2007 and thereafter	176,928

Total minimum lease payments	$1,373,550

Rent expense for the years ended December 31, 2002, 2001 and 2000 amounted to $622,472, $329,855 and $108,462, respectively.

The Company is obligated to pay minimum usage charges over the lifetime of most LEC billing contracts. Each contract has a minimum usage amount that relates to its customers’ sales volume to be processed through the LEC. The Company does not expect to incur any losses with respect to these minimum usage requirements. The remaining minimum usage for significant contracts at December 31, 2002 is as follows:

	Amount	Expires
Contract 1	$1,440,000	March 31, 2005
Contract 2	450,000	August 31, 2005
Contract 3	390,000	February 28, 2003
Contract 4	288,000	May 11, 2003
Contract 5	200,000	September 23, 2003
Contract 6	144,000	February 23, 2003
Contract 7	144,000	November 9, 2003
Contract 8	132,000	March 31, 2003
Contract 9	132,000	March 31, 2003
Others	1,384,000	2003 – 2005

	$4,704,000

The Company’s guarantee of PSI’s note payable (see note 3), which had an unpaid balance of $1,722,418 as of December 31, 2002, was unaffected by the Company’s distribution of Primal’s common stock to its security holders. The Company continues to guarantee this debt.

The Company files consolidated sales and excise tax returns on behalf of its customers for the various municipal, state and Federal jurisdictions in which its customers do business. The Company relies on monthly tax reports it receives from the LECs in reporting and remitting such taxes. The Company’s customers are contractually obligated to reimburse the Company for any disputes with taxing authorities that may arise from filing the sales and excise tax returns on behalf of their customers. The Company is contingently liable for any such disputes or assessments if its customers are unable or unwilling to honor the contract provisions. There were no such disputes at December 31, 2002 or 2001. The Company is also contingently liable for charge backs from the LECs, to the extent such charge backs exceed customers’ reserves for such charge backs. This contingent liability is increased when the Company discontinues business with a particular customer.

AVERY COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS —(Continued)

On March 9, 2001, our largest customer, which accounted for approximately 24% of the Company’s fee revenue in 2002, filed a voluntary petition for protection under Chapter 11 of the U.S. Bankruptcy Code in connection with the reorganization of its parent company. Through the date of this report, the filing has had no material adverse effect on HBS Billing Services’ business relationship with this customer, and, based upon conversations between the management of the two companies, the Company does not presently anticipate that this filing will materially adversely affect the relationship with this customer in the immediate future.

From time to time, the Company is a party to what it believes are routine litigation and proceedings that may be considered as part of the ordinary course of its business. Currently, the Company is not aware of any current or pending litigation or proceedings that would have a material adverse effect on its business, results of operations or financial condition.

15.    Subscription Notes Receivables

The Company has notes receivable from certain option and warrant holders totaling $0.1 million and $1.3 million (before allowances), at December 31, 2002 and 2001, respectively, in connection with the exercise of their options and warrants. Substantially all of the notes matured in 2002, and all such notes were discharged through the surrender of the shares of Avery and Primal stock which served as collateral for such loans. The non-recourse notes receivable are secured by common stock of Avery and Primal and bear interest at 6.6% per annum. The outstanding notes have been offset against stockholders equity (deficit) in the accompanying balance sheet.

16.    Restatement of the 2001 Financial Statements

The distribution of PSI occurred on February 12, 2001 (see Note 3). At the time of the distribution, the Company accounted for the distribution of PSI as a pro rata distribution which resulted in the net carrying value of PSI’s assets, approximately $7.5 million, being reflected as a distribution within stockholders’ deficit. The Company has revised its accounting treatment of the distribution based on the conclusion that the distribution was not pro rata and accordingly should have been accounted for at fair value.

The fair value of PSI’s net assets at the date of the distribution was $1.3 million, based on an independent appraisal, compared to a carrying value of approximately $7.5 million. The revised accounting treatment resulted in the recognition of a $6.2 million loss in 2001, and such loss is reflected in the restated financial statements for 2001. The restated loss for 2001 was $1.30 per share higher than previously reported.

Additionally, as a result of the distribution not being accounted for as a pro rata distribution, the Company also revised the accounting for the redemption of its Series G preferred stock. Previously, the return of the Series G preferred stock was included at carrying value within stockholders’ deficit. In the restated financial statements, the Series G preferred stock redeemed is recorded at the $0.4 million fair value of the Primal common stock for which it was exchanged. The remaining $0.9 million of fair value of PSI’s net assets was accounted for as a distribution. The revised accounting treatment had no impact on aggregate stockholders’ deficit.

AVERY COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS —(Continued)

The Company’s restated quarterly statement of operations during 2001 to reflect the revised accounting treatment described above is as follows:

	Unaudited Quarterly Financial Data
	Quarter Ended
	(Restated)	(Unchanged)	(Unchanged)	(Unchanged)	Annual
(000)	3/31/01	6/30/01	9/30/01	12/31/01	Total
Revenues	$8,464	$8,136	$12,456	$12,860	$41,916
Cost of revenues	(5,836)	(5,830)	(8,842)	(9,472)	(29,980)

Gross profit	2,628	2,306	3,614	3,388	11,936

Operating expenses	(1,721)	(1,406)	(3,204)	(4,084)	(10,415)

Operating income	907	900	410	(696)	1,521
Other Income (expense), net	3	(23)	(2,999)	(135)	(3,154)
Income tax benefit (expense)	(431)	(303)	623	(106)	(217)
Discontinued operations loss	(666)	—	—	—	(666)
Loss on non pro-rata distribution of Primal Solutions, Inc.	(6,114)	—	—	—	(6,114)

Net loss	$(6,301)	$574	$(1,966)	$(937)	$(8,630)

The restated net loss per weighted average share, attributable to common shareholders for the three months ended March 31, 2001 totalled $1.64, basic and diluted per share. The previously reported loss per share totalled $0.18 basic and $0.27 diluted.

The restated accumulated deficit balance at the end of each quarter during 2001 increased by $6,114,000 with a corresponding decrease in additional paid-in capital.

Schedule II

Avery Communications, Inc.

Supplemental Financial Statement Schedule

Valuation and Qualifying Accounts and Reserves

For the Years Ended December 31, 2000, 2001, and 2002

	Reserve for
	Doubtful Accounts
	2002		2001	2000
Balance, beginning of year	$242,901		$242,901	$188,901
Additions charges to costs and expenses	108,000		—	54,000
Write-off's	(61,754)		—	—

Balance, end of year	$289,147		$242,901	$242,901

	Reserve for
	Doubtful Notes Receivable
	2002		2001	2000
Balance, beginning of year	$1,394,072		$183,272	$—
Additions charges to costs and expenses	1,300,000		1,572,300	183,272
Write-off's	(1,687,962)		(361,500)	—

Balance, end of year	$1,006,110		$1,394,072	$183,272

	Reserve for
	Valuation Allowances—Deferred Taxes
	2002		2001	2000
Balance, beginning of year	—		$—	$—
Additions charges to other	2,233,110	(a)	—	—
Write-offs	—		—	—

Balance, end of year	$2,233,110	(a)	$—	$—

(a)	Recognized as a component of deferred tax assets.

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APPENDIX A

CERTIFICATE OF

AMENDMENT TO THE

CERTIFICATE OF INCORPORATION

OF

AVERY COMMUNICATIONS, INC.

AVERY COMMUNICATIONS, INC. (the “Corporation”) a corporation organized and existing under and by virtue of the Delaware General Corporate Law (“DGCL”) does hereby certify:

FIRST:    That the Board of Directors of the Corporation, by the unanimous written consent of its members, filed with the minutes of the Board, adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of the Corporation:

RESOLVED, that, to effectuate the Reverse Stock Split, Article 4 of the Certificate of Incorporation, as amended and in effect on the date hereof (the “Certificate of Incorporation”), be amended by adding the following paragraphs thereto:

Upon this Certificate of Amendment to the Certificate of Incorporation of the Corporation becoming effective in accordance with the General Corporation Law of the State of Delaware (the “Effective Time”), each five thousand (5,000) shares of Common Stock, par value $.01 per share (“Old Common Stock”), of the Corporation issued and outstanding immediately prior to the Effective Time shall be, without any action of the holder thereof, automatically reclassified as and converted into one (1) share of Common Stock, par value $.01 per share (“New Common Stock”), of the Corporation.

Notwithstanding the immediately preceding paragraph, no fractional shares of New Common Stock shall be issued to the holders of record of Old Common Stock in connection with the foregoing reclassification of shares of Old Common Stock, and no certificates or scrip representing any such fractional shares shall be issued. In lieu of such fraction of a share, and upon surrender of the certificate or certificates representing the Old Common Stock as provided below, any holder of Old Common Stock who would otherwise be entitled to receive a fraction of a share of New Common Stock, after aggregating all fractional shares of New Common Stock to which any such holder would otherwise be entitled, shall be entitled to receive cash in lieu of any fractional shares.

Each stock certificate that, immediately prior to the Effective Time, represented shares of Old Common Stock shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified. A letter of transmittal will provide the means by which each holder of record of a certificate that represented shares of Old Common Stock shall receive, upon surrender of such certificate, a new certificate representing the number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified. Each stockholder who owns fewer than 5,000 shares of record immediately prior to the Effective Time will not have any rights with respect to the New Common Stock and will only have the right to receive cash in lieu of the fractional shares to which the stockholder would otherwise be entitled.

As of the Effective Time, the total number of shares which the Corporation shall have authority to issue is 20,004,000 shares of Capital Stock, which shall be divided into 4,000 shares of New Common Stock, par value $.01 per share, and 20,000,000 shares of Preferred Stock, par value $.01 per share.

SECOND:    That in lieu of a meeting and vote of the stockholders of the Corporation, a majority of the stockholders of the Corporation have given their written consent to said amendment in accordance with the

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provisions of Section 228 of the DGCL, and written notice of the adoption of the amendment has been given as provided in Section 228 of the DGCL to every stockholder entitled to such notice.

THIRD:    That the foregoing amendment of the Certificate of Incorporation was duly adopted in accordance with the provisions of Section 242 of the DGCL.

[Remainder of Page Intentionally Left Blank. Signature Page Follows.]

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed on this              day of             , 2003.

AVERY COMMUNICATIONS, INC.

By:
Thomas C. Ratchford Vice President and Chief Financial Officer

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